As filed with the Securities and Exchange Commission on May 11 , 2009
Registration No. 333-154731

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No.  6 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SINOHUB, INC.
(Exact name of registrant as specified in its charter)
Delaware	5065	87-0438200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
6/F, Building 51, Road 5, Qiongyu Blvd.
Technology Park, Nanshan District
Shenzhen, People’s Republic of China 518057
+86-755-2661-2106
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Henry T. Cochran
6/F, Building 51, Road 5, Qiongyu Blvd.
Technology Park, Nanshan District
Shenzhen, People’s Republic of China 518057
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Gregory L White, Esq.
Mark A. Katzoff, Esq.
Seyfarth Shaw LLP
2 Seaport Lane
Boston, Massachusetts 02210
(617) 946-4800
(617) 946-4801 (fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer box.	☐
Non-accelerated filer	☐	Smaller reporting company	☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, 0.001 par value issuable upon exercise of Class A Warrants	1,101,628		$2.20	$2,423,582	$
Common Stock, 0.001 par value issuable upon exercise of Class B Warrants	1,101,628		2.20	2,423,582
Common Stock, 0.001 par value	5,192,627		2.20	11,423,780
Common Stock, 0.001 par value	10,000	(3)	2.35	23,500

Total	7,405,883			16,294,444		641	(2)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(2)
In connection with the initial filing of the registration statement on October 24, 2008 relating to 7,395,883 shares of the registrant’s common stock, a filing fee of $774 was paid. In connection with the filing of amendment no. 1 to the registration statement on December 17, 2008, an additional 10,000 shares of the registrant’s common stock were added to the registration statement and a filing fee of $1.00 was paid upon the filing of amendment no. 2 to the registration statement on January 20, 2009.

(3)	Added by Amendment No.1 to the Registration Statement

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED ___, 2009

PROSPECTUS

SINOHUB, INC.
 7,405,883 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 7,405,883 shares of common stock, including shares of common stock issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We will receive proceeds from any exercise of outstanding warrants by the selling stockholders if and when those warrants are exercised for cash. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is quoted on the Over-The-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “SIHI.”  The last reported sale price per share of our common stock as reported by the Over-The-Counter Bulletin Board on May 8, 2009, was $2.50.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2009.

You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “SinoHub,” “SIHI,” the “Company,” “we,” “us,” and “our” refer to SinoHub, Inc. and  its subsidiaries, namely SinoHub International, Inc., SinoHub Electronics Shenzhen, Ltd.,  SinoHub Electronics Shanghai, Ltd., SinoHub SCM Shanghai, Ltd., B2B Chips, Limited, SinoHub Technology (Hong Kong) Limited and SinoHub SCM Shenzhen, Ltd.  Note that we refer to SinoHub SCM Shenzhen, Ltd. herein as a “subsidiary” of SinoHub, Inc, because we hold a 100% beneficial interest in it pursuant to a declaration of trust.  As used throughout this prospectus, the term “SinoHub International” refers to our subsidiary SinoHub International, Inc.

Historical share amounts set out in this prospectus have been adjusted to give retroactive effect to a 1-for-3.5 reverse stock split effected on July 18, 2008, and, with respect to the historical share amounts relating to stock initially issued by SinoHub International, the effects of the reverse merger pursuant to which SinoHub International became a subsidiary of the Company and in which the shareholders of SinoHub International received 3.718425 shares of SinoHub common stock for each outstanding share of SinoHub International common stock (which merger is referred to herein as the “Merger” or the “reverse merger”).  Unless otherwise stated herein, all currency amounts have been expressed in United States dollars. In converting amounts from Chinese Renminbi (RMB) to United States dollars we have used an exchange rate of 6.83 RMB per United States dollar, the conversion rate as of April 10, 2009.

OUR COMPANY

SinoHub, Inc. (formerly known as Liberty Alliance, Inc.) is a Delaware corporation, originally incorporated in Utah in 1986, and subsequently merged and reorganized as Liberty Alliance, Inc. in Delaware in 1991.   We have one direct subsidiary, SinoHub International, Inc. (formerly SinoHub, Inc.), a Delaware corporation, and a number of indirect subsidiaries based in the People’s Republic of China (the “PRC” or “China”) and Hong Kong.

The Company’s mailing address and executive offices are located at 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen 518057, People’s Republic of China. The Company’s telephone number, including the International Code and Area Code is +86-755-2661-2106 and its corporate website is www.sinohub.com.

SinoHub is engaged in electronic component sales and electronic component supply chain management (SCM) services. Our electronic component sales include procurement-fulfillment and individually negotiated electronic component sales to manufacturers. We deal only in original parts in original packing and do not alter or modify the parts in any way.  Accordingly, any quality issues with respect to the parts would be the responsibility of the manufacturer of the parts, and we provide no warranties with respect to the components we sell.  Our SCM services include warehousing, logistics and import/export. At present all of our component sales and SCM services occur in the PRC and Hong Kong.

Procurement-fulfillment starts when our manufacturer customer enters their bill of materials including a default supplier and price for each electronic component into our proprietary, SCM online software system named “SinoHub SCM” for a project (for example, to obtain the necessary components for the production of 50,000 mobile phones). SinoHub then tries to find better pricing on each component than the target price set by the customer enabling the Company to make a margin on the purchasing of the components. Then the electronic components are ordered and received in SinoHub’s Hong Kong warehouse. When the bill of materials is complete, the customer can order just-in-time shipping of the components to their factory floor.

Electronic component sales are driven by SinoHub’s in-house sales representatives who find arbitrage opportunities by looking at the pricing in our database of all of the electronic components we have ever imported.   The database contains the price at which the part was imported, the quantities imported and descriptive information regarding the characteristics of the components and is updated in real time.

The Company provides SCM services to electronics manufacturers and component suppliers in the PRC.  Our professional Supply Chain Management platform integrates our SinoHub SCM system, logistics service centers located in key distribution/manufacturing cities in the PRC, and a service team of over 100 employees.

As a seller of electronic components and an electronic component supply chain management service provider, we manage all aspects of the purchase and movement of electronic components from their receipt from suppliers in our Hong Kong warehouse to their import into China and delivery to a manufacturer. We also handle the export of the finished goods when that is required. Roughly seventy percent (70%) of our business with manufacturer customers is related to mobile phones. The components we source in this vertical market change rapidly in line with the rapid change of technology in this industry. This helps our business as more opportunities for price discrepancies occur than in vertical markets, such as refrigerator manufacture, where the same components are used year in and year out.

Each mobile phone built by one of our customers contains between 100 and 200 electronic components that have an aggregate resale value of between $15 and $60. At present, our business mix is weighted toward the lower end of the scale (the high end is “smart” phones) with the average purchase price of the electronic components that go into a phone one of our customers would make being around $25. We have customers who make hundreds of thousands of phones per month. In the past, we have only been able to handle part of their business because of liquidity constraints (our procurement-fulfillment business requires us to have available capital to purchase components for inventory prior to reselling them to customers). However, we are currently seeking to increase our business with several customers who want to give us the opportunity to supply them with components for a larger share of their business.

In the last three years, mobile phone components have accounted for approximately 70% of our business and network equipment components have accounted for approximately 15% of our business. We expect these percentages to grow slightly in 2009 as we focus on these two vertical markets. We believe that approximately 90% of our manufacturer customers in these areas sell their products into the local Chinese market. As a result, we have yet to feel much adverse effect from the global slowdown because demand has remained strong for these products in China. Because sales of mobile phones in the PRC typically spike around Chinese New Year which occurs in either January or February, the fourth calendar quarter is usually our biggest volume quarter. Normally, the first quarter is our weakest quarter because of this long holiday, with the second and third quarters showing consecutive increases. A typical pattern of revenue for our Company would be 15%, 20%, 25% and 40% for the first through fourth quarters, respectively.  2008 proved to be an exception as the third quarter was a robust quarter because of some delayed business coming over from the prior quarter and unusually strong demand.

The only inventory SinoHub carries is electronic components that we are staging for procurement-fulfillment projects. We do not buy components without a corresponding customer order to purchase the components. In 2008, SinoHub had three customers, all in the mobile phone business, who accounted for 12%, 10% and 7% of our revenue, respectively. We expect this concentration to go down as our business expands. We do not have backlog orders, but with the successful completion of each procurement-fulfillment project and component sale, we look for repeat orders from existing customers.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 7,405,883 shares of common stock, including shares of common stock issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding warrants.

Common Stock Offered:
Up to 7,405,883 shares of common stock, including shares of common stock issuable upon the exercise of common stock warrants, of which (i) the Class A warrants are exercisable for an aggregate of 1,101,628 shares, have an initial exercise price equal to $2.15 per share, and expire on September 10, 2011, and (ii) the Class B warrants are exercisable for an aggregate of 1,101,628 shares, have an initial exercise price equal to $3.00 per share, and expire on September 10, 2013.  All warrant exercise prices are subject to weighted average anti-dilution protection with respect to issuances of the Company’s common stock or rights to acquire common stock occurring prior to September 10, 2009 at a price per share less than the exercise price of the warrants and to adjustment in the event of stock splits, combinations or the like of our common stock occurring at any time.  All of the warrants are beneficially owned by accredited investors and the issuance of any shares of common stock to these holders upon the exercise of warrants shall be effected as a private offering in accordance with Section 4(2) of the Securities Act.

Common Stock Outstanding at 3/31/2009:	24,580,798

Use of Proceeds:
We will not receive any proceeds from the sale of the 7,405,883 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we may receive up to an aggregate of approximately $5.7 million from the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding Class A and Class B warrants, assuming all warrants are exercised for cash. Any net proceeds we receive from the selling stockholders through the exercise of warrants will be used for general corporate purposes.

OTC Bulletin Board Symbol:	SIHI

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Related To Our Business

The industry in which we have chosen to concentrate our sales efforts is fast moving and our customers may not be successful in growing in pace with the industry.

We have chosen to concentrate our sales efforts in the fast moving mobile phone business, where the life cycles of new products can be relatively short, and our available capital limits the number of new customers we can handle at any given time. We expect that the pool of our potential customers will substantially shrink over the next few years as a result of consolidation or business failures within the industries we serve, which places a premium on selecting customers whose growth keeps pace with this dynamic market, whether as a result of manufacturing products for which there is greater demand, strong capitalization or otherwise.  In addition, given our limited resources to evaluate new customers, if we ultimately select new customers who are less successful, it will provide a smaller return on our efforts than if we can select and retain more successful customers.  Despite our requirement of non-cancelable purchase orders from our customers and our efforts to investigate the credit histories of our customers, there is no guarantee that all our customers will be able to pay for all of the goods they order.

Our management and two significant shareholders collectively own a majority of our common stock.

Collectively, our officers, directors and two significant shareholders own or exercise voting and investment control over approximately 57% of our outstanding common stock. As a result, investors may be prevented from affecting matters involving the company, including:

• the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

• any determinations with respect to mergers or other business combinations;

• our acquisition or disposition of assets; and

• our corporate financing activities.

Furthermore, this concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in a company that is controlled by a small number of stockholders.

Changes in governmental regulations affecting the export of electronics from China may hurt our business.

While we believe that our manufacturer customers sell approximately 90% of their products in the Chinese market, to the limited extent the Company’s manufacturer customers sell overseas, factors which adversely affect export of electronic products from China may materially and adversely affect our business, financial condition, results of operations and business prospects, including regulatory restrictions, trade disputes, industry-specific quotas, tariffs, non-tariff barriers and taxes that may result in limiting exports from China.

Our business is sensitive to general economic conditions.

As the vast majority of our sales are to manufacturers and design firms in China which in turn causes the end products to be distributed to consumers in China, our business could be adversely affected if there were to be a slowdown in the consumer demand in China for products incorporating the components we sell or we process for our supplier customers.  Our business may also be negatively affected by rising labor and material costs in China and, to the limited extent the Company’s manufacturer customers sell overseas, by a downturn in general economic conditions in major importing countries and regions.

Negative perception or publicity of Chinese products may hurt our business.

Any negative perception or publicity of Chinese electronic products may cause a decline in demand for Chinese electronic products and in turn negatively affect our sales and revenue.

SinoHub envisions a period of rapid growth that may impose a significant burden on its administrative and operational resources which if not effectively managed, could impair its growth.

SinoHub’s strategy envisions a period of rapid growth that may impose a significant burden on its administrative and operational resources. The growth of SinoHub’s business will require significant investments of capital and management’s close attention. SinoHub’s ability to effectively manage its growth will require it to substantially expand the capabilities of its administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel.  If SinoHub is unable to successfully manage its growth, SinoHub may be unable to achieve its goals.

SinoHub may not be able to raise the additional capital necessary to execute its business strategy, which could result in the curtailment of SinoHub’s operations.

On September 10, 2008, the Company sold 4,406,533 shares of common stock and warrants to purchase an aggregate of 2,203,256 shares of common stock to certain accredited investors in a private offering, which resulted in aggregate gross proceeds to the Company of $7,491,110.  Nevertheless, SinoHub will need to raise substantial additional funds to fully fund its existing operations and for development, component purchases and expansion of its business.  An increasingly large proportion of the Company’s business (currently approximately 43%) is procurement-fulfillment which requires the Company to have available capital to purchase components for inventory prior to reselling them to customers.  A lack of sufficient capital beyond cash on hand and funds available under the Company’s credit facilities significantly impairs the Company’s ability to take on new customers and the size of the orders the Company can take from existing customers.  SinoHub has no current arrangements with respect to sources of additional financing and the needed additional financing may not be available on commercially reasonable terms, on a timely basis, or at all. The inability to obtain additional financing, when needed, would have a negative effect on SinoHub, including possibly requiring it to curtail operations. If any future financing involves the sale of the equity securities of SinoHub, the shares of common stock held by its stockholders could be substantially diluted. If SinoHub borrows money or issues debt securities, it will be subject to the risks associated with indebtedness, including the risk that interest rates may fluctuate and the possibility that it may not be able to repay principal and interest on the indebtedness when due.

Insufficient funds would prevent SinoHub from implementing its business plan and would require it to delay, scale back, or curtail certain of its growth plans.

The competitive pressures the Company faces could have a material adverse affect on the Company’s business.

The market for the Company’s products and services is very competitive and subject to rapid technological change. Not only does the Company compete with in-house service teams and other third-party logistics providers, it also competes for customers with distributors and with many of its own suppliers.  The Company’s failure to maintain and enhance its competitive position could adversely affect its business and prospects. Furthermore, the Company’s efforts to compete in the marketplace could cause deterioration of gross profit margins and, thus, overall profitability. The sizes of the Company’s competitors vary across market sectors, as do the resources the Company has allocated to the sectors in which it does business. Therefore, some of the competitors may have a more extensive customer base than the Company has in all or some of its market sectors or greater resources and funding to capture clients in such sectors.

Unexpected order cancellations by our customers could materially adversely affect our business, results of operations, financial condition or liquidity.

Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term contracts with our customers.  While we try to limit the risk of non-payment by providing that customer orders for procurement-fulfillment projects and purchase orders for component purchases are non-cancelable, and by making almost all of our spot component sales on a COD basis, we do provide our customers with payment terms on component sales that occur in connection with procurement-fulfillment projects.  While we generally collect a deposit of 15-20% on each procurement-fulfillment project, deal only in standard components, and limit the size of each order, we cannot be certain that every invoice for a completed order will be paid on time and that collection issues will not materially adversely affect our business, results of operations, financial condition or liquidity.

SinoHub generally does not have long-term contracts with its significant customers.

We generally do not have long-term contracts with our customers.  In 2008, SinoHub had three customers, all in the mobile phone business, who accounted for 12%, 10% and 7% of our revenue, respectively.  While we expect this concentration to go down as our business expands, if the concentration remains and we are not able to secure further business from these customers or are unable to replace the business provided by these customers, it may have a material adverse affect on our business, results of operations, financial condition or liquidity.

SinoHub will be required to hire and retain skilled technical and managerial personnel.

SinoHub’s continued success depends in large part on its ability to attract, train, motivate and retain qualified management and highly-skilled employees, particularly managerial, technical, sales, and marketing personnel, technicians, and other critical personnel. Any failure to attract and retain the required highly-trained managerial and technical personnel who are integral to production and development and technical support teams may have a negative impact on the operation of SinoHub’s plants, which would have a negative impact on revenues. There can be no assurance that SinoHub will be able to attract and retain skilled persons and the loss of skilled technical personnel would adversely affect its business.

SinoHub is dependent upon its officers for management and direction and the loss of any of these persons could adversely affect its operations and results.

SinoHub is dependent upon its officers for implementation of its proposed expansion strategy and execution of its business plan. The loss of any of its officers could have a material adverse effect upon its results of operations and financial position. SinoHub does not maintain “key person” life insurance for any of its officers. The loss of any of its officers could delay or prevent the achievement of its business objectives.

We may incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission, or the Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Compliance with Section 404 of the Sarbanes-Oxley Act on a timely basis may strain SinoHub’s limited financial and management resources, negatively affect its operating results, and cause SinoHub to fail to meet its reporting obligations.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act, adopted rules generally requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual report on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, commencing with our annual report for the fiscal year ending December 31, 2009 (unless such date is extended by the SEC) our independent registered accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting.

SinoHub is developing and is implementing a Section 404 plan.  Before its reverse merger, the Company was a shell and had virtually no financial staff and its controls over financial reporting were ineffective. Before, during and after the reverse merger, SinoHub staff have been using controls with respect to the core business.  SinoHub’s auditors have conferred with the Company and discussed their requirements.  The officers of SinoHub are aware of the requirement for internal controls and believe that the internal controls SinoHub has in place are effective.  SinoHub will continue to endeavor to improve its control environment as it adds staff and grows the company, and SinoHub believes that it will be able to meet the requirements of Section 404 of the Sarbanes-Oxley Act on a timely basis.

However, SinoHub may need to hire and/or engage additional personnel and incur incremental costs in order to complete and manage the work required by Section 404 of the Sarbanes-Oxley Act. SinoHub may not be able to completely implement its Section 404 plan on a timely basis. Additionally, upon completion of the implementation of its Section 404 plan, SinoHub may not be able to conclude that its internal controls are effective, or in the event that it concludes that its internal controls are effective, SinoHub’s independent accountants may disagree with its assessment and may issue a report that is qualified. The financial and management resources required to implement and comply with Section 404 of the Sarbanes-Oxley Act, and any failure to implement required new or improved controls or difficulties encountered in their management and implementation, could negatively affect SinoHub’s operating results or cause it to fail to meet its reporting obligations.

Risks Related to Conducting Business in the People’s Republic of China

SinoHub’s Chinese operations subject it to certain risks inherent in conducting business operations in China, including political instability and foreign government regulation, which could significantly impact its ability to operate in such countries and impact its results of operations.

SinoHub conducts substantially all of its business in China.  SinoHub’s Chinese operations are, and will be, subject to risks generally associated with conducting businesses in foreign countries, such as:

·	any general economic downturn in China which effects consumer demand for the components we process and sell;
·	changes in applicable laws and regulations– for example, Customs regulations in China are quite complicated and are subject to change;
·	challenges to, or failure of, title – should the Company purchase facilities, it is more difficult in China to perfect clear title than it is in the United States and this represents a potential risk;
·
changes in foreign economic and political conditions – to the limited extent that the Company’s manufacturer customers sell overseas, economic downturns and political instability outside of China is bad for our business. Also, since China is an export driven economy, economic downturns overseas are bad for China generally and this will have some affect on our manufacturer customers which make products for the local Chinese market;

·	export and import restrictions – as noted above, Customs regulations change frequently and such changes could have negative affects on our business;
·
tariffs, Customs, duties and other trade barriers– VAT and Customs Duty make electronic components more expensive in China (85% are imported), which makes products such as mobile phones, components of which are core to the Company’s business, more expensive in China;

·
difficulties in staffing and managing foreign operations– the number of qualified managers in China is much less than the need, therefore it is hard for the Company to hire highly qualified managers; and

·
difficulties in enforcing agreements - China’s legal system is not as fully developed as the legal system in the United States, which means there is more risk that the Company could have difficulty enforcing  agreements.

To the extent that the Chinese government may in the future to require local ownership of companies to perform certain activities, the Company’s ownership structure may not permit it to accomplish all of its business objectives in China. Foreign governments also may impose additional taxes and/or royalties on our business, which would adversely affect SinoHub’s profitability. Internal unrest, acts of violence or strained relations between a foreign government and SinoHub or other governments may adversely affect its operations. These developments may, at times, significantly affect SinoHub’s results of operations, and must be carefully considered by its management when evaluating the level of current and future activity in such countries.

SinoHub holds a beneficial ownership interest in SinoHub SCM Shenzhen, Ltd. through a trust to fully comply with PRC rules and regulations. However, such arrangements may be adjudicated by relevant PRC government agencies as not being in compliance with PRC governmental regulations on foreign investment in Chinese companies and such structures may limit our control with respect to such entities.

Over 70% of the electronic components that we sell are imported into China by SinoHub SCM Shenzhen, Ltd. (“SinoHub SCM SZ”), a PRC corporation organized by our wholly-owned subsidiary SinoHub Electronics Shenzhen, Ltd., also a PRC corporation (“SinoHub Electronics SZ”).  In September 2008, SinoHub SCM SZ attained Client Coordinator Enterprise Coordinator status with the Customs authorities at the Huanggang border crossing with Hong Kong.  As a Client Coordinator Enterprise, SinoHub SCM SZ is able to achieve expedited Customs clearance of its goods that it is importing into China and may defer the payment of Value Added Tax and Customs Duty for two weeks.  In April 2009, SinoHub SCM SZ was approved as an AA Customs High Credit Enterprise by the General Administration of Customs of the People's Republic of China. AA Customs High Credit Enterprise status is the highest status level that may be attained by importers.  Recognized in all of China’s customs ports, AA Customs High Credit Enterprises are given priority, expedited customs clearance, including exemption from customs examinations and processing by dedicated customs personnel.

The success of our current import operations in China is based in part upon SinoHub SCM SZ’s statuses as a Client Coordinator Enterprise and as an AA Customs High Credit Enterprise.  If SinoHub SCM SZ were to lose either status for any reason, such loss of status could result in disruption of our business, diversion of management attention and the incurrence of substantial costs, and could have a material adverse effect on our results of operations and financial condition.  A future change in Chinese law, such as the elimination of Value Added Tax, that impacted the benefits of our Client Coordinator Enterprise or AA Customs High Credit Enterprise status by removing our competitive advantage of the deferral in the payment of the tax we receive from such Client Coordinator Enterprise status or the expedited processing permitted by our AA Customs High Credit Enterprise status, could have a similar material adverse effect on our results of operations and financial condition.

In order to take advantage of favorable treatment available to enterprises whose registered owners are PRC citizens under certain PRC import/export regulations, on January 30, 2008 SinoHub Electronics SZ entered into a declaration of trust with Ms. Hantao Cui, a citizen of the PRC, a shareholder of the Company and the spouse of our President Lei Xia, as trustee (the “Trustee”), which provided for the registration of all of the ownership interests of SinoHub SCM SZ in the name of the Trustee and the retention of all of the beneficial ownership interests in SinoHub SCM SZ by SinoHub Electronics SZ.  SinoHub Electronics SZ, as sole beneficial owner of SinoHub SCM SZ, retained all rights, title and interests in SinoHub SCM SZ, and the Trustee may only exercise those rights with respect to SinoHub SCM SZ that are expressly conveyed to the Trustee in the declaration of trust.  The declaration of trust did not convey to the Trustee any authority to encumber the ownership interests in SinoHub SCM SZ.  In general, the Trustee may not undertake any actions under the declaration of trust with respect to SinoHub SCM SZ unless it first receives instructions from SinoHub Electronics SZ, and the Trustee has agreed to, among other things, (i) vote its interests in SinoHub SCM SZ as directed by SinoHub Electronics SZ, and (ii) deliver all payments, distributions and other economic benefits received with respect to its interest in SinoHub SCM SZ to SinoHub Electronics SZ.  SinoHub Electronics SZ may also direct the Trustee to transfer the shares of SinoHub SCM SZ and may replace the Trustee at any time.  To the extent that the Trustee declines to honor the instructions of SinoHub Electronics SZ or portions of the Declaration of Trust are held to be ambiguous or otherwise unenforceable, it may become more difficult or expensive for SinoHub Electronics SZ to enforce its rights as the beneficial owner of SinoHub SCM SZ

We believe that our operations in China through and by SinoHub Electronics SZ and SinoHub SCM SZ are valid under current PRC laws and regulations.  However, many PRC import/export laws and regulations are relatively new and as the PRC legal system continues to rapidly evolve, the interpretations of many PRC laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, the preemption of local regulations by national laws, or the overruling of local government’s decisions by the superior, national government.  If we are required to restructure our operations to comply with new PRC laws or regulations, there can be no assurance that SinoHub SCM SZ would be able to preserve its status as a Client Coordinator Enterprise.  Although the declaration of trust agreement between SinoHub Electronics SZ and the Trustee allows SinoHub Electronics SZ to purchase SinoHub SCM SZ at any time, there can be no assurance that such acquisition also would not result in the loss of SinoHub SCM SZ’s Enterprise Coordinator status or its AA Customs High Credit Enterprise status.

China’s economic policies could affect our business.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and Chinese Renminbi (RMB) and between those currencies and other currencies in which our sales may be denominated, because substantially all of our earnings and cash assets are denominated in RMB.  In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Although we have no current intention to pay any dividends in the foreseeable future, fluctuations in the exchange rate would also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, all of the components we sell to our Chinese customers are imported.  In the event that the U.S. dollar appreciates against RMB, our costs will increase.  If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will be adversely affected.

We may be restricted from exchanging RMB to other currencies in a timely manner.

At the present time the RMB is not an exchangeable currency. The Company receives nearly all of its revenue in RMB, which may need to be exchanged to other currencies, primarily U.S. dollars, and remitted outside of the PRC. Effective from July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises, including Sino-foreign joint ventures, are no longer subject to the approval of State Administration of Foreign Exchange, or SAFE, but need only a ministerial review, according to the foreign exchange regulations. Current account items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint venture parties also are considered a current account transaction. Other non-current account items, known as capital account items, remain subject to SAFE approval. Under current regulations, the Company can obtain foreign currency in exchange for RMB from swap centers authorized by the government. The Company does not anticipate problems in obtaining foreign currency to satisfy its requirements; however, there is no assurance that foreign currency shortages or changes in currency exchange laws and regulations by the PRC government will not restrict the Company from exchanging RMB in a timely manner. If such shortages or changes in laws and regulations occur, the Company may accept RMB, which can be held or reinvested in other projects.

Our subsidiaries and affiliated Chinese entities in China are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

SinoHub’s operating subsidiaries in China generate substantially all of the company’s consolidated revenues.  To repatriate the cash generated to the US-based parent, these subsidiaries would need to declare a dividend or make some other type of payment to the US-based parent.  Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiaries in China are required to set aside at least 10% of our annual after-tax profits determined in accordance with PRC GAAP in a statutory general reserve fund until the amount in such fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Further, if our subsidiaries and affiliated Chinese entities in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

We may face obstacles from the communist system in The People's Republic of China.

Foreign companies conducting operations in The People’s Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the People's Republic of China.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Because our assets and operations are located in China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

We are a holding company, and all of our assets are located in the People’s Republic of China. In addition, some of our directors and officers are non-residents of the United States and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the People’s Republic of China would enforce:

·	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

·
In original actions brought in the Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

The PRC legal system embodies uncertainties, which could limit law enforcement availability.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since 1979 has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

Risks Related to Ownership of SinoHub Common Stock

There can be no assurance that a liquid public market for our common stock will exist in the future.

Although our common stock is eligible for quotation on the OTC Bulletin Board, very few shares trade on a regular basis and there may not be a significant market in our common stock in the future. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. There can be no assurance that a regular and established market will be developed and maintained for our common stock. There can also be no assurance as to the strength or liquidity of any market for our common stock or the prices at which holders may be able to sell their shares.

It is likely that there will be significant volatility in the trading price.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations that have not necessarily been related to the operations, performance, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If our business development plans are successful, we may require additional equity financing to continue our growth and our success in raising additional equity capital could be affected by such volatility.  Market prices for our common stock will be influenced by many factors and can be expected to be subject to significant fluctuations in response to variations in our operating results and other factors. Our stock price will also be affected by the trading price of the stock of our competitors, investor perceptions of SinoHub, interest rates, general economic conditions and those specific to our industry, developments with regard to SinoHub’s operations and activities, our future financial condition, and changes in our management.

Our shares of common stock are currently subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The trading price of the common stock has remained been below $5.00. Since our common stock trades below $5.00 per share, trading in the common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related to any trades involving a “penny stock” (defined generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions).  These rules impose additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). These rules require additional disclosure by broker-dealers in connection with any trades involving a “penny stock” and a two business day “cooling off period” before brokers and dealers can effect transactions in penny stocks. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. These, and the other burdens imposed upon broker-dealers by the penny stock requirements, could discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell it.

We do not intend to pay dividends.

We have not paid any cash dividends on any of our securities since inception and we do not anticipate paying any cash dividends on any of our securities in the foreseeable future.

Future sales of our securities, or the perception in the markets that these sales may occur, could depress our stock price.

As of March 31, 2009, we had issued and outstanding approximately (i) 24,580,798 shares of common stock, warrants for 2,511,712 shares of common stock and options exercisable for 622,866 shares of common stock.  These securities will be eligible for public sale only if registered under the Securities Act or if the stockholder qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, or other applicable exemption.  We believe that our stockholders will not be entitled to sell our shares pursuant to Rule 144 until March 30, 2010.  In addition to the restrictions on resale imposed by the securities laws, a number of our outstanding shares are subject to contractual restrictions on resale.  An aggregate of 398,094 shares of SinoHub subject to Lock-Up Agreements entered into among such holders and SinoHub in connection with the Merger have lock-up restrictions that will expire on May 14, 2009 (provided that the restrictions do not apply to resale of the covered shares pursuant to this prospectus, and all of such shares are being registered for resale under this prospectus).   An additional 2,100 shares of SinoHub subject to Lock-Up Agreements entered into among the holders of such shares and SinoHub in connection with the issuance of an aggregate of 1,900 shares of common stock to such holders to enable them to own a round lot of shares of SinoHub have lock-up restrictions that will expire on July 18, 2009, and a further 6,078,827 shares owned by our President and by our CEO in the aggregate subject to Lock-Up Agreements between the President and CEO and the placement agent for our September 2008 private placement have lock-up restrictions that will expire on the first anniversary of the date of this prospectus.  The holders of an aggregate of 7,352,750 shares of SinoHub common stock issued in respect of SinoHub International’s Series A, B and C Convertible Preferred Stock in connection with the reverse merger were entitled to piggy back and demand registration rights with respect to the shares of SinoHub International common stock into which such preferred stock was convertible pursuant to the terms of certain Stock Purchase Agreements entered into among SinoHub International and such holders.   We have entered into an agreement with such holders to provide them with demand and piggyback registration rights with respect to the 7,352,750 shares of SinoHub common stock that such holders received in the Merger on the condition that such rights will not be exercisable for a period of 180 days following the date of this prospectus.  An aggregate of 5,202,627 shares of outstanding common stock and 2,203,256 shares of common stock issuable upon exercise of outstanding warrants are being registered for resale in this prospectus.  The market price of our capital stock could drop significantly if the holders of the shares being registered hereunder sell them or are perceived by the market as intending to sell them. Moreover, to the extent that additional shares of our outstanding stock are registered, or otherwise become eligible for resale, and are sold, or the holders of such shares are perceived as intended to sell them, this could further depress the market price of our common stock.  These factors could also make it more difficult for us to raise capital or make acquisitions through the issuance of additional shares of our common stock or other equity securities.

The ability of the Board of Directors of SinoHub to issue “blank check” preferred stock and any anti-takeover provisions we adopt may depress the value of our Common Stock.

The authorized capital of SinoHub includes shares of “blank check” preferred stock.  The SinoHub Board has the power to issue any or all of the authorized but unissued shares of its preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval.  They may, in the future, adopt anti-takeover measures.  The authority of the SinoHub Board of Directors to issue “blank check” preferred stock and any future anti-takeover measures it may adopt may in certain circumstances delay, deter or prevent takeover attempts and other changes in control of SinoHub not approved by its Board of Directors.  As a result, SinoHub stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price of the Common Stock and the voting and other rights of its stockholders may also be affected.

The issuance of certain of securities may not have been made in compliance with the federal and state securities laws, which exposes us to potential liabilities, including potential rescission rights.

Between August 6, 2008 and November 19, 2008, we issued an aggregate of 1,900 shares of the Company’s common stock to odd lot holders for no cash consideration in order to bring their holdings up to round lots pursuant to an offer made to all such odd lot holders.  Such holders were required to sign a lock-up agreement with respect to such shares. On December 16, 2008, the Company issued 22,200 shares of common stock for services to 14 employees at fair value of $50,000 pursuant to the Company’s 2008 Stock Plan.  Between October 29, 2008 and January 26, 2009 certain employees exercised their stock options to purchase an aggregate of 149,975 shares of common stock for an aggregate exercise price of $19,800. These offerings were not registered under the Securities Act of 1933 or applicable state securities laws, and it is possible that there were not available exemptions from registration under such laws applicable to these offerings.

If any of these offerings did not qualify for such exemption, an investor in such offering would have the right to rescind its purchase of the securities if it so desired. Generally the remedy for rescission is the return of the original purchase price plus interest from the date of the sale.  Given the nature of the deemed consideration for certain of the issuances in question, it is unclear what the remedy would be for such issuances, although with respect to the shares issued to odd lot holders, any remedy would likely include termination of the lock-up agreement.  It is possible that if an investor should seek rescission, such investor would succeed or that we would settle such claims to avoid the cost of litigation. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. Given the aggregate amount of shares issued we do not believe that if all of the affected shareholders elect rescission that it would have a material impact on the Company, However, we may also become subject to fines and penalties that could be imposed by the SEC and state securities agencies, which could be significant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms.  These statements involve risks known to us, significant uncertainties, and other factors, many of which we cannot predict with accuracy and some of which we might not even anticipate, which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Among the factors about which we have made assumptions are:

•	our views on the potential growth of the mobile telephone and network equipment markets in China;
•	our ability to overcome competition from other suppliers;
•	any increase in the cost of component parts that we supply or increases in operating costs which cannot be passed on to our customers;
•	the availability of financing on attractive terms or at all, which may adversely impact our growth plans or increase our future interest expense;
•	changes in interest rate levels and volatility in securities markets;
•
the retention of import/export licenses and SinoHub SCM SZ’s Client Coordinator Enterprise Coordinator status with the Huanggang Customs authority and AA Customs High Credit Enterprise status with the Chinese General Administration of Customs;

•	economic, political, regulatory, legal and foreign exchange risks associated with our operations;

•	changes in governmental regulation, tax rates and similar matters;

•	retention of key members of our senior management; and

•	the abatement of the current global economic crisis over time.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.  For further information on factors which could impact us and the statements contained herein, see the “Risk Factors” beginning on page 4 of this prospectus. We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. However, we may receive up to an aggregate of approximately $5.7 million from the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding Class A and Class B warrants, assuming all warrants are exercised for cash.

We anticipate that any net proceeds from the sale of stock we sell to the selling stockholders upon exercise of outstanding warrants will be used for general corporate purposes. Such general purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

SIHI common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol “SIHI” Presented below is the high and low closing bid information of SinoHub’s common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. No bid quotations were available for any of the quarterly periods for the year ended December 31, 2007.  All quotations prior to July 18, 2008 were under the name of the Company’s predecessor, Liberty Alliance, Inc., under the symbol “LBTI.”

	SinoHub COMMON STOCK
	HIGH	LOW
FISCAL YEAR ENDING DECEMBER 31, 2009
First Quarter	$2.50	$2.15

	HIGH	LOW
FISCAL YEAR ENDING DECEMBER 31, 2008:
Fourth Quarter	$2.74	$1.02
Third Quarter	$3.15	$2.50
Second Quarter	$3.15	$2.80
First Quarter	$ N/A	$ N/A

Our common shares are issued in registered form. The registrar and transfer agent for our shares is:

Interwest Transfer Co. Inc.
1981 Murray Holladay Road, Suite 100
Salt Lake City, UT  84117
Telephone: 801-272-9294
Facsimile: 801-277-3147

Securities authorized for issuance under equity compensation plans

The Board of Directors of the Company has approved the SinoHub, Inc. 2008 Stock Plan and has reserved 3,000,000 shares for issuance under the Plan.  The Company intends to present the plan to its stockholders for approval at the next annual meeting of stockholders.  There are currently options to purchase an aggregate of 294,024 shares of common stock outstanding under the Plan.  In connection with the reverse merger, the Company also assumed options to purchase an aggregate of 489,451 shares of common stock previously issued under SinoHub International’s 2000 Stock Incentive Plan, of which options to purchase an aggregate of 328,842 shares of common stock are currently outstanding and no other securities are authorized for issuance under the 2000 Plan.

Holders

As of March 31, 2009, there were approximately 646 holders of record of our common stock.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with our audited historical consolidated financial statements, which are included elsewhere in this Prospectus. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. Actual results could differ materially because of the factors discussed in “Risk Factors” above and elsewhere in this Prospectus, and other factors that we may not know. All amounts are expressed in United States dollars.

OVERVIEW
Our Business

SinoHub, Inc. (the “Company”) is engaged in electronic component sales and electronic component supply chain management (SCM) services. Our electronic component sales include procurement-fulfillment and individually negotiated electronic component sales to manufacturers. We deal only in original parts in original packing and do not alter or modify the parts in any way.  Accordingly, any quality issues with respect to the parts would be the responsibility of the manufacturer of the parts, and we provide no warranties with respect to the components we sell.  Our SCM services include warehousing, logistics and import/export. At present all of our component sales and SCM services occur in the PRC and Hong Kong.

Procurement-fulfillment starts when our manufacturer customer enters their bill of materials including default supplier and price for each electronic component into our proprietary, SCM online software system named “SinoHub SCM” for a project (for example, the production of 50,000 mobile phones). SinoHub then tries to find better pricing on each component than the target price set by the customer enabling the Company to make a margin on the purchasing of the components. Then the electronic components are ordered and received in SinoHub’s Hong Kong warehouse. When the bill of materials is complete, the customer can order just-in-time shipping of the components to their factory floor.

Electronic component sales are driven by SinoHub’s in-house sales representatives who find arbitrage opportunities by looking at the pricing in our database of all of the electronic components we have ever imported.  The database contains the price at which the part was imported, the quantities imported and descriptive information regarding the characteristics of the components and is updated in real time.

The Company provides SCM services to electronics manufacturers and component suppliers in the PRC.  Our professional Supply Chain Management platform integrates SinoHub SCM, logistics service centers located in key distribution/manufacturing cities in the PRC, and a service team of over 100 employees.

As a seller of electronic components and an electronic component supply chain management service provider, we manage all aspects of the purchase and movement of electronic components from their receipt from suppliers in our Hong Kong warehouse to their import into China and delivery to a manufacturer. We also handle the export of the finished goods when that is required. Roughly seventy percent (70%) of our business with manufacturer customers is related to mobile phones. The components we source in this vertical market change rapidly as the technology changes very quickly. This actually helps our business because it means that there are many more opportunities for price discrepancies than there are in vertical markets, such as refrigerator manufacture, where the same components are used year in and year out.

Each mobile phone built by one of our customers contains between 100 and 200 electronic components that have an aggregate resale value of between $15 and $60. At present, our business mix is weighted toward the lower end of the scale (the high end is “smart” phones) with the average purchase price of the electronic components that go into a phone one of our customers would make being around $25. We have customers who make hundreds of thousands of phones per month. In the past, we have only been able to handle part of their business because of liquidity constraints (our procurement-fulfillment business requires us to have available capital to purchase components for inventory prior to reselling them to customers). However, we are currently seeking to increase our business with several customers who want to give us the opportunity to supply them with components for a larger share of their business.

Our main customers are the mobile phone design houses and printed circuit board assembly (PCBA) manufacturers who sell to the second tier phone (i.e., mid-range priced) integrators who sell mobile phones locally in China. Design houses are responsible for the hardware design of the PCBA (the phone’s “motherboard”) and for the software of the phone. PCBA manufacturers are responsible for surface mounting the electronic components on the printed circuit boards for the phones.  Final assembly of the phones often is done by an integrator who sources the PCBA and other component parts such as the display, camera, sound system, housing, keyboard and battery.  There are several business models around the actual production of the PCBA. A design house may subcontract with a PCBA manufacturer to build the motherboards. Conversely, the PCBA manufacturer may buy a design from a design house or develop one internally and then produce the PCBA to sell directly to the integrator. Along with pure PCBA manufacturer customers, our design house customers are increasingly subcontracting with SinoHub to manage the process of PCBA production.  Because we were limited by our capital prior to closing our private placement in September 2008, we were forced to be very selective in the design houses that we took on as customers and thus far those design houses have been able to generate significant business for us.

Our growth in the mobile phone component business has been driven by the fact that in recent years there has been a shift away from the branded products offered by the multi-national companies that previously dominated the second tier phone market to non-branded phones that sell at substantially less than the big brand products.  The first tier (or top tier) mobile phone market in China is dominated by big multi-national companies such as Nokia, Sony-Ericsson, Motorola and Samsung. These companies are too large to be served by SinoHub’s current capacity.  The first tier is the market for premium mobile phones mainly sold in urban areas at high prices.  The second tier mobile phone market is also mainly in urban areas, but is a more price sensitive market and one that is increasingly dominated by non-branded mobile phones such as the ones our customers produce.  SinoHub believes it has adequate capacity to serve the needs of these second-tier customers and that, through cost-effective procurement practices, it can deliver components to these price-sensitive customers at competitive prices.

In the last three years, mobile phone components have accounted for approximately 70% of our business and network equipment components have accounted for approximately 15% of our business. We expect these percentages to grow slightly in 2009 as we focus on these two vertical markets.  We believe that 90% of our manufacturer customers in these areas sell their products into the local Chinese market. As a result, we have yet to feel much effect from the global economic downturn because demand has remained strong for these products in China. Because sales of mobile phones typically spike around Chinese New Year which always occurs in either January or February, the fourth calendar quarter is usually our biggest volume quarter. Normally, the first quarter is our weakest quarter because of this long holiday, with the second and third quarters showing consecutive increases. A typical pattern of revenue for our Company would be 15%, 20%, 25% and 40% for the first through fourth quarters, respectively. 2008 proved to be an exception as the third quarter was a robust quarter because of some delayed business coming over from the prior quarter and unusually strong demand.

The only inventory SinoHub carries is electronic components that we are staging for procurement-fulfillment projects. We do not buy components without a corresponding customer order to purchase the components.  In 2008, SinoHub had three customers, all in the mobile phone business, who accounted for 12%, 10% and 7% of our revenue, respectively.  We expect this concentration to go down as our business expands. We do not have backlog orders, but with the successful completion of each procurement-fulfillment project and component sale, we look for repeat orders from these customers.

History and Basis of Reporting

SinoHub, Inc. (formerly known as Liberty Alliance, Inc.) is a Delaware corporation, originally incorporated in Utah in 1986, and subsequently merged and reorganized as Liberty Alliance, Inc. in Delaware in 1991.  In May 2008, Liberty Alliance, Inc., its wholly-owned subsidiary SinoHub Acquisition Corp., SinoHub, Inc., and Steven L. White, the principal stockholder of Liberty Alliance, Inc., entered into an Agreement and Plan of Merger pursuant to which SinoHub Acquisition Corp. merged with and into SinoHub, Inc. and SinoHub, Inc. became a wholly-owned subsidiary of Liberty Alliance, Inc.   After completion of the merger, the original stockholders of Liberty Alliance, Inc. held approximately 6% of the issued and outstanding shares of Liberty Alliance, Inc. common stock on a fully diluted basis and the former stockholders of SinoHub, Inc., including the shares issued to consultants for services rendered in connection with the merger, held approximately 94% of Liberty Alliance, Inc. issued and outstanding shares of common stock.

Subsequent to the completion of the merger, on July 18, 2008, Liberty Alliance, Inc. amended its certificate of incorporation to change its name to SinoHub, Inc. and effect a 3.5-to-1 reverse stock split of all issued and outstanding shares of its common stock.

For financial reporting purposes, the reverse takeover of the Company has been accounted for as a recapitalization of the Company with SinoHub International as the accounting acquirer whereby the historical financial statements and operations of SinoHub International became the historical financial statements of the Company, with no adjustment of the carrying value of the assets and liabilities. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of SinoHub International on a consolidated basis unless the context suggests otherwise.

For further details regarding the history of the Company, see “Description of Business – History” on page 23.

Business Operations

In the process of importing electronic components for our customers, SinoHub records the price, manufacturer, lead time and supplier name information for each part number in a database.  The Company’s business operations use data contained in this database to source electronic components for our manufacturer customers at the lowest price indicated.  We also use the same infrastructure we use to provide SCM services to our supplier customers (e.g. we use the same warehouses, trucks, import/export staff, third party freight forwarders) for our electronic component sales activities.  We import electronic components into China and deliver them inside China.  As a part of the procurement-fulfillment process, we assemble all of the electronic components needed to make the device to be manufactured by our customers in Hong Kong.  After all parts related to a customer’s order have been assembled, we deliver the parts to the customer’s factory floor in the PRC.  For example, if we were retained to process the procurement of 120 electronic components for a bill of material that will be used by the customer to make a mobile phone, we would collect all of the components in our warehouse in Hong Kong.  When all the components are assembled, we import the components into China and transport them to the customer’s factory.  Even though we derive only about 6% of our revenue from our SCM business, it is invaluable because it provides the information and the infrastructure that supports our procurement-fulfillment and electronic component sales.

The Company offers SCM customers the use of the SCM Platform under a fee based program where customers outsource the supply chain process to SinoHub, while retaining title to inventory, receivables, and commitments on supplier payables.  SinoHub provides the customer a complete SCM solution that includes importing and exporting services, facilitating Customs clearance, performing warehouse and distribution functions, and enabling foreign currency settlements through SinoHub’s banking relationships and its licensed qualifications as a Client Coordinator Enterprise in China.

The Company also provides a unique procurement-fulfillment program for customers that integrates the use of the SCM platform with inventory procurement, handling, and distribution, as well as payment terms, if required.  Customers may require “order fulfillment” services, where the customer outsources its electronic component purchasing process and specifies suppliers at pre-negotiated costs, and SinoHub receives a negotiated fee from its customer for services related to handling the purchasing, and for managing and financing the inventory through the supply chain.  Additionally, customers may request “order procurement” services, where SinoHub sources and procures electronic components from the marketplace, and then resells the components to its customers at negotiated prices that include the component cost, supply chain management, and financing, if necessary. It is possible that a customer would only use fulfillment services, but using procurement services implies the use of fulfillment services too. Currently we do not have any customers who only use fulfillment services.  In all cases, the procurement-fulfillment program provides customers with a streamlined management process for navigating all importing, Customs, warehousing, and delivery challenges, while addressing key objectives for working capital, inventory levels, order fill rates, and transaction costs.

SinoHub also supports customers by providing a sourcing channel for electronic components that are not part of a specific SCM or procurement-fulfillment program.  In these cases, SinoHub utilizes its industry knowledge and relationships with components suppliers and manufacturers to source products at competitive prices and within time constraints.  SinoHub responds to these “spot” orders from customers, sources the product, confirms pricing, and executes delivery.  Customers are required to pay on delivery of product.

Our biggest competition in the procurement-fulfillment and component sales businesses where we make 94% of our revenue comes from electronic component distributors, and in-house purchasing departments of EMS providers and OEMs. We do have a few competitors such as Shenzhen Eternal Asia, HopeSea and Strongjet, but none of these companies focus exclusively on electronic components and none of them has an online SCM system with the functionality of SinoHub SCM.

Consolidated Results of Operations

The Company derives revenue and gross profit primarily from sales of electronic components and fees associated with the provision of SCM services.

The Company reports revenue from supply chain management services and electronic components sales.  Revenues for supply chain management services are earned from both the SCM and procurement-fulfillment programs and are primarily based on a percentage of inventory value handled for a customer.  The Company recognizes revenue from SCM services when the services are provided.  Revenue from electronic components sales is based on quoted prices and is recognized at the time of shipment to customers.  Sales are recorded net of discounts and allowances.  In all cases, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services rendered, the sales price is determinable, and collectability is reasonably assured.

Cost of sales for SCM services primarily represents direct costs incurred for providing SCM services, including logistics services, import/export services, warehouse services and a number of ancillary services such as kitting, insurance, repackaging and re-labeling.  Cost of sales for electronic components primarily represents the cost of components and expenses directly related to component procurement.

SCM pricing is negotiated based on a percentage of the value of the goods handled.  For procurement-fulfillment and electronic component sales the Company makes a margin based on the difference between the price at which it buys electronic components and the price at which it sells these parts to the customer.  The margin SinoHub makes on this business varies based on the rapidly changing prices in the market into which the SinoHub SCM database give the Company a unique window.

Selling, general and administrative expenses include salaries paid to employees, employee related expenses, professional fees, marketing costs, technology costs, sales commissions, depreciation, rent, and related office and facility expenses.

Fiscal Year Ended December 31, 2008 Compared to December 31, 2007:

Overall Results

The company reported net income for the year ended December 31, 2008 was $8.5 million compared to $3.5 million in the prior year, an increase of 143%.

Net Sales

Net sales for the year ended December 31, 2008 was $79.5 million, up 176% from $28.8 million recorded in the prior year.  The Company reports net sales on the basis of two business categories, supply chain management services and electronic component sales.  In the year ended December 31, 2008, net sales of supply chain management services increased 138% to $5.0 million from $2.1 million in the prior year.  This increase was primarily based on the addition of nine large manufacturer customers who, we believe, were attracted to SinoHub by our online software system, SinoHub SCM. As a result, net sales of supply chain management services to manufacturer customers are growing rapidly as a percentage of total SCM sales. The percentages of SCM sales accounted for by supplier customers and by manufacturer customers in 2008 were approximately 60% and 40%, respectively, a big change from roughly 90% and 10%, respectively, in 2007.  In the year ended December 31, 2008, net sales of electronic components increased 179% to $74.5 million from $26.7 million in the prior year.  We believe that the main driving force behind this increase was the Company’s ability to obtain from its supplier customers better pricing for its manufacturer customers than they were able to achieve on their own, and new functionality in SinoHub SCM, such as online bill of material management and the use of bar codes to pre-sort components for processing, that made it easier for manufacturer customers to operate their supply chains.  Electronic component sales are made in two ways, individually negotiated sales and sales of components in procurement-fulfillment projects. For the year ended December 31, 2008 individually negotiated sales rose almost 123% to $40.5 million and procurement-fulfillment sales rose approximately 300% to $34 million. Procurement-fulfillment sales are growing faster than individually negotiated component sales because we have added a number of new mobile phone design houses as procurement-fulfillment customers and these customers have significant volume.

Growth was supported by additional access to financial resources and bank borrowings during 2008.  In particular, the Company raised net proceeds of $1.3 million at the end of 2007 and $6.5 million in September 2008 from sales of new equity that was put to use financing additional procurement-fulfillment projects and increased component sales in 2008, and the Company was able to expand its bank lines with both China Construction Bank and China Industrial Bank.

Gross Profit

The Company recorded gross profit of $16.2 million in the year of 2008 compared with $6.7 million in the prior year.  The gross profit margin for the year of 2008 decreased to 20.4% from 23.2% in the prior year.  Gross margins are under pressure as a result of growth in larger procurement-fulfillment projects where the mix of components and competitive pricing configurations result in lower margins.  While positive profit trends are expected as the Company’s sales grow, the trend toward lower gross profit margins may continue as the Company pursues and wins new business opportunities.  In particular, in the Company’s electronic components sales business, as volume increases, gross margins may tend to gradually decline because the occasional opportunity for us to make a very high margin transaction caused by a large price discrepancy between what the Company buys a component for and its sales price will not have as dramatic an effect on the overall gross profit earned for the period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 65% to $3.8 million in 2008 from $2.3 million in 2007 to support the general growth in sales and expanded operations.  These expenses were approximately 6% of revenues in the year of 2008 compared to 8% in the prior year as the Company experienced favorable leverage on infrastructure and operating expenses while sales increased.  For example, the 138% increase in net sales of SCM services and the 179% increase in net sales of electronic components in the year of 2008 were accomplished with an average of 91 employees versus 61 employees in the prior year, a 49% increase in average number of employees.

Income from Operations

The Company recorded income from operations of $10.8 million in the year of 2008, as compared with operating income of $4.0 million in the prior year.

Income Taxes

The Company’s effective tax rate was 20.2% in the year of 2008 compared to 12.7% in 2007.  The statutory tax rate in the PRC of 25% in 2008 and 33% in 2007 was reduced in both periods by favorable tax preferences experienced by the Company’s operations in special economic zones as designated by the Chinese government.  The trend toward a higher effective tax rate is expected to continue as preferences lapse over time.  The Chinese government recently lowered the corporate income tax rate from 33% to 25%.  In Shenzhen, where the Company does most of its business, the special economic zone status means the corporate income tax rate for 2008 was 18% and, barring further changes, it will be 19% in 2009.  The stated intention of the Chinese government is to gradually increase the corporate tax rate in special economic zones such as in Shenzhen to the national level, which is 25% at present. Income tax estimates in interim periods have varied as the Company has adjusted provisions and accruals in light of actual tax filings.

Foreign Currency Translation Gain and Comprehensive Net Income

The Company reported foreign currency translation gains of $541,000 in the year of 2008, compared with foreign currency translation gains of $285,000 in the prior year as the increase in value of the RMB versus the USD continued.  Comprehensive net income (net income plus foreign currency translation gains) was $9.0 million in the year of 2008 compared with $3.8 million in the prior year.

CONSOLIDATED FINANCIAL CONDITION AND LIQUIDITY

Liquidity and Capital Resources

The Company’s strategic plans include continued expansion and support of our SCM Platform (consisting of SinoHub SCM, key service centers in Hong Kong, Shenzhen, and Shanghai, and a supply chain management service team providing real time support) and electronic component sales, including procurement-fulfillment programs.  As a result of the working capital investments necessary to support these plans, the Company will continue to require cash and financing resources to meet and exceed its objectives. The Company’s cost of capital increased with the private financing we closed on September 10, 2008 for net proceeds of approximately $6.5 million. Since gross proceeds were approximately $7.5 million the cost burden of $1 million represented 13.3%.  Our cost of capital with China Construction Bank and the Commercial and Industrial Bank of Fujian was approximately 6% at December 31, 2008.  Most of the working capital the Company intends to raise in the near to medium term is expected to come from Chinese banks, which, to date, have not been affected by the global credit crisis nearly as much as the US and European banks.  While there can be no assurance that we will not experience a problem in the future, to date we have not had any collection problems with any procurement-fulfillment project funded.  We may also seek to raise additional capital in public or private equity financings.

We believe that SinoHub’s procurement-fulfillment and electronic component sales business can be expanded with additional funds depending on how quickly we can build out new infrastructure and hire additional staff.  This is because the electronics business in China is very large relative to the size of the Company’s business.  Additional working capital would enable us to purchase more electronic components from our suppliers, which should lower our costs, and thus enhance our profitability.  Increased volume would also likely enable the Company to get favorable terms from suppliers which would lower our need for additional financing from third parties.  Moreover, the addition of warehouse space to support the Company’s growth will require capital investment.  Accordingly, if SinoHub is unsuccessful in raising additional working capital, the Company’s growth will be adversely affected.

We intend to raise these funds through the sale of additional equity or debt, long-term debt financings, and operating cash flows.  Due to the risk factors discussed in this document there can be no assurance that we will be successful in raising the additional funds necessary to carry out management’s plans for the future on acceptable terms or at all.  Our ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond our control.  We cannot be sure that we will be able to implement or capitalize on various financing alternatives.  The terms of any debt or equity funding that we may obtain in the future may be unfavorable to us and to our stockholders.

At December 31, 2008 and December 31, 2007, the Company had cash and cash equivalents of $5.9 million and $4.3 million, respectively.  During the year of 2008, the net amount of cash used in the Company’s operating activities was $6.4 million, the net amount of cash provided by investing activities was $5.0 million, and the net amount of cash provided by financing activities was $2.6 million.  Exchange rate changes increased cash flow effects by $344,000 in 2008.

The Company must generally pay the purchase price of electronic components for procurement-fulfillment customers and then recoup the purchase price from the customer upon delivery.  We only purchase standard components which are readily saleable.  When a manufacturer customer gives us a procurement-fulfillment project, the customer inputs a bill of materials with their supplier and price information into SinoHub SCM.  Our job is to purchase these electronic components, substituting our suppliers if we can get a better price and, when we have the entire bill of materials assembled, import the components into China and deliver the components to the customer’s factory floor. Our typical procurement-fulfillment sale to a customer requires the customer to post a deposit of 15% to 20% of the cost of the components and we generally provide 30 day payment terms.  The terms begin when the project is approved, but SinoHub does not actually pay for the components until we receive them and in some cases we receive terms from the suppliers allowing us to defer payment for up to 30 days after delivery.   The Company’s borrowings vary based on the timing of procurement-fulfillment projects, large spot component sales, use of our VAT import line and use of our export reimbursement line.  Generally, borrowings from our lenders have not exceeded $6,000,000, or 53% of our available capacity.  As a vendor of electronic components and a supply chain management service provider, we do not manufacture any of the electronic component products that we supply.  Consequently, our capital expenditures are significantly lower than what they would be if we were required to purchase and maintain manufacturing equipment.  Currently, the interest rates under our borrowing arrangements with our lenders range from 5% to 6.83%, and our outstanding borrowings of $2,123,000 at December 31, 2008 had a weighted average interest rate of 5.5%.  Our cost of borrowing for the entire year of 2008 was approximately 6%.

Cash Flows from Operating Activities

The Company maintains a significant investment in working capital, primarily accounts receivable and inventories. Accounts receivable and inventories represented approximately 74% and 42% of total assets at December 31, 2008 and December 31, 2007, respectively.

The net amount of cash used in the Company’s operating activities during the year of 2008 was $6.4 million, which primarily included earnings from operations that were more than offset by investments in accounts receivable and inventory to support the Company’s business growth.  In addition, accounts payable reductions were made during the period to enable the Company to get favorable terms with suppliers.  In the prior year period, net cash provided by operating activities was $2.1 million as cash flow from income was largely offset by investments in receivables as well as certain deposits with customers as procurement-fulfillment projects where completed.

Cash Flows from Investing Activities

The net amount of cash generated by investing activities during the year of 2008 was $5.0 million primarily the result of a release of restricted cash as the Company settled bank notes under letters of credit that required restricted cash balances.  In the prior year period, investing activities used $5.6 million of cash due to the restricted cash buildup.

Cash Flows from Financing Activities

The net amount of cash provided by financing activities during the year of 2008 was $2.7 million, which included a private placement stock offering in the third quarter with gross proceeds of $7.5 million, proceeds from bank borrowings of approximately $2.1 million, and an amount of $1.6 million due from a related party offset by payments on bank loans of $7.3 million, expenses associated with the private placement of $1 million, and Note repayments of $251,000. The related company, GenNext Technology, Ltd., a company owned jointly by the Chairman and the President of the Company, which is based in Hong Kong, assisted the Company by facilitating certain foreign exchange transactions, and settled obligations to certain suppliers on behalf of the Company, and collected certain customer remittances on behalf of the Company. Over the course of the fourth quarter of 2008, the activities which were previously being conducted solely by GenNext Technology, Ltd. were transferred to B2B Chips, a wholly owned subsidiary of the Company that was used to conduct the Company’s Hong Kong business as it achieved the required assignment of customer contracts and bank accounts to support the necessary foreign exchange transactions.  In the prior year period, cash flow from financing activities of $4.4 million included advance payments by investors of $1.4 million in connection with equity offerings that closed in November and December of 2007, and bank borrowing proceeds of $6.6 million, offset by Note repayments of $516,000 and reductions in related company payables to GenNext of approximately $3.1 million.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

CRITICAL ACCOUNTING POLICIES

The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates, including but not limited to those related to income taxes and impairment of long-lived assets.  We base our estimates on historical experience and on various other assumptions and factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Based on our ongoing review, we plan to adjust to our judgments and estimates where facts and circumstances dictate.  Actual results could differ from our estimates.

We believe the following critical accounting policies are important to the portrayal of our financial condition and results and require our management's most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain.

Concentrations and Risks

Substantially all of Company's assets are located in the PRC and Hong Kong and substantially all of the Company's revenues were derived from customers located in the PRC, with roughly seventy percent (70%) of the Company’s business with manufacturer customers related to mobile phones.  In addition, financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable.  The Company mitigates credit risk through procedures that include determination of credit limits, credit approvals, and related monitoring procedures to ensure delinquent receivables are collected.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.  Cash amounts held as security for the Company’s bank loans are reported as restricted cash and are not included with cash and cash equivalents on the balance sheet until the security for such funds has been released.

Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and recorded based on managements’ assessment of customer credit history, overall trends in collections and write-offs, and expected exposures based on facts and prior experience.  At December 31, 2008, the Company made $1.2 million in provision, or 5% of accounts receivable, due to ongoing severe global financial crisis.  In the prior year, the Company considered all outstanding accounts receivable to be collectible and no provision for doubtful accounts was made in the financial statements.

Inventories

Inventories are stated at cost, cost being determined on a first in first out method.  No allowance is made for excess or obsolete inventories as inventories are held for a short period of time and are substantially related to specific customer order commitments.  Inventory consists of electronic components purchased from suppliers.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual values over the assets’ estimated useful lives.  The estimated useful lives are as follows:

Plant and machinery	5 Years
Motor vehicles	5 Years
Furniture, fixtures and equipment	2 to 5 Years

Long-lived assets held and used by the Company are reviewed for impairment whenever changes in circumstances or events indicate that the carrying amount of an asset may not be recoverable.  For purposes of evaluating the recoverability of long-lived assets, the Company considers various factors, including future cash flows, to determine whether the carrying amount exceeds fair value, and in that case, the asset is written down to fair value.  The Company believes that no impairment of property and equipment exists at December 31, 2008.

Financial Instruments

The Company analyzes all financial instruments that may have features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”  At present, there are no such instruments in the financial statements.  The Company also analyzes registration rights agreements associated with any equity instruments issued to determine if penalties triggered for late filing should be accrued under FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements.”

Fair Value of Financial Instruments

SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, bank borrowings, notes payable and other liabilities approximate their fair values because of the short-term nature of these instruments.  Management believes the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company’s operations are primarily based in the PRC, which may give rise to significant foreign currency risks and opportunities from fluctuations and the degree of volatility of foreign exchange rates between the United States dollar (“USD”) and the Chinese Renminbi (“RMB”). In July 2005, the PRC allowed the RMB to fluctuate within a narrow range ending its decade-old valuation peg to the USD.  Since this change in 2005, the RMB has experienced positive trends in valuation against the USD; such trends are reflected in part by the foreign currency translation gains reported in the Company’s financial statements.

Derivative Instruments

The Company does not utilize derivative or hedge instruments in its financing activities.

Stock-Based Compensation

The Company adopted SFAS No. 123R, “Share-Based Payments.”  This Statement requires a public entity to measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost will be recognized over the period during which services are received.  Stock compensation for stock granted to non-employees has been determined in accordance with SFAS 123R and the Emerging Issues Task Force consensus Issue No. 96-18, "Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services" ("EITF 96-18"), as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Revenue Recognition

The Company reports revenue from supply chain management, or SCM, services and electronic components sales. Revenues for supply chain management services are earned from both the SCM and procurement-fulfillment programs and are primarily based on a percentage of inventory value handled for a customer.  The Company recognizes revenue from SCM services when the services are provided.  Revenues from electronic components sales including procurement-fulfillment procurement are based on quoted prices and are recognized at the time of shipment to customers. Revenues are recognized on the gross amount billed to customers. Sales are recorded net of discounts and allowances.  In all cases, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services rendered, the sales price is determinable, and collectability is reasonably assured.

Income Taxes

The Company accounts for income taxes under the SFAS No. 109, “Accounting for Income Taxes.”  Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Foreign Currency Translation

SinoHub, Inc., SinoHub International, Inc., B2B Chips, Ltd., and SinoHub Technology Hong Kong, Ltd. maintain accounting records using the functional currencies, USD and Hong Kong Dollars (“HKD”), respectively.  SinoHub SCM Shenzhen, Ltd., SinoHub Electronics Shenzhen, Ltd., SinoHub SCM Shanghai, Ltd. and SinoHub Electronics Shanghai, Ltd. maintain accounting records using RMB as the functional currency.

The Company uses United States Dollars (“USD”) as its reporting currency.  The Company accounts for foreign currency translation pursuant to SFAS No. 52, “Foreign Currency Translation” (“SFAS No. 52”).  The subsidiaries of the Company’s functional currencies are the Hong Kong Dollar (“HKD”) and Chinese Renminbi (“RMB”).  Under SFAS No. 52, all assets and liabilities are translated into United States dollars using the current exchange rate at the balance sheet date.  The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the period.  Translation adjustments are included in other comprehensive income (loss) for the period.

Foreign currency transactions during the year are translated to their functional currencies at the approximate rates of exchange on the dates of transactions.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired.  Exchange gains or losses are recorded in the statement of operations.

Comprehensive Income

The foreign currency translation gain or loss resulting from the translation of the financial statements expressed in HKD and RMB to USD is reported as other comprehensive income in the statements of operations and stockholders’ equity.

Earnings Per Share

Earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share."  SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share.  Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period.  Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”).  SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired.  SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination.  This statement is effective beginning January 1, 2009.  The Company does not expect the adoption of SFAS 141R to have a material impact on its financial position and results of operations.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited.  The adoption of this statement did not have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.”  This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows.  SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments.  Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures.  SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted.  The adoption of this statement did not have a material effect on the Company's financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that presented in conformity with generally accepted accounting principles in the United States of America.  SFA 162 will be effective 60 days following the SEC’s approval of the PCAOB amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  The Company does not believe SFAS 162 will have a significant impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.”  The scope of this Statement is limited to financial guarantee insurance and reinsurance contracts, as described in the Statement, issued by enterprises included within the scope of Statement 60.  Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables).  This Statement also does not apply to financial guarantee contracts that are derivative instruments included within the scope of SFAS No. 133, “Accounting for Derivative instruments and Hedging Activities.”  SFAS 163 is effective prospectively for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years; disclosure requirements in paragraphs 30(g) and 31 are effective for the first period (including interim periods) beginning after May 23, 2008. The adoption of this statement did not have a material effect on the Company's financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, to clarify guidance on determining the fair value of a financial asset under SFAS 157 in a market that is not active. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued.  The adoption of this statement effective September 30, 2008 did not have a material impact on the Company’s financial statements.

DESCRIPTION OF BUSINESS
Overview

SinoHub, Inc. (the “Company”) is engaged in electronic component sales and electronic component supply chain management (SCM) services. Our electronic component sales include procurement-fulfillment and individually negotiated electronic component sales to manufacturers. We only deal in original parts in original packing and do not alter or modify the parts in any way.  Accordingly, any quality issues with respect to the parts would be the responsibility of the manufacturer of the parts. Our SCM services include warehousing, logistics and import/export. At present all of our component sales and SCM services occur in the PRC and Hong Kong.

Procurement-fulfillment starts when our manufacturer customer enters their bill of materials including default supplier and price for each electronic component into our proprietary, SCM online software system named “SinoHub SCM” for a project (for example, to obtain the necessary components for a project for the production of 50,000 mobile phones). SinoHub then tries to find better pricing on each component than the target price set by the customer enabling the Company to make a margin on the purchasing of the components. Then the electronic components are ordered and received in SinoHub’s Hong Kong warehouse. When the bill of materials is complete, the customer can order just-in-time shipping of the components to their factory floor.

Electronic component sales are driven by SinoHub’s in-house sales representatives who find arbitrage opportunities by looking at the pricing in our database of all of the electronic components we have ever imported.  The database contains the price at which the part was imported, the quantities imported and descriptive information regarding the characteristics of the components and is updated in real time.

The Company provides SCM services to electronics manufacturers and component suppliers in the People’s Republic of China (the “PRC”).  Our professional Supply Chain Management platform integrates SinoHub SCM, logistics service centers located in key distribution/manufacturing cities in the PRC, and a service team of over 100 employees.

As a seller of electronic components and an electronic component supply chain management service provider, we manage all aspects of the purchase and movement of electronic components from their receipt from suppliers in our Hong Kong warehouse to their import into China and delivery to a manufacturer. We also handle the export of the finished goods when that is required. Roughly seventy percent (70%) of our business with manufacturer customers is related to mobile phones. The components we source in this vertical market change rapidly as the technology changes very quickly. This actually helps our business because it means that there are many more opportunities for price discrepancies than there are in vertical markets, such as refrigerator manufacture, where the same components are used year in and year out.

Each mobile phone built by one of our customers contains between 100 and 200 electronic components that have an aggregate value of between $15 and $60. At present, our business mix is weighted toward the lower end of the scale (the high end is “smart” phones) with the average purchase price of the electronic components that go into a phone one of our customers would make being around $25. We have customers who make hundreds of thousands of phones per month. In the past, we have only been able to handle part of their business because of liquidity constraints (our procurement-fulfillment business requires us to have available capital to purchase components for inventory prior to reselling them to customers). However, we are currently ramping up with several customers who want to give us the opportunity to supply them with components for a larger share of their business. In the last three years, mobile phone components have accounted for approximately 70% of our business and network equipment components have accounted for approximately 15% of our business. We expect these percentages to grow slightly in 2009 as we focus on these two vertical markets. 90% of our manufacturer customers in these markets sell their products into the local Chinese market. As a result, we have yet to feel much effect from the global slowdown because demand has remained strong for these products in China. Because sales of mobile phones typically spike around Chinese New Year which always occurs in either January or February, the fourth calendar quarter is usually our biggest volume quarter. Normally, the first quarter is our weakest quarter because of this long holiday, with the second and third quarters showing consecutive increases. A typical pattern of revenue for our Company would be 15%, 20%, 25% and 40% for the first through fourth quarters, respectively. 2008 proved to be an exception as the third quarter was a very robust quarter because of some delayed business coming over from the prior quarter and unusually strong demand. The only inventory SinoHub carries is electronic components that we are staging for procurement-fulfillment projects. We never buy components without a corresponding order to purchase the components. In 2008, SinoHub had three customers, all in the mobile phone business, who accounted for 12%, 10% and 7% of our revenue, respectively. We expect this concentration to go down as our business expands. We do not have backlog orders, but with the successful completion of each procurement-fulfillment project and component sale, we look for repeat orders from these customers.

History

Liberty Alliance, Inc. was a corporation organized in Utah in 1986.  In 1991, Liberty Alliance, Inc. completed its domestication as a Delaware corporation.  Liberty Alliance, Inc. filed for bankruptcy in 1994 and the bankruptcy proceedings were completed in 1995. From 1995 to 2006, Liberty Alliance, Inc. had no or nominal assets and was not conducting any business operations.  In August 2006, Liberty Alliance, Inc. changed its name to Vestige, Inc., and in September 2006 it changed its name back to Liberty Alliance, Inc.  On August 1, 2007, Liberty Alliance, Inc. became a voluntary reporting company under the Exchange Act when it filed a Form 10 registration statement with respect to its shares of common stock.  Shares of Liberty Alliance, Inc. common stock began to be reported on the over-the-counter bulletin board under the symbol “LBTI” on November 14, 2007.

In May 2008, Liberty Alliance, Inc., its wholly-owned subsidiary SinoHub Acquisition Corp., SinoHub, Inc., and Steven L. White, the principal stockholder of Liberty Alliance, Inc., entered into an Agreement and Plan of Merger pursuant to which SinoHub Acquisition Corp. merged with and into SinoHub, Inc. and SinoHub, Inc. became a wholly-owned subsidiary of Liberty Alliance, Inc.   Pursuant to the Agreement and Plan of Merger, the holders of 5,203,907 shares of Liberty Alliance, Inc. common stock tendered their shares to the Company for cancellation, Liberty Alliance, Inc. issued to the former stockholders of SinoHub, Inc. 18,290,000 shares of Liberty Alliance, Inc. common stock in exchange for all the outstanding shares of SinoHub, Inc.’s preferred and common stock, and Liberty Alliance, Inc. assumed options to purchase shares of SinoHub, Inc. common stock which became exercisable for 489,451 shares of Liberty Alliance, Inc. common stock.  In addition, Liberty Alliance, Inc. also issued 510,000 shares of its common stock to certain consultants for services rendered in connection with the merger, including 500,000 shares issued to JCGlobal Capital Partners LLC.  These consulting services included investment banking advice and strategic advisory services relating to the structure and consummation of the reverse merger between SinoHub and Liberty Alliance, Inc. that was eventually consummated.  Immediately following the merger, Liberty Alliance, Inc. had 20,000,000 shares of common stock outstanding and options exercisable for an additional 489,451 shares of common stock. The merger was accounted for as a reverse acquisition with SinoHub, Inc. as the acquirer for accounting purposes.  After completion of the merger, the original stockholders of Liberty Alliance, Inc. held approximately 6% of the issued and outstanding shares of Liberty Alliance, Inc. common stock on a fully diluted basis and the former stockholders of SinoHub, Inc., including the shares issued to consultants for services rendered in connection with the merger, held approximately 94% of Liberty Alliance, Inc. issued and outstanding shares of common stock.

Subsequent to the completion of the merger, on July 18, 2008:

-                      SinoHub, Inc. amended its certificate of incorporation to change its name to SinoHub International, Inc.;

-                      Liberty Alliance, Inc. amended its certificate of incorporation to change its name to SinoHub, Inc. and effect a 3.5-to-1 reverse stock split of all issued and outstanding shares of its common stock; and

-                      Shares of SinoHub, Inc. (formerly Liberty Alliance, Inc.) common stock began to be reported on the over-the-counter bulletin board under the new symbol “SIHI” on a post-merger, post-split basis.

For financial reporting purposes, the reverse takeover of the Company has been accounted for as a recapitalization of the Company with SinoHub International as the accounting acquirer whereby the historical financial statements and operations of SinoHub International became the historical financial statements of the Company, with no adjustment of the carrying value of the assets and liabilities. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of SinoHub International on a consolidated basis unless the context suggests otherwise.

Business Operations

SinoHub’s business operations are primarily dedicated toward utilizing the value of the SCM Platform to source and deliver electronic components and electronic products for our customers.

The Company offers customers the use of the SCM Platform under a fee based program whereby customers outsource the supply chain process to SinoHub, while retaining title to inventory, receivables, and commitments on supplier payables. SinoHub provides the customer a complete SCM solution that includes importing and exporting services, facilitating Customs clearance, performing warehouse and distribution functions, and enabling foreign currency settlements through SinoHub’s banking relationships and its licensed qualifications as a Client Coordinator Enterprise in China.   Foreign currency settlement services are valuable since the Chinese government limits the volume of foreign currency exchange based on the volume of imported and exported goods.   Because SinoHub has a high volume of imports, it has a high limit of foreign currency exchange.  Moreover, the high volume of foreign currency exchange makes SinoHub an attractive customer to banks, who earn transaction fees on processing the settlements. In addition, as described below, the Company has credit facilities with China Construction Bank, which can immediately settle the value added tax and custom duty with the government, thus, speeding up the goods in and out of the Customs.

The Company also provides a procurement-fulfillment program for customers that integrates the use of the SCM Platform with inventory procurement, handling, and distribution.  Customers may require “order fulfillment” services, where the customer outsources its electronic component purchasing process and specifies suppliers at pre-negotiated costs, and SinoHub receives a negotiated fee from its customer for services related to handling the purchasing, and for managing the inventory through the supply chain. Additionally, customers may request “order procurement” services, where SinoHub sources and procures electronic components from the marketplace, and then resells the components to its customers at negotiated prices that include the component cost and supply chain management. In all cases, the procurement-fulfillment program provides customers with a streamlined management process for navigating all importing, Customs, warehousing, and delivery challenges, while addressing key objectives for working capital, inventory levels, order fill rates, and transaction costs.

SinoHub also supports customers by providing a sourcing channel for electronic components that are not part of a specific SCM or procurement-fulfillment program. In these cases, SinoHub utilizes its industry knowledge and relationships with components suppliers and manufacturers to source products at competitive prices and within time constraints.  SinoHub responds to these “spot” orders from customers, sources the product, confirms pricing, and executes delivery. Customers are required to pay on delivery of product.

The Company has secured financing facilities (RMB based) with certain PRC banks to support its business operations. The facilities generally run for one year terms and are replaced by new facilities upon expiration.  We expect that we will be able to obtain replacement facilities for the facilities listed below upon their expiration.  The facilities with each bank include:

-
Letter of credit facility with China Construction Bank in the amount of $3,200,000 to support trading activity. Restricted cash balances are required as security for draws against the facility and an annual commitment fee of 0.1% is assessed. In addition, the bank requires a third party guarantor. The third-party guarantor is Hong Feng Paper Industrial, Ltd., which required the Company to pay it a fee of $80,000 for providing its guaranty.  Other than the guaranty, the only relationship between the Company and Hong Feng is that the principal of Hong Feng owns shares of the common stock of the Company.  The facility renews each year and is available through August 2009.  The Company also has a $1,460,000 Customs duty import facility and a $2,200,000 Customs export refund facility through this bank to support short term duty collections and refunds on trading importing and exporting activity, respectively. These facilities renew each year.  The Customs import facility is available through February 2010. The Customs export refund facility is available through May 2009.  The Customs export refund facility allows the Company to advance to its customers refunds of Value Added Tax to which such customers may be entitled by shipping products on which the tax was paid overseas prior to the receipt of the refunded amount.

-
Bank line facility with the Commercial and Industrial Bank of Fujian in Shenzhen in the amount of $4,400,000 to support its component sales business.  Approximately $3,650,000 of the facility is available to support the issuance of letters of credit and approximately $750,000 of this facility is available as short-term loans.  Restricted cash balances are required as security for draws against the facility and the bank requires guarantees from a subsidiary, SinoHub Electronics Shenzhen, Ltd., and shareholders, Lei Xia , our President, and his spouse Hantao Cui and a lien on a PRC property co-owned by Henry T. Cochran, our CEO with his spouse, Linda Marie Hetue.  In addition, the bank requires a third party guarantor.  The third-party guarantor is Shenzhen Yin Zhao Co., Ltd., which required the Company to pay it a fee of $72,000 for providing its guaranty.  The only relationship between the Company and Shenzhen Yin Zhao Co., Ltd. is the guaranty. The facility is available through September, 2009.

-
Bank line facility with the Shenzhen branch of the Hangzhou Bank in the amount of approximately $6,400,000 to support its component sales business.  The full amount of the line, if available, may be used to obtain letters of credit (LCs), and up to roughly $1.46 million of the line may be used as a revolving cash line.  Under the terms of the loan agreement, Hangzhou Bank will issue LCs to SinoHub SCM for terms of up to 120 days, and SinoHub SCM is required to make a cash deposit equal to 20% of the face amount of any LCs issued.  Interest on the cash line will be at least 1.1 times the base deposit interest rate as announced by the People’s Bank of China, which is currently 4.12%. The bank required guarantees from certain of our shareholders, Lei Xia, our President, his spouse, Hantao Cui, and De Hai Li, our Chief Financial Officer, none of whom is receiving any consideration for such guarantees. The facility is available through April, 2010, and the term of any individual loan thereunder will be determined at the time of the loan by mutual  agreement of the bank and SinoHub SCM.

Subsidiaries

Our corporate structure is designed to comply with laws affecting ownership by foreign entities of PRC companies. When SinoHub SCM Shenzhen was incorporated, PRC laws prohibited a foreign owned company from owning an import/export license. That restriction has since been removed, but the mechanism for SinoHub Electronics Shenzhen to purchase SinoHub SCM Shenzhen without affecting SinoHub SCM Shenzhen’s status at Customs has not yet been defined. SinoHub Electronics Shanghai has the same purpose as SinoHub Electronics Shenzhen, with each company focused on operating in Shanghai and Shenzhen, respectively.    SinoHub SCM Shanghai has the same purpose as SinoHub SCM Shenzhen, with each company focused on operating in Shanghai and Shenzhen, respectively. The reason for the use of two subsidiaries is driven by PRC law, which generally requires that a company be organized in the area in which it is operating.

The diagram below illustrates the current corporate structure of SinoHub, Inc. and its subsidiaries:

SINOHUB, INC.
A Delaware corporation
SINOHUB INTERNATIONAL, INC.
A Delaware corporation
SINOHUB ELECTRONICS SHENZHEN, LTD.
A China company
SINOHUB ELECTRONICS SHANGHAI, LTD.
A China company
B2B CHIPS, LTD.
A Hong Kong company
SINOHUB SCM SHANGHAI, LTD.
A China company
SINOHUB SCM SHENZHEN, LTD.
A China company
(Beneficial ownership held through a Declaration of Trust)
SINOHUB TECHNOLOGY HONG KONG, LTD.
A Hong Kong company

SinoHub International, Inc. was incorporated on March 23, 1999 as a Delaware corporation. Prior to the Merger, this company was named SinoHub, Inc. and was the primary holding company for the Chinese and Hong Kong subsidiaries listed below. SinoHub International, Inc. is wholly owned by SinoHub, Inc.

SinoHub Electronics Shenzhen, Ltd. was incorporated on September 19, 2000 in the People’s Republic of China to provide one-stop SCM services for electronic manufacturers and distributors in southern China.  SinoHub Electronics Shenzhen, Ltd. is wholly owned by SinoHub International, Inc.

SinoHub SCM Shenzhen, Ltd. was incorporated on December 12, 2001 in the PRC to hold an import and export license in the PRC. SinoHub SCM Shenzhen, Ltd. purchases and sells electronic components and provides Customs clearance services to our customers. Over 70% of the electronic components that SinoHub sells are imported by SinoHub SCM Shenzhen, Ltd. This is the result of times past when Chinese regulations only allowed import/export licenses to be issued to companies that were 100% owned by Chinese citizens. A growing portion of imports are being done by SinoHub Electronics Shenzhen, Ltd. which now also has an import/export license, but it is SinoHub SCM Shenzhen that has the highest status at Huanggang Customs. Our declaration of trust agreement described below allows us to purchase SinoHub SCM Shenzhen at any time, but the Chinese government has not yet provided a way for us to acquire this company and retain its status at Huanggang Customs. Ultimately, we expect that either a way will be provided for SinoHub Electronics Shenzhen to acquire SinoHub SCM Shenzhen and retain its status at Huanggang Customs or SinoHub Electronics Shenzhen will reach equivalent status and the issue will be moot.  100% of the equity interest in SinoHub SCM Shenzhen, Ltd. is held on behalf of SinoHub by SinoHub Electronics Shenzhen, Ltd. through a Declaration of Trust with SinoHub Electronics Shenzhen, Ltd. dated January 30, 2008. The Trustee, Hantao Cui, holds record title to the equity of SinoHub SCM Shenzhen, Ltd. and agrees to sign all papers according to the instruction of SinoHub Electronics Shenzhen, Ltd. as the beneficial owner in order to enable the beneficial owner or its representative to attend meetings of shareholders of SinoHub SCM Shenzhen, Ltd. in the capacity of proxy for the Trustee in and to enable the beneficial owner to exercise the voting rights in the capacity of proxy.  Ms. Cui is the wife of Lei Xia, President of SinoHub. She holds an MBA from the Thunderbird School of Global Management in Glendale, Arizona. Ms. Cui is the Director of Marketing for China for MFG.com.  Ms. Cui is serving as trustee as an accommodation to the Company and does not customarily serve in such capacities. The Trustee has also agreed to transfer 100% of the equity interest to any third party nominated by the beneficial owner (including beneficial owner) or to otherwise dispose of or deal with such equity in whatever manner instructed by the beneficial owner. The right to any consideration for such transfer belongs to SinoHub SCM Shenzhen, Ltd. as the beneficial owner. SinoHub SCM Shenzhen, Ltd. may appoint a new trustee in its sole discretion at any time.  The trust does not explicitly provide for termination.  It provides that the beneficial owner can replace the trustee at any time.   In addition, SinoHub Electronics Shenzhen, Ltd. has the right to require the trustee to transfer its record ownership of SinoHub SCM Shenzhen, Ltd. to any third party or back to SinoHub Electronics Shenzhen, Ltd. at any time.  Either the replacement of the trustee or the transfer of record ownership will effectively result in the termination of the trust. The governing law of the Declaration of Trust is the law of the PRC.

SinoHub SCM Shanghai, Ltd. was incorporated on March 9, 2005 in the PRC to provide one-stop SCM services for electronic manufacturers and distributors in northern China. SinoHub SCM Shanghai, Ltd. is wholly owned by SinoHub Electronics Shenzhen, Ltd. which acquired record ownership of the company on January 17, 2008. Prior to that date, SinoHub Electronics Shenzhen had borne all costs of forming SinoHub SCM Shanghai and was the sole beneficial owner of SinoHub SCM Shanghai with record ownership of SinoHub SCM Shanghai being held in the name of a trustee pursuant to a Declaration of Trust substantially similar to, and for the same reasons as, the current arrangement with SinoHub SCM Shenzhen.  SinoHub Electronics Shenzhen was willing to terminate the trust arrangement with respect to the shares of SinoHub SCM Shanghai because, unlike SinoHub SCM Shenzhen, SinoHub SCM Shanghai does not have Client Coordinator Enterprise status with Chinese Customs.  SinoHub Electronics Shenzhen paid nominal consideration for the transfer of the shares.

SinoHub Electronics Shanghai, Ltd. was incorporated on July 5, 2005 in the PRC to provide one-stop SCM services for electronic manufacturers and distributors in the PRC. SinoHub Electronics Shanghai, Ltd. is wholly owned by SinoHub International, Inc.

B2B Chips, Limited was incorporated on June 12, 2006 in Hong Kong to purchase and sell electronic components. B2B Chips is wholly owned by SinoHub Electronics Shenzhen, Ltd.

SinoHub Technology (Hong Kong) Limited was incorporated on May 8, 2007 in Hong Kong and has not yet commenced business. SinoHub Technology (Hong Kong) is wholly owned subsidiary of B2B Chips and was acquired on April 10, 2008.  B2B Chips acquired SinoHub Technology (Hong Kong) from its owners, Henry T. Cochran and Lei Xia, for HKD 10,000.

Import/Export Licenses; Client Coordinator Enterprise; AA Customs High Credit Enterprise

The various companies listed above hold import/export licenses as follows:

SinoHub Electronics Shenzhen, Ltd. obtained its import/export license on April 30, 2004.  The current license is renewable within 30 days prior to September 19, 2010.

SinoHub SCM Shenzhen, Ltd. obtained its import/export license on January 18, 2002.  The current license is renewable within 30 days prior to January 18, 2011.

SinoHub SCM Shanghai, Ltd. obtained its import/export license on April 1, 2006.  The current license is renewable within 30 days prior to April 6, 2011.

The licenses will expire if not renewed by the respective dates set forth above.  The licenses can be terminated prior to expiration if, among other reasons:

•	the license owner declares bankruptcy,
•	the license owner engages in smuggling,
•	the license owner fails to pay Customs duties and Value Added Taxes when due, or
•	the license owner fails to otherwise comply with the conditions of the license.

In addition to its license, SinoHub SCM Shenzhen has attained the following statuses:

In September 2008, SinoHub SCM Shenzhen attained Client Coordinator Enterprise Coordinator status with the Huanggang Customs authority in China.  As a Client Coordinator Enterprise, SinoHub SCM Shenzhen is able to achieve expedited Customs clearance of its goods that it is importing into China and may defer the payment of Value Added Tax and Customs Duty for two weeks.

In April 2009, SinoHub SCM Shenzhen was approved as an AA Customs High Credit Enterprise by the General Administration of Customs of the People's Republic of China.  As an AA Customs High Credit Enterprise, SinoHub SCM’s shipments are given priority, expedited customs clearance, including exemption from customs examinations and processing by dedicated customs personnel.

Available Information

The Company’s mailing address and executive offices are located at 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen 518057, People’s Republic of China. The Company’s telephone number, including the International Code and Area Code is +86-755-2661-2106 and its corporate website is www.sinohub.com. The reports that the Company files with the Securities and Exchange Commission pursuant to the Exchange Act are available on the Securities and Exchange Commission website at http://www.sec.gov. The public may read and copy any materials filed by the Company with the Securities and Exchange Commission at the Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission at http://www.sec.gov. The contents of these websites are not incorporated into this filing.

Market Overview:  The Electronic Component Industry in China

The world has witnessed the enormous growth of the Chinese electronic manufacturing industry over the past decade. Accordingly, China is a major consumer of electronic components.  This growth is expected to continue to increase with the rapid development of new technologies and in turn to lead to the growth in the consumption of electronics products in China and China’s continuing growth as the world’s electronics factory. According to Global Sources, China was projected to consume $117.4 billion of electronic components in 2008.

Whereas in North America and Europe the top manufacturers generally purchase components directly from the component manufacturers themselves, in China, to date, even the largest multinational OEMs like Nokia and Sony Ericsson and EMS providers like Flextronics and Foxconn are generally unable to purchase components in China directly from U.S. and European component manufacturers, in large part because these component manufacturers do not have well-established supply chains into China.  The rapid growth of electronic component distributors in China and the growth of Web-based Internet procurement have created a very fragmented electronic components market, with no distributor capturing significant market share.  To date even the biggest electronic component distributors in China (WPG, Arrow, Avnet and Yosun) do not provide complete SCM services to their customers, unlike in the US and Europe where large component manufacturers and franchise distributors provide complete SCM services to their customers.  SinoHub believes that the fragmented market for electronics components in China and the lack of an end-to-end SCM service offering create an opportunity for us to combine the sale of electronic components with efficient SCM services to garner a share of the growing market for such components and services in China.

SinoHub’s Strategy

SinoHub seeks to implement a strategy of expanding its customer base for electronic component sales in China by delivering SCM efficiencies to its customers to drive on-time deliveries and customer satisfaction.   We plan to do this by maintaining and enhancing the quality and efficiency of our SCM services, including our proprietary SinoHub SCM online software service.  In particular, we intend to focus on continuing to build the procurement-fulfillment portion of our business.

Development of SinoHub’s Business; Component Sales; and Component Procurement-Fulfillment Programs

SinoHub’s original business was the provision of SCM services to assist suppliers of electronic components with their supply chains into PRC.  We refer to these customers as our “supplier” customers.  SinoHub developed an integrated SCM service offering, including warehousing, logistics and import/export to assist suppliers deliver products to Chinese manufacturers.  As a result of SinoHub’s position as a provider of SCM services in China and our close relationships with a number of electronic component suppliers and Chinese manufacturers as well as our experience in the electronic components industry, we eventually decided we had an opportunity to supply certain Chinese manufacturers with electronic components and began to source and sell components for our own account.   As these sales grew as a percentage of revenue, we increased the resources which we dedicated to sales of components. As our component customers and the market became more aware of and confident in our SCM service offering, the opportunity arose for us to generate integrated sales of components and SCM services in a streamlined approach to inventory management and order procurement-fulfillment.  Currently, the vast majority of our revenues are the result of sales of electronic components.  Our sales of components currently fall into two different categories, namely individually negotiated component sales, which accounted for approximately 51% of our sales in 2008 (compared to 63% in 2007) and component sales as part of procurement-fulfillment programs which accounted for approximately 43% of our sales in 2008 (compared to 30% in 2007).

Currently, our electronic component procurement and sales staff of 15 full-time employees look for opportunities to source components for manufacturer customers at more competitive prices than the manufacturer customer is currently receiving.   If a lower price can be achieved and the customer agrees with the price we quote, an opportunity to lower customer costs and increase our revenues and profits exits.  Although we are not contractually obligated to refrain from any sales activity, if a manufacturer customer of ours is buying a specific component directly from one of SinoHub’s supplier customers, we will not interrupt that purchase. To mitigate the risk of purchasing and taking title to the components in these sales of components, we purchase only standard components that, if necessary, can be sold to other customers, and we limit the size of each order.

SinoHub’s Solution

While we derive the vast majority of our revenues from the sale of electronic components, we believe our SCM services are important to our business and drive our ability to attract customers.  SinoHub offers a full SCM Platform solution.  The SinoHub SCM Platform brings a systems approach to our customers, which enables them to understand, manage, and coordinate the flow of products and services, within their supply chain.  SinoHub’s SCM Platform consists of a Web-based online supply chain management system (SinoHub SCM), key service centers in Hong Kong, Shenzhen, and Shanghai, and a supply chain management service team that is able to work with our customers through our online system in real time.

SinoHub SCM

SinoHub SCM is a proprietary, Web-based software system that provides our customers information along with security, accuracy and ease of use. Because we only deal with electronic components, we can more easily implement features our customers require. Since our SCM Platform is Web based, our customers can quickly determine the status of shipments, the status and location of inventory in our warehouses, and the status of financial transactions.  The SinoHub SCM is accessible in both Chinese and English.  The following flow chart illustrates the SinoHub SCM functionality.

SINOHUB SCM
Bilingual System Operating in CHINESE and ENGLISH.
Drive revenues
Front end solutions
Cut costs
Backend solutions
OEMs & EMS providers
OETS (Order entry & tracking)
Shipment tracking
Payment system
Bonded inventory control system
Vendor Managed Inventory
Foreign Exchange
Trading
Import/Export VAT tracking & refund
Inventory management information
WMS (warehouse management)
Shipment information system
Payment system
Finished orders database
Management information
Sourcing
Import doc. creation & mgt.
Suppliers
Executive Reporting System
Operations Results Tracking
Online Payment
Online Data Base Center

As described by the graph, SinoHub SCM operates in Simplified Chinese and English, providing the following functionality for electronic component suppliers:

·	Order entry with automated price and category checking
·	Order tracking
·	Inventory management information system (warehouse management)
·	Shipment information system
·	Payment system
·	Finished orders database
·	Operations results tracking
·	Executive reporting system

And for OEMs and EMS companies it provides:

·	Order tracking
·	Shipment tracking
·	Payment system
·	Bonded inventory control system
·	Operations results tracking
·	Vendor Managed Inventory
·	VAT tracking for recovery on export
·	Online payment

SinoHub Service Centers

SinoHub utilizes its physical locations as service centers for electronic component suppliers and OEM/EMS manufacturers. Geographical distances can significantly affect the ability to provide effective SCM services. Establishing multifunctional and technologically advanced service centers in major cities in China may lower costs and improve service standards. SinoHub has established service centers in Shenzhen and Shanghai which are connected through the SinoHub SCM.

SCM Service Team

SinoHub has expended time and resources to hire employees with experience in the electronic component field and to provide additional training to ensure the highest quality of service to our customers.  Our SCM Service Team includes more than 100 employees.

SinoHub SCM Services

SinoHub’s supply chain management services include:

1.	Import and export services:
	·	Customs applications and declaration: bonded Customs declaration, application of import approval document, help with inspection & quarantine of the imports & exports
	·	Tax reports generation and recording
	·	Value added Tax advances and insurance (required by our customers for future rebate purposes)
	·	Certificates for paid custom tax
	·	A flexible combination of payment methods, including currency exchange.

2.	Warehouse services in Hong Kong, Shenzhen and Shanghai
	·	Inventory management
	·	Kitting, Repacking
	·	Warehouse storage and insurance

3.	Delivery services
	·	Door-to-door just-in-time delivery service
	·	Guarantee one day for Shenzhen and two day delivery for other cities in China from Hong Kong.

Our customers may access the status of their components in real time through SinoHub SCM and interact directly with our Customer Service representatives to resolve problems. The system has helped reduce errors, save cost and time and enable customers to get shorter time to market for their end products.

We believe approximately 50% of the electronic components entering China are imported at Huanggang Customs in Shenzhen. SinoHub has achieved Client Coordinator Enterprise status with Huanggang Customs (the highest status possible). This special status affords the Company priority status at Huanggang Customs and enables SinoHub to obtain Customs clearance efficiently, by allowing us to input import/export documents online, resulting in time savings of at least one hour for each order, which means faster imports and exports for our customers. To achieve Client Coordinator Enterprise status at Huanggang Customs a company must have had no incidents of undeclared goods being discovered in Customs clearance for 3 years consecutively and it must have paid RMB 100 million in value-added tax annually.  We believe that there are fewer than ten import/export companies focused on electronic components which have this status. There is currently no expiration on this status as long as these criteria continue to be met.  SinoHub has also achieved AA Customs High Credit Enterprise by the General Administration of Customs of the People's Republic of China, which is recognized in all of China’s customs ports.  This status provides SinoHub with priority, expedited customs clearance, including exemption from customs examinations and processing by dedicated customs personnel.  To achieve AA Customs High Credit Enterprise status a company must have previously achieved A Customs High Credit Enterprise status, must not have violated any Customs rules and must have paid RMB 100 million in value-added tax annually There is currently no expiration on this status as long as these criteria continue to be met.  We believe that there are fewer than tenimport and export businesses in Shenzhen that primarily import goods on a “non-bonded” basis and have been awarded AA Customs High Credit Enterprise status.  We believe that we are the only one of these companies that is focused on the electronics industry and that while certain of these companies may be larger and have greater resources than us and also serve the electronics industry, their presence in the electronics industry is smaller than ours.  Generally goods that are imported into China for use in finished products to be sold solely in China are imported on a non-bonded basis which usually requires the payment of a 17% value-added tax which may be refunded if the finished products incorporating the imported goods are shipped outside of China.  Goods that are imported to China on a “bonded” basis are generally intended for use in finished products to be sold outside of China.  Bonded goods are not subject to the value-added tax but are subject to strict limitations as to where they may be transferred. Generally within China they may only be transferred to a specific, pre-designated bonded warehouse, and the movement of the bonded goods outside that warehouse is strictly monitored until the finished products incorporating the goods are exported out of China.  We believe that there are over 80 companies in Shenzhen that have AA Customs High Credit Enterprise status and primarily import goods on a bonded basis, virtually all of which are major manufacturers.  While some of these companies may import electronics components as they focus on bonded goods and do not provide import and export services to third parties, we do not view these companies as competitors.

We believe that through providing SCM services to our customers we gain critical information about the market for electronic components used in the industries we serve, including information about price and availability.  We believe that providing these services also allows us to gain visibility and credibility in the Chinese market for electronic components for our industry. We plan to establish the SinoHub brand to be synonymous with SCM services for electronic components in China, and to complement our procurement-fulfillment services with our total SCM solution.

Unlike express forwarders, SinoHub is able to charge for its SCM services as a percentage of the value of the goods it handles. SinoHub’s processing volume for SCM services in 2008 exceeded US$300million in inventory value processed on behalf of our customers.  We estimate that approximately 85% of all of the electronic components that are used in manufacturing in China must be imported as China’s production of electronic components is very limited at this point. Our manufacturer customers, who are all located in China, must import electronic components from outside the PRC to operate their businesses. Our supplier customers are mainly companies incorporated outside of China who have representative offices in China and supply electronic components to Chinese manufacturers. Supplier customers use our warehousing, logistics and import/export services.   Our supply chain management platform for the electronic components industry in China connects manufacturer customers, supplier customers and SinoHub in real time.

Customers

SinoHub has approximately 25 manufacturer customers. Our manufacturer customers are Chinese companies that are in the business of contract manufacturing or are design houses (currently limited to mobile phone design) in China.  These customers purchase components from us and ancillary to these purchases we also provide them procurement-fulfillment, electronic component sales and SCM services including warehousing, logistics and import/export.  Sales of components to these customers constituted approximately $74.5 million in 2008 and sales of services to these customers were $1.49 million in 2008.

SinoHub has approximately 95 supplier customers.   Our supplier customers are mainly companies incorporated outside of China which have representative offices in China and supply electronic components to Chinese manufacturers. The services we provide to our supplier customers are SCM services comprised of warehousing, logistics and import/export support.   Pricing for our supplier customers is negotiated, but on average it is about 1% of the value of the goods we handle for them.  Sales of services to these customers (which do not involve sales of components) were $3.48 million in 2008.

Company Strengths

We believe the strengths outlined below have contributed to our growth so far:

·	specialized knowledge about component sourcing and pricing which we obtain from our supply chain management operations and use in our procurement-fulfillment and component sales business;

·
our ability to provide one-stop-shop for our customers who wish to purchase components from us for delivery to the factory without the need to handle sourcing, import/export, or any other aspect of logistics or fulfillment;

·
SinoHub SCM SZ’s AA Customs High Credit Enterprise status, which is recognized in all of China’s customs ports.  This status provides SinoHub with priority, expedited customs clearance, including exemption from customs examinations and processing by dedicated customs personnel;

·
SinoHub SCM SZ’s Client Coordinator Enterprise Coordinator status with the Huanggang Customs authority, which facilitates our ability to clear shipments through Customs and enables us to permit our customers to defer payment of Value Added Tax;

·	a strong and seasoned management team with many years experience in the electronic components industry.

·
a supply chain management platform for the electronic components industry in China that connects manufacturer customers, supplier customers and SinoHub in a real time, transparent environment to allow our customers to manage their own components supply chain operations with efficiency;

·	continuous innovation of our proprietary supply chain management system to expand functionality and improve customer satisfaction; and

·	dedication and focus on providing supply chain management services for the electronic components sector in China.

SinoHub’s Strategy

SinoHub is a complete SCM service provider in China dedicated to electronic product manufacturers, suppliers and distributors.  Our goal is to make the SinoHub SCM Platform the most effective SCM Platform for electronic components manufacturers and suppliers. To accomplish this strategy, we plan to:

·	increase brand awareness of SinoHub as a leading electronic component sales and SCM service provider for electronic component manufacturers and distributors;

·	continue to expand our SCM Platform and improve process efficiency. We will continue to invest in improving our processing efficiencies by enhancing our technologies and expanding our service team;

·	optimize our SinoHub SCM software system, to create a dominant position;

·
continue to expand the services we provide to our customers. We believe that the scope of our services differentiates us from many of our competitors. We will continue to look for ways to provide more value added services to become a best-in-class service provider; and

·	expand our SCM Platform to locations outside China, including the United States, through strategic acquisitions. We intend to leverage our reputation to aggressively pursue strategic acquisitions.

Major Customers and Suppliers

For the year ended December 31, 2008, one customer represented 12% and one customer accounted for 10% of SinoHub’s total revenues, respectively. For the year ended December 31, 2008, two suppliers represented 6% and 5%, respectively, of the electronic components we purchased.  The level of sales to any customer and purchases from any supplier may vary from quarter to quarter.

SinoHub does not expect significant customer concentration to continue in the future since our customers are generally small to medium size equipment manufacturers in China.  As our business has grown our customer base has expanded and the percentage of business we do with any one customer has declined. Because procurement-fulfillment projects are based on a particular product being made, it is unlikely that new customers will have so many projects that they will become more than 10% of our revenue.

Supplies of the electronic components that we currently purchase are readily available from numerous suppliers and resellers most of whom are based overseas but have representative offices in China. Our three largest suppliers are Willas-Array, Yosun and Future Electronics, which account for 6%, 5% and 3%, respectively, of the components purchased in the year ended December 31, 2008.  Purchases are generally made based on purchase orders and we do not have any long term supply agreements.  Conversely, we do not have long term contracts with our customers to buy the components from us.

Competition

We compete with a number of companies in China that sell or distribute electronic component parts and which may also offer import/export, logistics and other SCM services. We also compete with “in house” purchasing departments of large electronic component vendors, EMS providers and OEMs.  We believe that many of the distributors against which we compete provide some but not all of the SCM services that we provide. We do not believe that any other company distributing electronic components in China currently provides a complete SCM solution, although some electronic component vendors and distributors provide logistic services to their customers and we expect that our competitors will eventually seek to offer, directly or indirectly, a greater number of SCM services.  We also face competition from local import/export companies, such as Shenzhen Eternal Asia Supply Chain Company, Ltd., Shenzhen Strongjet Technology Company, Ltd. and Shenzhen Huafuyang Import and Export Company, Ltd. (HopeSea), which also offer logistics services, although none of these companies focuses exclusively on the electronic components market.  Professional freight forwarders such as Federal Express and DHL provide express delivery to customers, however, they do not provide electronic component inventory management, currency exchange, VAT invoicing, and Customs and excise tax services, and they are not focused on the electronics field.   We believe that SinoHub’s primary advantage over in-house purchasing departments is that the up-to-date sourcing and pricing knowledge which we gain from the large volume of components we handle as part of our SCM service business for suppliers and the knowledge we gain from the purchase transactions for our own component resales allows us to obtain better pricing and availability than these in-house departments in product categories such as mobile phones where the technology, pricing and availability of parts changes rapidly.  We believe that our advantage over many electronic component distributors is that we have very detailed knowledge of what manufacturers are buying and that we have a broader knowledge of electronic component pricing from our database of parts that we import.  Many of our competitors have much greater financial resources than we do and we expect competition to grow over time and to present greater challenges for us, especially if any of our competitors were to effectively adopt the elements of our business model.

Employees

As of March 31, 2009 SinoHub had 127 full-time employees:

·	89 employees in Shenzhen:

o	63 in our headquarters’ office in sales, customer support, MIS, administration, accounting, and general management;

o	15 in the warehouse and distribution center in the same location as our headquarters’ office in supply chain management (primarily warehouse management and logistics); and

o	11 in our office near Huanggang Customs providing import and export services.

·	22 employees in Hong Kong in supply chain management (primarily warehouse management and logistics);

·	14 employees in Shanghai in sales, customer support, administration, accounting and supply chain management (primarily warehouse management and logistics); and

·	2 employees in Beijing doing electronic component sales.

Properties

Corporate Office. We lease 27,600 square feet of combined office and warehouse space located at 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen 518053, People’s Republic of China. This location is our corporate headquarters. We occupy this facility under a lease that commenced on August 10, 2008 and ends on August 30, 2013. The base rent for this facility is approximately $12,690 per month for the first three years of the lease term.

Import/Export Department Office near Huanggang Customs. We lease 1,076 square feet of office space located at Unit 1904, Huang Cheng Guang Chang Da Sha, Rd. Huanggang, Futian District, Shenzhen, People’s Republic of China. We occupy this facility under a lease that commenced on May 16, 2008 and ends on May 16, 2010. Our monthly rental cost is about $805.

Shanghai Pudong Facility. We lease approximately 12,084 square feet of office and warehouse space at 3rd floor, No. 796 YunShang Road, Pudong district, Shanghai, PRC 201206 for a monthly rental of about $3, 750. We occupy this facility under a lease that commenced on March 23, 2006 and ends on March 22, 2011.

Shanghai Wai Gao Qiao Facility. We lease approximately 6,448 square feet of warehouse space at D, Floor 5, Building 5, No. 350 XiYa Road, WaiGaoQiao Free Trade Zone, Shanghai, PRC 200131 for a monthly rental of approximately $2,240. We occupy this facility under a lease that commenced on June 1, 2008 and ends on May 31, 2011.

Hong Kong Facility. We lease approximately 26,500 square feet of warehouse space at Unit B, 17th Floor, Tins Plaza, 3 San On Street, Tuen Mun, N.T. Kowloon, Hong Kong SAR for a monthly rental of about $14,996. We occupy this facility under a lease that commenced on July 2, 2008 and ends on June 1, 2011.

Legal Proceedings

None.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding our current directors and current executive officers. Except as set forth below, there are no family relationships between any of our directors or executive officers. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns or is removed by the Board or his successor is elected then qualified. Directors are elected each year by our stockholders at the annual meeting. Each director holds his office until he resigns or is removed and his successor is elected and qualified.

Name	Age	Position	Term as a Officer or Director (1)
Henry T. Cochran	65	Chief Executive Officer and Chairman of the Board	May 2008 to the Present
Lei Xia	40	President and Director	May 2008 to the Present
De Hai Li	39	Chief Financial Officer	November 2008 to the present
Charles T. Kimball	63	Director	November 2008 to the Present
Will Wang Graylin	40	Director	January 2009 to the Present
Richard L. King	70	Director	February 2009 to the Present
Robert S. Torino	55	Director	February 2009 to the Present
Afshin Yazdian	35	Director	February 2009 to the Present

_______________
(1)
Reflects the date appointed to the Board of SinoHub, Inc.  For those persons who served as directors or officers of SinoHub International, Inc. prior to the reverse merger, their terms as directors or officers of SinoHub International, Inc. commenced on the following dates:  Henry T. Cochran – March 1999, Lei Xia – July 2000 and De Hai Li – March 2005.

The following is a brief description of the business experience and background of the Company’s current directors and executive officers:

Henry T. Cochran – Chief Executive Officer and Chairman of the Board

Mr. Cochran is the Chief Executive Officer of SinoHub, Inc. (the business currently known as SinoHub) and a founder of SinoHub International.  Mr. Cochran is a co-owner with Mr. Xia in GenNext Technology, Ltd.    From 2006-2008, GenNext’s sole business was to assist the Company by facilitating certain foreign exchange transactions, settling obligations to certain suppliers on behalf of the Company, and collecting certain customer remittances on behalf of the Company.  Upon the termination by the Company of its business arrangements with GenNext in 2008, GenNext has ceased to engage in active operations.   Mr. Cochran has served as Chairman of the Board of the predecessor company since inception in March 1999 and of SinoHub since the reverse merger in May 2008 with that predecessor and as Chief Executive Officer of the predecessor since May 2005. From April 2001 until becoming CEO of SinoHub International, Mr. Cochran was a business consultant.  Mr. Cochran was President and CEO of Content Integrity, Inc. until April 2001. Prior to the formation of Content Integrity, Mr. Cochran was President and CEO of Advanced Visual Systems Inc., a leader in data visualization software for developers. Before AVS, he was Vice President of the Advanced Indexing Products department of Sybase, Inc. to which he sold his former company, Expressway Technologies. Mr. Cochran was the founder and CEO of Expressway Technologies, formerly known as Henco Software. Henco was founded in 1975. Mr. Cochran is regarded in the industry as one of the pioneering entrepreneurs in fourth-generation languages for his design of INFO, the product that launched Henco into the front lines of the software industry in the early 1980s. Mr. Cochran holds a M.S. degree in mathematics from the University of Maryland and a B.S. in mathematics and economics from Vanderbilt University.

Lei Xia – President

Mr. Xia has been the President of SinoHub since the reverse merger in May 2008 and was a founder of SinoHub International.   Mr. Xia is a co-owner with Mr. Cochran in GenNext Technology, Ltd. Since May 2005 Mr. Xia has been responsible for the strategic business development, sales and marketing of first SinoHub International and, after the reverse merger, SinoHub. From July 2000 until May 2005, Mr. Xia was the Chief Executive Officer of SinoHub International and oversaw all of SinoHub International’s operations. Prior to founding SinoHub International, Mr. Xia founded RGL Beijing, a high-end software distributor and solution provider. Prior to RGL Beijing, Mr. Xia helped to start NEFAB (China). NEFAB is a Swedish manufacturer and packaging solution provider to major OEMs such as Ericsson, Nokia, Motorola and Nortel. Mr. Xia held the position of China country sales manager for NEFAB and built a nationwide sales and service team from ground up. He started his career in the Chinese electronics industry in 1995 as general manager of Arrow Electronics Shanghai branch, where he built the most successful sales team of Arrow China. To begin his career in electronics, Mr. Xia worked in Arrow Electronics’ headquarters under Steve Kaufman, Arrow’s CEO, in 1994 as a management trainee for one year. Mr. Xia holds a B.S. in Electrical Engineering from the University of Alabama.

De Hai Li – Chief Financial Officer

Mr. Li was re-appointed Chief Financial Officer of SinoHub on November 28, 2008. Mr. Li initially became Chief Financial Officer of SinoHub in May 2008 following the reverse merger and on September 11, 2008, he resigned his position as Chief Financial Officer of SinoHub and became Vice President of Finance.   Mr. Li joined SinoHub International as its Chief Financial Officer on March 1, 2005. Prior to joining SinoHub, Mr. Li was the Chief Financial Officer of Shenzhen Excellence Investment Development Co., Ltd., which provides international logistics management, bonded warehouse, international shipment, international trading, real estate management and construction services. Mr. Li became the Chief Financial Officer of Shenzhen Excellence in May 2003. While at Shenzhen Excellence, Mr. Li raised capital of RMB 120 million, managed the acquisition of a State-owned company and created an effective financial management system for all seven subsidiaries.  Prior to Excellence, Mr. Li was the Chief Financial Officer of Hong Kong B&D Engine Co., Ltd. (Shenzhen) a large scale OEM for Mercedes Benz.  Mr. Li began his career in The Fourth Survey and Design Institute of China Railway where he progressed from bookkeeper, accountant, accounting supervisor and financial controller to chief finance officer. Mr. Li holds a Bachelor’s degree in Economics and Management from Hubei University.

Charles T. Kimball – Director

From April 2006 until March 20, 2009, Mr. Kimball served as the chief research consultant for Bosera Fund Management Co., Ltd., one of the first mutual fund companies established in China, where he advised senior management on best practices in asset management and investment research.  From April 2000 to March 2006 he was a partner at CTK Financial Services an independent financial advisor, focused on extended financial markets research and asset allocation. Until March 2000, Mr. Kimball held a near 28-year career with JP Morgan and related entities, where among his roles, he served as head of international investments for the Multi-Markets Funds Group at JP Morgan Asset Management; head of investment research at Morgan Trust Bank in Tokyo; and equity analyst at Morgan Guaranty Trust, covering the electrical equipment and electronics industries, including electronic component distribution companies.

Mr. Kimball received a bachelor’s degree with honors in economics from Harvard University and an MBA from Stanford University Graduate School of Business.  He recently received a certificate in environmental economics, management and finance from the Center for Environment Research and Conservation (CERC) at Columbia University.

Will Wang Graylin – Director

Will Wang Graylin, has started five companies focused on mobile computing, security and payments since his graduate thesis on “Addressing the Complexity of Mobile Computing” at MIT nearly a decade ago. Mr. Graylin is currently the founder and CEO of ROAM Data, a premier Mobile Application and Payment Services company, helping enterprises extend valuable data and transactions to the cell phones of their mobile professionals.  Before ROAM, from December 2001 to April 2007 he was founder and CEO of WAY Systems, a mobile Point of Sales (POS) services company. He grew WAY from zero to the #2 Mobile POS provider in the U.S. and was honored with the 2005 “Movers & Shakers Award” by Transaction World magazine. Prior to WAY from March 2000 to November 2001 he was founder and CEO of EntitleNet, a security software company, sold to BEA Systems for a profit in 2001. Before that from March 1999 to March 2000 he was founding President of Marbles, later Skyfire Technologies, the first mobile thin client software company focused on enterprise applications for mobile workforces. He earned two Masters degrees from MIT (MBA & MSEECS) through the Leaders for Manufacturing program, after serving as a US Navy Nuclear Submarine Officer for nearly 6 years, the first naturalized China born immigrant to serve in this program.  Will is fluent in English, Mandarin and Cantonese.

Richard L. King – Director

Dr. Richard L. King, Ph.D. has been a venture partner at Los Angeles-based GRP, which manages more than $600 million in assets, since May 2001. Dr. King also serves on the science advisory board at New York University. He began his career in finance as an electronics analyst, applying his advanced sciences education at leading Wall Street firms and initiating investment banking relationships with such companies as National Semiconductor, Mostek and Unitrode. Dr. King moved on to become an investment banker, and then a venture capitalist concentrating exclusively in high technology ventures. Born in Shanghai, Dr. King is a grandson of two of the original founders of the Bank of China. He is a member and former director of the Committee of 100, an organization of prominent Chinese Americans founded to encourage stronger relations between the U.S. and Greater China, and a member of the World Affairs Council of San Francisco. He has lectured in Taiwan on the venture capital industry at the invitation of the Minister of Finance. Dr. King received his Doctorate in Physics from New York University and attended Stern Graduate School of Business at New York University.

Robert S. Torino – Director

Robert S. Torino is the chief operating officer of iPayment, Inc., a provider of credit and debit card-based payment processing services to small merchants, where he has been an officer since January 2001. Prior to that, Mr. Torino held the positions of chief financial officer, executive vice president and chief operating officer of iPayment Technologies, Inc., a predecessor of iPayment, Inc. Mr. Torino was also CEO of M80 Technologies, Inc., a software development company, and was president and CEO of software development company TRUE Software Inc. Mr. Torino received a Bachelor of Arts degree in Accounting from Boston College, Magna Cum Laude, and is a Certified Public Accountant.

Afshin Yazdian – Director

Afshin Yazdian has served as the executive vice president and general counsel for iPayment, Inc. since 2001. He previously was general counsel and vice president of mergers and acquisitions for eConception, a technology venture fund. Mr. Yazdian also has previously practiced in the corporate and mergers and acquisitions groups at Waller Lansden Dortch & Davis, PLLC, a Nashville, Tennessee-based law firm. Mr. Yazdian received a Bachelor of Business Administration degree from Emory University in Atlanta, and graduated with honors from the University of Miami School of Law.

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Classification of Directors

We do not have a classified or “staggered” Board.

Committees of the Board of Directors

The Company’s Board of Directors established an audit committee in March 2009 comprised of Robert Torino, Afshin Yazdian and Charles T. Kimball. Mr. Torino serves as the chairman of the audit committee. The audit committee is primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  Mr. Torino serves as our audit committee financial expert as that term is defined by the applicable SEC rules. The Company believes that while the members of the committee are collectively capable of analyzing and evaluating financial statements and understanding internal control over financial reporting and disclosure controls procedures, the Board of Directors has determined that only Mr. Torino qualifies as an “audit committee financial expert.”

The Company’s Board of Directors may establish nominating and compensation committees when the board determines it to be advisable. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee would be primarily responsible for reviewing and approving salary and benefit policies (including stock options), including compensation of the Company’s executive officers.

DIRECTOR AND EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last two completed fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary			Bonus		Stock Awards(1)		Total Compensation

Henry T. Cochran, Chief Executive Officer	2008	$100,985	(2)		$5,124		$-		$106,109
	2007	$55,611			$4,637		$-		$60,254
Lei Xia, President	2008	$82,847			$3,660		$-		$86,507
	2007	$39,722			$3,310		$-		$43,032
De Hai Li, Chief Financial Officer	2008	$80,474			$3,953		$-		$84,427
	2007	$31,778			$11,703		$108,900		$152,381
Steven L. White, Chief Executive Officer(3)	2008	$0		$		$		$
	2007	$0			$0		$0		$0

(1) The amounts in this column represent the amount recognized for financial statements reporting purposes under FAS 123R. The assumptions made when calculating the amounts in this table are found in Note 11 to the SinoHub consolidated financial statements for the year ended December 31, 2007 included herein.
(2) Mr. Cochran’s base salary increased to $230,000 per annum on October 1, 2008, which change continues to be in effect in the employment agreements between the Company and Mr. Cochran described under “Employment Contracts” below.
(3) Upon consummation of the reverse merger in May 2008, Mr. White resigned as Chief Executive Officer.  Mr. White was not paid any compensation for service in such role in 2007 or 2008 because the company was not operating while he served as Chief Executive Officer but he was reimbursed for expenses incurred on behalf of SinoHub.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the value of all unvested stock options held by the Company’s Named Executive Officers at December 31, 2008.

Name	Number of	Number of	Option Exercise	Option Expiration
	Securities	Securities	Price	Date
	Underlying	Underlying	($)
	Unexercised	Unexercised
	Options (#)	Options (#)
	Exercisable	Unexercisable(1)
Henry T. Cochran	-	-
Lei Xia		-
De Hai Li	-	2,500	$0.10	April 1, 2015
De Hai Li	-	2,500	$0.10	August 5, 2015
De Hai Li	-	5,160	$0.10	October 20, 2015

(1) Each option vests at a rate of 6.25% of the shares subject to the original grant each quarter until fully vested on April 1, 2009, August 5, 2009 and October 20, 2009, respectively.

Director Compensation

The following table sets forth all compensation awarded to, earned by or paid to the directors in 2008:

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Henry T. Cochran	0	0	0	0	0	$0	$0
Lei Xia	0	0	0	0	0	$0	$0
Zan Wang(1)	0	0	0	0	0	$0	$0
Steven White(1)	0	0	0	0	0	$0	$0
Charles T. Kimball(2)	$1,000	0	$3,420	0	0	$0	$4,420

(1)  These persons have resigned as directors of the Company.

(2) Non-qualified option to purchase 2,524 shares of SinoHub Common Stock at $2.48 (average of 5 prior trading days closing price) for a period of 3 years granted on January 14, 2009 for service to the Company for the fourth quarter of 2008. The Black-Scholes price of the option was calculated at $1.355. The company has booked a related expense of $3,420 for the fourth quarter of 2008.

All compensation paid to our employee directors is set forth in the tables summarizing executive officer compensation above.   Beginning July 1, 2008, non-employee directors were entitled to receive $1,000 for each meeting attended in person and quarterly stock option grants of an amount of shares that will produce a value of $5,000 under the Black-Scholes pricing model.  As set forth in the table above, Mr. Kimball received $1,000 in 2008 for one meeting attended and in January 2009 received options with a value equal to a pro rated portion of the $5,000 due to his partial quarter of service in the fourth quarter of 2008. Beginning March 2009, members of the audit committee were entitled to receive $3,000 for each audit committee meeting attended in person and annual stock option grants of an amount of shares that will produce a value of $16,000 under the Black-Scholes pricing model, and the chairman of the audit committee was entitled to receive $3,500 for each audit committee meeting attended in person and annual stock option grants of an amount of shares that will produce a value of $20,000 under the Black-Scholes pricing model.

Employment Contracts

The officers have entered into standard employment contracts with subsidiaries of SinoHub, pursuant to which the officers are engaged to serve in their respective positions.  The employment contracts set forth the officer’s annual salary, hours of work, social insurance requirements and other terms.  This is the standard form of employment contract entered into with all of SinoHub’s employees.   The terms of the employment contracts include the following:

Name	Term	Monthly Wage	Job Title
Henry T. Cochran	January 1, 2009 through December 31, 2009	$19,167(1)	Chief Executive Officer
Lei Xia	January 1, 2009 through December 31, 2009	$16,667	President
De Hai Li	January 1, 2009 through December 31, 2009	$15,000	Chief Financial Officer

(1) A portion of Mr. Cochran’s monthly salary is payable in RMB at a rate of 35,000 RMB per month.  The RMB-denominated portion of Mr. Cochran’s salary has been converted into US dollars at a rate of 6.83 RMB per dollar, the exchange rate as of April 9, 2009.

Each of Messrs. Cochran, Xia and Li are employed by both of the Company’s principal subsidiaries, SinoHub Electronics Shenzhen, Ltd. and B2B Chips, Ltd., which are located in the areas where they spend most of their time, Shenzhen and Hong Kong, respectively, and a portion of their salaries is paid by each company. Were they to be employed by SinoHub, Inc. in the USA, it would make it very difficult for Mr. Cochran and Mr. Xia (both US citizens) to get Shenzhen resident permits.  In Mr. Li’s case, since he is a Chinese citizen, if he were to be employed by SinoHub, Inc. in the US it might raise potential issues for him, including obtaining the requisite work permits and possible tax liability.

The employment agreements between B2B Chips and each of the named executive officers  provide for the payment of one month’s wages in the event the agreements are terminated by the Company on less than one month’s notice and for repatriation of the named executive officers to Hong Kong or, at the officer's request, to his place of origin if such place is nearer to his place of work, at the Company’s expense in the event of the termination of the agreements by the Company, as a result of the disability of the officer, or by the officer upon one month’s notice or forfeiture of one month’s wages to the Company or as a result of a breach of the applicable agreement by the Company.

The employment agreements between B2B Chips and each of the named executive officers further provide for the payment of medical expenses in the event that the officer is incapacitated whether or not the cause of such incapacity is work-related.  If the cause of the officer’s incapacity or death is work-related, the officer is also entitled to compensation in accordance with the law of the officer’s then-current place of employment or the laws of Hong Kong if the local law does not provide for such payments.  If the cause of the officer’s incapacity is not work-related, the officer is also entitled to payment of full wages for up to three months and half wages for up to an additional nine months so long as the incapacity persists.

Other than as set forth above, there are no material terms of the contracts that provide for payments in connection with the resignation, retirement or other termination of a named executive officer or in connection with a change of control and except as disclosed above, there are no other arrangements with any Named Executive Officer with respect to termination of employment or change of control transactions.

Corporate Governance Matters

The Company may create a separate compensation committee of its board when the board determines it to be advisable.  The Company established a separate audit committee in March 2009.

Code of Ethics. A code of business conduct and ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the code. We are not currently subject to any law, rule or regulation requiring that we adopt a code of ethics; however, we have adopted one.

Audit Committee. Robert Torino, Afshin Yazdian and Charles T. Kimball serve as the members of our audit committee. Mr. Torino serves as the chairman of the audit committee. The audit committee is primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  Mr. Torino serves as our audit committee financial expert as that term is defined by the applicable SEC rules.

Board of Directors Independence. Our Board of Directors consists of seven members. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors. Five of the members of the Board of Directors are “independent” as defined in Section 4200(a)(15) of NASDAQ Stock Market Rules.

Audit Committee Financial Expert. The Board of Directors has determined that Robert Torino is an “audit committee financial expert” who is “independent” as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Nominating Committee. We have not yet established a nominating committee. Our Board of Directors, sitting as a board, performs the role of a nominating committee. We are not currently subject to any law, rule or regulation requiring that we establish a nominating committee.

Compensation Committee. We have not yet established a compensation committee. Our Board of Directors, sitting as a board, performs the role of a compensation committee. We are not currently subject to any law, rule or regulation requiring that we establish a compensation committee. We intend to establish a compensation committee if the Board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors  Under the terms of the indemnification agreements, we agreed to indemnify our officers and directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent director in connection with any proceeding if the officer or director acted in good faith and did not derive an improper personal benefit from the transaction or occurrence that is the basis of the proceeding .

Director Independence

Five of the members of the board of directors are “independent” as defined under the rules of the NASDAQ Stock Market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest. There are no transactions presently proposed, except as follows:

1.
On January 17, 2007, Henry T. Cochran, CEO and Chairman of SinoHub’s Board of Directors, purchased a one year 7.69% Note from SinoHub, Inc. in the amount of RMB 1,658,000 (approximately $213,000) which was repayable on demand. This Note was repaid by SinoHub on March 20, 2007.  Interest expense paid on this Note for the year ended December 31, 2007 was $3,500.

2.
On March 20, 2007, SinoHub issued 371,842 shares of its common stock to Linda Marie Hetue, the spouse of Henry T. Cochran, the Company’s CEO and Chairman for agreeing to let SinoHub use the condominium in which she holds 50% ownership (and Henry T. Cochran owns the remaining 50%) as collateral for a revolving cash bank loan from Shenzhen Development Bank in the principal amount of $650,000 initially made on March 15, 2007. This bank loan agreement was terminated on its due date of March 15, 2008.  Ms. Hetue and Mr. Cochran have provided the condominium as collateral with respect to subsequent loan agreements, the most recent one being dated September 25, 2008 for $4.4 million with Commercial Industrial Bank of Fujian (CIB) and repayable on September 25, 2009, with no further consideration payable for the provision of such collateral. The loans from CIB generally have 1 year terms with repayment in full required at the end of the term and a new loan agreement put in place at that time. The shares issued to Ms. Hetue were valued at $43,000.  The value of the payment was determined by the CFO of the Company, taking into account, among other factors, the value of the asset provided as collateral.  The Company’s subsidiary, SinoHub Electronics Shenzhen, Ltd. and the Company’s President, Lei Xia, and his spouse, Hantao Cui, both shareholders of the Company, have also provided guarantees for the CIB loan with no consideration paid to them.

3.
On January 17, 2008, SinoHub’s subsidiary SinoHub Electronics Shenzhen, Ltd. acquired direct ownership of SinoHub SCM Shanghai, Ltd.  from Sai Lin Xu.    Prior to that date, SinoHub Electronics Shenzhen was the sole beneficial owner of SinoHub SCM Shanghai and record ownership of SinoHub SCM Shanghai was held in the name of Ms. Xu, the mother-in-law of Lei Xia, the Company’s President, who acted as trustee pursuant to a Declaration of Trust that vested all beneficial rights in the stock to SinoHub Electronics Shenzhen and compelled the trustee to act at the direction of SinoHub Electronics Shenzhen.  The trust arrangement was originally established at a time when Chinese regulations only allowed import/export licenses to be issued to companies that were 100% owned by Chinese citizens. SinoHub Electronics Shenzhen was willing to terminate the trust arrangement with respect to the shares of SinoHub SCM Shanghai after this ownership requirement was removed.  SinoHub Electronics Shenzhen paid nominal consideration for the transfer of the shares. In accordance with the terms of the Declaration of Trust, no material monetary payment was associated with this acquisition because through the Declaration of Trust, SinoHub Electronics Shenzhen had borne all costs relating to the formation of SinoHub SCM Shanghai.

4.
The Company distributed electronic components to and resold electronic products purchased from GenNext Technology, Ltd., a company owned jointly by Henry T. Cochran, the Company’s CEO and Chairman and Lei Xia, the Company’s President and member of the Board of Directors of the Company. The goods were electronic components.  Since China’s currency is not freely convertible there are a number of customers who require their financial transactions to be domiciled in Hong Kong using a “hard” currency (usually USD or HKD).  The related company was used for transactions that the customer required to be domiciled in Hong Kong. GenNext was used to operate outside the PRC and to take advantage of its existing banking relationships.  GenNext assisted the Company by facilitating certain foreign exchange transactions, settled obligations to certain suppliers on behalf of the Company, and collected certain customer remittances on behalf of the Company. Commencing in the fourth quarter of 2008, the Company discontinued these related company activities as the Company’s Hong Kong operation achieved the required assignment of customer contracts and bank accounts to support foreign exchange transactions. In addition, GenNext provided certain warehousing and logistics services to the Company during the development of its Hong Kong operation. In each case the amount of consideration was based on the cost of goods plus labor costs. The labor costs were based on the actual square footage of GenNext’s warehouse that the Company used. Payment amounts to GenNext were determined by cost pass-through without mark-up.   During the years of 2008, 2007 and 2006, GenNext did not engage in any business other than providing the services described above to the Company.  Since the Company discontinued its relationship with GenNext, GenNext has ceased to engage in active operations.

During the years of 2008, 2007 and 2006, the Company sold goods totaling approximately $1.5 million, $1.2 million and $860,000, respectively, to GenNext and purchased goods totaling approximately $3,000,000, $504,000 and $450,000, respectively, from GenNext.  The prices at which each of the Company and GenNext sold such goods to the other party were based on the prices at which the Company and GenNext sold the same or comparable goods to unrelated third parties.  During the years of 2008, 2007 and 2006, the sole third parties to whom GenNext sold such goods were customers of the Company who wanted their purchases domiciled in Hong Kong and who were directed to GenNext by the Company. Such customers are now serviced in Hong Kong by the Company’s subsidiary B2B Chips.

The Company paid no service fees to GenNext in 2008 and paid service fees totaling $197,000 and $112,000, respectively, in 2007 and 2006, which amount was determined by cost pass-through without mark-up based on actual square feet of GenNext’s warehouse that the Company used.

During the years 2008 and 2007 respectively, the Company leased warehouse space to GenNext for aggregate rent of approximately $64,000 and $90,000 respectively.  The amount of rent was determined by cost pass-through without mark-up based on actual square feet of the Company’s warehouse that GenNext used.

At December 31, 2006, the Company owed GenNext $1,637,000 which was interest free and repayable on demand, which consisted of approximately $1,300,000 owed in connection with loans made by GenNext over the course of 2006 to assist the Company in establishing operations for certain subsidiaries in the PRC and approximately $337,000 owed to GenNext for the purchases of goods from GenNext by the Company in the fourth quarter of 2006.  The Company repaid GenNext the full balance of $1,637,000 in 2007. In addition, the Company repaid GenNext approximately $663,000 in 2007 in connection with prepayments made by GenNext to assist the Company in facilitating certain foreign exchange transactions, settling obligations to certain suppliers on behalf of the Company, and collecting certain customer remittances. These prepayments included payments to customers of the Company in hard currencies where the Company did not have sufficient hard currencies at hand, payments to suppliers of the Company and advancing to the Company amounts owed to the Company by customers prior to the repayment of such amounts by the customers.  At December 31, 2007, GenNext owed the Company $1,493,000, which was interest free and repayable on demand. This amount included roughly $700,000 representing the net unpaid balance owed by GenNext to the Company for products sold by the Company to GenNext in 2007, $90,000 in unpaid rent owed by GenNext for rental of warehouse space in 2007, and $700,000 advanced by the Company to GenNext for anticipated payments to be made by GenNext in 2008 to assist the Company in facilitating certain foreign exchange transactions, settling obligations to certain suppliers on behalf of the Company, and collecting certain customer remittances.  During 2008, GenNext repaid the full $1,493,000 to the Company, and at December 31, 2008, there was no amount outstanding between the Company and GenNext.

5.
At December 31, 2006, the Company owed the Chairman and CEO $203,000 for loans made to the Company, which amount was payable on demand. Interest expense was charged at 6.5% per annum on the amount due. Interest expense related to this obligation was $4,000 and $15,000 in 2007 and 2006. The amount was repaid in 2007.

6.
On April 10, 2008, B2B Chips acquired SinoHub Technology (Hong Kong) from its owners, Henry T. Cochran, the Company’s CEO and Chairman, and Lei Xia, the Company’s President and member of the Board of Directors, for HKD 10,000 ($1,290), which represented the initial capital contributions of Messrs. Cochran and Xia in the company.  SinoHub Technology never conducted any business and its sole asset at all times was a Hong Kong bank account holding the balance of the capital contributions.  The acquisition of SinoHub Technology by B2B Chips was a purchase for convenience and the purchase price was fixed by the SinoHub’s CFO at HKD 10,000 ($1,290), the value of SinoHub Technology’s sole asset, i.e., the cash balance of its bank account, and the cash spent on organizing SinoHub Technology.

7.
In May 2008, Liberty Alliance, Inc., SinoHub Acquisition Corp., known as the Merger Sub, SinoHub, Inc., known as the Acquired Sub, and Steven L. White, the principal stockholder of Liberty Alliance, Inc., entered into an Agreement and Plan of Merger pursuant to which the Merger Sub agreed to merge with and into the Acquired Sub, with the Acquired Sub being the surviving corporation. In connection with the merger, Liberty Alliance, Inc. issued to the stockholders of the Acquired Sub 18,290,000 shares of the Company’s common stock in exchange for all the outstanding shares of the Acquired Sub’s preferred and common stock and the Company assumed options exercisable for additional shares of common stock. Under the Agreement and Plan of Merger, Steve White, the controlling shareholder of the company while it was a dormant shell and its sole director, surrendered 5,203,907 shares of common stock of Liberty Alliance, Inc. and was granted piggyback registration rights with respect to the remaining 196,093 shares he owned.  Mr. White also executed a lock-up agreement with the Company that expires on May 14, 2009, which agreement does not restrict his ability to sell his shares pursuant to this prospectus.

8.
On April 13, 2009, the Company entered into a registration rights agreement with the holders of an aggregate of 7,352,750 shares of SinoHub common stock issued in respect of SinoHub International’s Series A, B and C Convertible Preferred Stock in connection with the reverse merger (the “Former Preferred Holders”) providing them with demand and piggyback registration rights with respect to such shares on the condition that such rights will not be exercisable for a period of 180 days following the date of this prospectus. The Former Preferred Holders include the Company’s CEO, Henry T. Cochran, and Jan Rejbo, who owns approximately 18% of the Company’s outstanding stock.  Prior to the reverse merger, the Former Preferred Holders were entitled to piggy back and demand registration rights with respect to the shares of SinoHub International common stock into which the shares of SinoHub International’s Series A, B and C Convertible Preferred Stock was convertible pursuant to the terms of certain Stock Purchase Agreements entered into among SinoHub International and such holders.  Prior to the execution of such registration rights agreement, on March 6, 2009, the Company entered a waiver agreement with the respect to the registration rights agreement between the Company and the holders of common stock purchased in the Company’s September 2008 private placement pursuant to which such holders consented to the inclusion in this prospectus of the shares held by the Former Preferred Holders, and by certain other stockholders (the “Additional Stockholders”), including Lorikeet, Inc., a company beneficially owned by our former CEO Steven White.  The Additional Stockholders are entitled to piggyback registration rights under the terms of the Merger Agreement entered into in connection with SinoHub’s reverse merger.  Under the terms of the registration rights agreement with the Former Preferred Holders, the Former Preferred Holders have agreed not to include their shares in this prospectus.

9.
On May 7, 2009, the Company’s President, Lei Xia, his spouse, Hantao Cui, and De Hai Li, our Chief Financial Officer, all shareholders of the Company, provided guarantees for a loan given to SinoHub SCM Shenzhen Limited by the Shenzhen branch of the Hangzhou Bank in the amount of approximately $6,400,000.  No consideration was paid to them for the guarantees.  The facility is available through April 6, 2010, and the term of any individual loan thereunder will be determined at the time of the loan by mutual agreement of the bank and SinoHub SCM Shenzhen Limited.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 31, 2009 regarding the beneficial ownership of stock by (a) each stockholder who is known by the Company to own beneficially in excess of 5% of the Company’s outstanding stock; (b) each director; (c) the Company’s chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock (the only class of outstanding stock), except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 24,580,798 shares of common stock outstanding, as of March 31, 2009.  Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

	Common Stock
Name of Beneficial Owner	#		% (1)
Officers and Directors
Henry T. Cochran (2)	3,835,290		15.6
Lei Xia (2)	2,443,537		9.9
De Hai Li (2) (3)	853,641		3.5
Charles T. Kimball (4)(5)	2,524		-
Will Wang Graylin (6)	-		-
Richard L. King (7)	3,280		-
Robert S. Torino (8)	25.000		0.1
Afshin Yazdian (9)	-		-
Steven L. White (10)	196,093		0.8

All Officers and Directors as a Group (8 persons)	7,359,365	(3)	29.9

5% Holders
Jan Rejbo	4,400,925		17.9
Russell Cleveland	3,529,406	(11)	13.7

(1)	The percentage of Common Stock is calculated based upon 24,580,798 shares issued and outstanding.
(2)	The business address for these individuals is 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen 518053, People’s Republic of China.
(3)	Includes 3,715 shares issuable pursuant to an outstanding stock option within 60 days after March 31, 2009.
(4)	The home address for this individual is P. O. Box 232, Katonah, New York 10536
(5)	Includes 2,524 shares issuable pursuant to an outstanding stock option within 60 days after March 31, 2009.
(6)	The home address for this individual is 15 Birch Pond Dr., Saugus, MA 01906
(7)	The home address for this individual is 1000 Mason Street, San Francisco, CA 94108
(8)	The business address for this individual is c/o iPayment, Inc., 26707 West Agoura Road, Suite 100, Calabasas, CA 91302
(9)	The business address for this individual is c/o iPayment, Inc., 40 Burton Hills, Suite 415, Nashville, TN 37215
(10)
The home address for this individual is 386 North 210 East, Mapleton UT 84664.  Upon consummation of the reverse merger in May 2008, Mr. White resigned as Chief Executive Officer.  Includes 196,093 shares held by Lorikeet, Inc. over which Steven L. White exercises voting and investment control.

(11)
Includes: (i) 1,764,704 held by Renaissance US Growth Investment Trust Plc, which includes 588,234 shares which may be purchased pursuant to currently exercisable warrants, (ii) 882,351 held by Global Special Opportunities Trust Plc, which includes 294,116 shares which may be purchased pursuant to currently exercisable warrants and (iii) 882,351 held by Premier RENN US Emerging Growth Fund Ltd., which includes 294,116 shares which may be purchased pursuant to currently exercisable warrants.

DESCRIPTION OF SECURITIES

Description of Capital Stock

Common stock

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value. As of March 31, 2009, 24,580,798 shares of our common stock were outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment to our creditors, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value per share, no shares of which were issued and outstanding as of March 31, 2009.

Our Certificate of Incorporation authorizes our board to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Registration Rights

On September 10, 2008, SinoHub entered into and closed a Securities Purchase Agreement with certain accredited investors in a private offering, referred to as a PIPE offering for an aggregate of (i) 4,406,533 shares of common stock, (ii) three-year warrants to purchase an aggregate of 1,101,628 shares of common stock at an exercise price of $2.15 per share and (iii) five-year warrants to purchase an aggregate of 1,101,628 shares of common stock at an exercise price of $3.00 per share.

The investors in the PIPE offering are entitled to have the 4,406,533 shares of common stock and the 2,203,256 shares of common stock issuable upon exercise of the three-year and five-year warrants registered under the Securities Act pursuant to the terms and subject to the conditions set forth in a Registration Rights Agreement entered into among the Company and such holders. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement.

Pursuant to a registration rights agreement, the Company has agreed to file this registration statement covering the resale of the shares of Common Stock issued and issuable upon the exercise of the warrants, to the investors in the PIPE offering no later than October 25, 2008, and to have such registration statement declared effective on or before January 9, 2009. The Company has received an extension of this date to May 12, 2009 from the investors in the PIPE offering.   If the Company does not cause the registration statement to be declared effective by May 12, 2009, then each selling shareholder will be entitled to liquidated damages, payable in cash or common stock, at the Company’s option, equal to 1% of the aggregate purchase price paid by such selling shareholder for the securities, and an additional 1% for each month that the Company does not cause the registration statement to be declared effective, with such damages determined as if January 9, 2009 remained the deadline for the effectiveness of the registration statement.  Notwithstanding the foregoing, in no event shall liquidated damages exceed 10% of the aggregate gross proceeds of the offering to the selling shareholders.

The holders of an aggregate of 7,352,750 shares of SinoHub common stock issued in respect of SinoHub International’s Series A, B and C Convertible Preferred Stock in connection with the reverse merger were entitled to piggy back and demand registration rights with respect to the shares of SinoHub International common stock into which such preferred stock was convertible pursuant to the terms of certain Stock Purchase Agreements entered into among SinoHub International and such holders.  The Company has entered into an agreement with such holders providing them with demand and piggyback registration rights with respect to the 7,352,750 shares of SinoHub common stock that such holders received in the Merger on the condition that such rights will not be exercisable for a period of 180 days following the date of this prospectus.  Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement.

Piggy Back Registration Rights.  An aggregate of 796,094 shares of SinoHub subject to Lock-Up Agreements entered into among such holders and SinoHub in connection with the Merger are entitled to piggyback registration rights under the terms of the Merger Agreement entered into in connection with SinoHub’s reverse merger. The lock-up restrictions expired with respect to 398,000 of these shares on November 14, 2008, and expire with respect to the balance of the shares on May 14, 2009.  The lock-ups were entered into by Lorikeet, Inc., the controlling shareholder of the Company while it was a dormant shell and the Company’s consultant at such time John Leo (and John Leo’s subsequent transferees: Jeffrey Grossman, Daniel Carlson, John Tammaro, Grace King and Beilei Dong). The 796,094 shares owned by the persons subject to the Lock-Up Agreements have been included in this registration statement, and the lock-up restrictions with respect to the 796,094 shares do not apply to shares included in a registration statement.  Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement.

Resale of Restricted Securities

Rule 144

Rule 144 provides an exemption from registration under the Securities Act of 1933 for sales by holders of "restricted securities" (i.e., securities acquired directly or indirectly from the issuer or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering) and for sales of "control securities" (i.e., securities held by affiliates, regardless of how they acquired them).

In February 2008, amendments to Rule 144 under the Securities Act of 1933 that substantially liberalized the rules governing the resale of securities issued in private transactions or held by affiliates became effective. The amendments shortened the holding periods for restricted securities of public companies, significantly reduced the conditions applicable to sales of restricted securities by non-affiliates, and modified other aspects of the rules.

Under amended Rule 144, holders of restricted securities of reporting companies (i.e., companies that have been subject to public reporting requirements for at least 90 days before the sale) are able to sell their securities after holding them for only six months, subject to specified conditions. Sales under Rule 144 may also limited by manner of sale provisions and notice requirements and to the availability of current public information about the combined company.

Sales by Non-Affiliates under Rule 144

After six months but prior to one year from the date of acquisition of securities from the issuer or an affiliate of the issuer, non-affiliates of reporting companies may resell those securities under Rule 144 subject only to the current public information requirement described below. They will not have to file a Form 144, follow manner-of-sale requirements, or stay within the volume limitations. After holding securities for one year, non-affiliates of both reporting and non-reporting companies may resell those securities freely without any additional conditions under Rule 144.

Sales by Affiliates

In general, affiliates are subject to all of the requirements under Rule 144.

·
Current public information. There must be adequate current public information available about the issuer. Reporting companies must have been subject to public reporting requirements for at least 90 days immediately before the Rule 144 sale and must have filed all required reports (other than Forms 8-K) during the 12 months (or shorter period that the company was subject to public reporting) before the sale. For non-reporting companies (including companies that have been subject to the public reporting requirements for less than 90 days), certain other specified public information must be available.

·
Holding period. Restricted securities must be held for at least six months before they may be sold (securities issued in registered transactions are not subject to a holding period). The holding period for restricted securities of non-reporting companies is one year.

·
Volume limitations. For equity securities, in any three-month period, resales may not exceed a sales volume limitation equal to the greater of (i) the average weekly trading volume for the preceding four calendar weeks, or (ii) one percent of the outstanding securities of the class.  The volume limitation for debt securities permits the sale of up to 10% of a tranche or class of debt securities in any three-month period. However, since our shares are quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based trading volume provision described in clause (i) above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based trading volume provision.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume provision described in clause (ii) above.

·
Manner-of-sale requirements. Resales of equity securities must be made in unsolicited "brokers' transactions" or transactions directly with a "market maker" and must comply with other specified requirements.  Equity securities may be sold in "riskless principal transactions" (in addition to "brokers' transactions" and transactions directly with a "market maker").

·	Filing of Form 144. The seller must file a Form 144 if the amount of securities being sold in any three-month period exceeds the lesser of 5,000 shares or $50,000 in aggregate sales price.

Shares of Former Shell Company

Under Rule 144, persons owning shares in a company that is or at any time was a shell company (as defined in the Exchange Act) will not be entitled to sell the shares received pursuant to Rule 144 until such time as information about the former shell company that is equivalent to the information required under Form 10 of the Exchange Act has been on file with the SEC for a period of one year.  As a result, the SinoHub stockholders who received shares of SinoHub in the Merger would generally be unable to avail themselves of Rule 144 until one year after the Current Report on Form 8-K announcing the consummation of the Merger and complying with the requirements thereof was filed with the SEC, on May 20, 2008. However, the Current Report on Form 8-K announcing the consummation of the Merger did not contain interim financial statements relating to SinoHub International and certain information regarding prior transactions in unregistered securities of SinoHub (including transactions preceding the Merger) and SinoHub International.  We filed an amendment to the Form 8-K containing this information on March 30, 2009.

Accordingly, we believe that none of our shares of common stock can currently be sold under Rule 144 under the Securities Act and that our stockholders will not be entitled to sell SinoHub shares pursuant to Rule 144 until March 30, 2010.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Some provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws could make the following transactions more difficult:

·	Acquisition of our company by means of a tender offer, a proxy contest or otherwise; and

·	Removal of our incumbent officers and directors.

These provisions of our amended and restated certificate of incorporation and amended and restated bylaws, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Undesignated Preferred Stock

The authorization of undesignated preferred stock makes it possible for our board of directors, without the approval of our stockholders, to amend our certificate of incorporation to create one or more series of preferred stock with voting, liquidation, dividend or other rights or preferences that supersede the rights and preferences of the holders of our common stock and which could impede the success of any attempt to change control of our company.

These provisions could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Warrants

At March 31, 2009, the following warrants were outstanding:

Investor Warrants:

·
Warrants to purchase 1,101,628 shares of common stock at any time on or prior to September 10, 2011 at an initial exercise price of $2.15 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is, subject to adjustment in the event of stock splits, combinations or the like of our common stock and the warrants are subject to weighted average anti-dilution protection with respect to issuances of the Company’s common stock or rights to acquire common stock occurring prior to September 10, 2009 at a price per share less than the exercise price of the warrants.

·
Warrants to purchase 1,101,628 shares of common stock at any time on or prior to September 10, 2013 at an initial exercise price of $3.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock and the warrants are subject to weighted average anti-dilution protection with respect to issuances of the Company’s common stock or rights to acquire common stock occurring prior to September 10, 2009 at a price per share less than the exercise price of the warrants.

Placement Agent Warrants:

·
Warrants to purchase 154,228 shares of common stock at any time on or prior to September 10, 2011 at an initial exercise price of $2.15 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is, subject to adjustment in the event of stock splits, combinations or the like of our common stock and the warrants are subject to weighted average anti-dilution protection with respect to issuances of the Company’s common stock or rights to acquire common stock occurring prior to September 10, 2009 at a price per share less than the exercise price of the warrants.

·
Warrants to purchase 154,229 shares of common stock at any time on or prior to September 10, 2013 at an initial exercise price of $3.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock and the warrants are subject to certain anti-dilution adjustments with respect to certain transactions in the Company’s common stock or rights to acquire common stock occurring prior to September 10, 2009.

The Company has the right to compel the holders of the investor warrants and the placement agent warrants to exercise the warrants within 10 trading days after sending written notice to the holders of the warrants.  Any warrants not exercised within the 10-trading day period would be cancelled.  The Company may only give such notice if (i) the volume weighted average trading price per share of the Company’s Common Stock for each of 15 consecutive trading days is greater than $4.00 per share with respect to the warrants with the $2.15 exercise price and $5.50 per share with respect to the warrants with the $3.00 exercise price (in each case subject to equitable adjustment), and (b) the shares issuable upon the exercise of the warrants are either (i) registered for resale pursuant to an effective registration statement or (ii) freely transferable without volume restrictions pursuant to Rule 144 promulgated under the Securities Act,  The shares issuable upon the exercise of the warrants are registered for resale in this prospectus.

SELLING STOCKHOLDERS

The following table sets forth as of  March 31, 2009, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholder (or any of them), or that will be held after completion of the resales.  In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.  Except as set forth below, each of the selling stockholders has advised the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares	%		Shares	%

Norman Zada (3)+	176,469	*	176,469	0	*
Ultima Partner, LLC (4)+	352,940	1.4	352,940	0	*
Fred L. Astman/Wedbush Securities Inc CF IRA R/O Holding 10/13/92 (5)+	132,450	*	132,450	0	*
Lake Street Fund LP (6)+	795,000	3.2	795,000	0	*
MKM Opportunity Master Fund, Ltd. (7)+	882,351	3.5	882,351	0	*
The USX China Fund (8)+	300,000	1.2	300,000	0	*
Renaissance US Growth Investment Trust Plc (9)+	1,764,704	7.0	1,764,704	0	*
Global Special Opportunities Trust Plc (10)+	882,351	3.5	882,351	0	*
Premier RENN US Emerging Growth Fund Ltd (11)+	882,351	3.5	882,351	0	*
Micro Pipe Fund I, LLC (12)+	264,704	1.1	264,704	0	*
Wedbush Opportunity Partners, L.P. (13)+	176,469	*	176,469	0	*

Lorikeet, Inc. (14)♦	196,093	*	196,093	0	*
John C. Leo ♦	145,001	*	145,001	0	*
Jeffrey A. Grossman ♦	200,000	*	200,000	0	*
Daniel Carlson ♦	70,000	*	70,000	0	*
John Tammaro ♦	10,000	*	10,000	0	*
Grace King ♦	25,000	*	25,000	0	*
Beilei Dong ♦	150,000	*	150,000	0	*

Total	7,405,883	27.7%	7,405,883	0	*	%
* Less than one percent
+ Investors in the PIPE offering.
♦ Lock-up investors with piggy-back rights

(1)
This table is based upon information supplied by the selling shareholder. The number and percentage of shares beneficially owned are based on an aggregate of 24,580,798 shares of our common stock outstanding as of March 31, 2009 and, to the extent applicable, the warrants to purchase common stock held by .the persons for whom such number and percentage is being calculated.

(2)
Because the selling shareholder identified in this table may sell some, all or none of the shares owned by it that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, we have assumed for purposes of this table that the selling shareholder will sell all of the shares beneficially owned by it.

(3)
Norman Zada exercises voting and investment control over the securities to be offered for resale by the selling shareholder. This amount includes 58,822 shares which may be purchased pursuant to currently exercisable warrants.

(4)
Norman Zada exercises voting and investment control over the securities to be offered for resale by the selling shareholder. This amount includes 117,646 shares which may be purchased pursuant to currently exercisable warrants.

(5)
Fred L. Astman exercises voting and investment control over the securities to be offered for resale by the selling shareholder. This amount includes 44,150 shares which may be purchased pursuant to currently exercisable warrants. Fred L. Astman is an affiliate of First Wilshire Securities Management, Inc., a broker dealer.  He has advised the Company he bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities.

(6)
Fred L. Astman and Scott Hood exercise voting and investment control over the securities to be offered for resale by the selling shareholder. This amount includes 265,000 shares which may be purchased pursuant to currently exercisable warrants. Fred L. Astman and Lake Street Fund LP are affiliates of First Wilshire Securities Management, Inc., a broker dealer.  They have advised the Company they bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, they had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities.

(7)
David Skriloff exercises voting and investment control over the securities to be offered for resale by the selling shareholder. This amount includes 294,116 shares which may be purchased pursuant to currently exercisable warrants.

(8)
Stephen L. Parr exercises voting and investment control over the securities to be offered for resale by the selling shareholder. This amount includes 100,000 shares which may be purchased pursuant to currently exercisable warrants.

(9)
Russell Cleveland exercises voting and investment control over the securities to be offered for resale by the selling shareholder.  This amount includes 588,234 shares which may be purchased pursuant to currently exercisable warrants.

(10)
Russell Cleveland exercises voting and investment control over the securities to be offered for resale by the selling shareholder.  This amount includes 294,116 shares which may be purchased pursuant to currently exercisable warrants.

(11)
Russell Cleveland exercises voting and investment control over the securities to be offered for resale by the selling shareholder.  This amount includes 294,116 shares which may be purchased pursuant to currently exercisable warrants.

(12)
Randall S. Goulding exercises voting and investment control over the securities to be offered for resale by the selling shareholder. This amount includes 88,234 shares which may be purchased pursuant to currently exercisable warrants.

(13)
Jeremy Q. Zhu and Eric D. Wedbush exercise voting and investment control over the securities to be offered for resale by the selling shareholder. This amount includes 58,822 shares which may be purchased pursuant to currently exercisable warrants.

(14)	Steven L. White exercises voting and investment control over the securities to be offered for resale by the selling shareholder.

On September 10, 2008, SinoHub entered into and closed a Securities Purchase Agreement with certain accredited investors in a private offering, referred to as a PIPE offering for an aggregate of (i) 4,406,533 shares of common stock, (ii) three-year warrants to purchase an aggregate of 1,101,628 shares of common stock at an exercise price of $2.15 per share and (iii) five-year warrants to purchase an aggregate of 1,101,628 shares of common stock at an exercise price of $3.00 per share, which resulted in gross proceeds to the Company of $7,491,110.

Shares of SinoHub subject to Lock-Up Agreements entered into among such holders and SinoHub in connection with the Merger are entitled to piggyback registration rights under the terms of the Merger Agreement entered into in connection with SinoHub’s reverse merger. The lock-up restrictions expire on May 14, 2009 and do not apply to shares included on a registration statement.  The lock-ups were entered into by Lorikeet, Inc., the controlling shareholder of the Company while it was a dormant shell, and the Company’s consultant at such time John Leo (and John Leo’s subsequent transferees: Jeffrey Grossman, Daniel Carlson, Grace King, John Tammaro and Beilei Dong). These 796,094 shares have been included in this registration statement.   The shares of common stock held by Lorikeet were purchased from the Company in a private placement on June 20, 2006 for an aggregate purchase price of $20,000 pursuant to a subscription agreement between the Company and the stockholder.  These shares held by the balance of the stockholders subject to the lock-ups were initially sold by Lorikeet and certain other shareholders of the Company to John C. Leo upon the closing of the Merger.  Mr. Leo then transferred the shares set forth above to Messrs. Grossman, Tammaro and Carlson and Ms. King on August 14, 2008.  On October 9, 2008, Mr. Leo sold 150,000 shares to Beilei Dong for $100,000.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	to cover short sales made after the date that this Registration Statement is declared effective by the SEC;

·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it is the view of the SEC that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the SEC.  If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  The Company’s Bylaws provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of the Company, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company’s Amended and Restated Bylaws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company (and, at the discretion of the Board of Directors of the Company, employees and agents of the Company to the extent that Delaware law permits the Company to provide indemnification to such persons)  in excess of the indemnification and advancement otherwise permitted under Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others. The provision does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and executive officers, that require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys’ fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing, or investigation (collectively, a “Proceeding”), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section.  The Company currently maintains such insurance.

Settlement by the Company. The right of any person to be indemnified is subject always to the right of the Company by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Seyfarth Shaw LLP of Boston, Massachusetts.

EXPERTS

The consolidated financial statements of our company as of December 31, 2008 and 2007 included in this prospectus have been audited by Jimmy C.H. Cheung & Co, Independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

SINOHUB, INC. AND SUBSIDIARIES

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2008	December 31, 2007

CURRENT ASSETS
Cash and cash equivalents	$5,860,000	$4,282,000
Restricted cash	374,000	5,509,000
Accounts receivable, net of allowance	22,282,000	9,748,000
Inventories, net	435,000	853,000
Prepaid expenses and other	370,000	426,000
Due from related company	-	1,493,000
Total current assets	29,321,000	22,311,000

PROPERTY AND EQUIPMENT, NET	703,000	846,000

TOTAL ASSETS	$30,024,000	$23,157,000
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$764,000	$6,777,000
Accrued expenses and other	234,000	307,000
Bank borrowings	2,123,000	6,904,000
Notes payable to third parties	-	251,000
Income and other taxes payable	3,391,000	1,457,000
Total current liabilities	6,512,000	15,696,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 24,501,989 shares and 18,290,000 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	25,000	18,000
Additional paid-in capital	11,529,000	4,509,000
Retained earnings
Unappropriated	10,424,000	2,309,000
Appropriated	724,000	356,000
Accumulated other comprehensive income	810,000	269,000
Total stockholders’ equity	23,512,000	7,461,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,024,000	$23,157,000

The accompanying notes are an integral part of these consolidated financial statements

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years ended December 31,
	2008	2007
NET SALES
Supply chain management services	$4,973,000	$2,096,000
Electronic components	74,511,000	26,698,000
Total net sales	79,484,000	28,794,000
COST OF SALES
Supply chain management services	1,444,000	995,000
Electronic components	61,830,000	21,130,000
Total cost of sales	63,274,000	22,125,000

GROSS PROFIT	16,210,000	6,669,000

OPERATING EXPENSES
Selling, general and administrative	3,276,000	2,297,000
Depreciation	389,000	383,000
Merger related expenses	511,000	-
Allowance for doubtful debts	1,237,000	-
Loss on disposal of property and equipment	5,000	-
Total operating expenses	5,418,000	2,680,000

INCOME FROM OPERATIONS	10,792,000	3,989,000
OTHER INCOME (EXPENSE)
Interest expense	(251,000)	(146,000)
Interest income	66,000	124,000
Other, net	27,000	43,000
Total other income (expense)	(158,000)	21,000

INCOME BEFORE INCOME TAXES	10,634,000	4,010,000
Income tax expense	2,151,000	509,000

NET INCOME	8,483,000	3,501,000

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	541,000	285,000

COMPREHENSIVE INCOME	$9,024,000	$3,786,000

SHARE AND PER SHARE DATA
Net income per share-basic	$0.41	$0.22
Weighted average number of shares-basic	20,925,000	15,797,000
Net income per share-diluted	$0.40	$0.22
Weighted average number of shares-diluted	21,460,000	15,929,000

The accompanying notes are an integral part of these consolidated financial statements

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2008 and 2007

				Retained earnings	Appropriated	Accumulated
	Common stock		Additional	(Accumulated	retained	other comprehensive
	Shares	Amount	paid-in capital	deficit)	earnings	income (loss)	Total

Balances at December 31, 2006	14,707,257	$15,000	$2,941,000	$(849,000)	$13,000	$(16,000)	$2,104,000
Stock issued on exercise of warrants	385,229	-	49,000	-	-	-	49,000
Stock issued for cash	1,699,852	2,000	1,278,000	-	-	-	1,280,000
Warrants issued for cash			50,000	-	-	-	50,000
Exercise of stock options	100,597	-	57,000	-	-	-	57,000
Stock compensation - shares issued	956,166	1,000	108,000	-	-	-	109,000
Stock compensation - options issued	-	-	6,000	-	-	-	6,000
Stock issued for services	440,899	-	51,000	-	-	-	51,000
Warrants issued for services	-	-	9,000	-	-	-	9,000
Distribution to stockholders	-	-	(40,000)	-	-	-	(40,000)

Net income for the year	-	-	-	3,501,000	-	-	3,501,000
Foreign currency translation gain	-	-	-	-	-	285,000	285,000
Comprehensive income	-	-	-	-	-	-	3,786,000

Transfer to appropriated retained earnings	-	-	-	(343,000)	343,000	-	-

Balances at December 31, 2007	18,290,000	$18,000	$4,509,000	$2,309,000	$356,000	$269,000	$7,461,000
Reverse merger recapitalization	1,200,000	1,000	(1,000)	-	-	-	-
Stock issued for services	510,000	1,000	433,000	-	-	-	434,000
Stock issued for cash	4,406,533	5,000	6,477,000	-	-	-	6,482,000
Stock compensation - options issued	-	-	53,000	-	-	-	53,000
Exercise of stock options	71,166	-	8,000	-	-	-	8,000
Stock compensation - shares issued	22,200	-	50,000	-	-	-	50,000
Rounding shares issued due to the reverse share split	190	-	-	-	-	-	-

Shares issued to odd lot holders	1,900	-	-	-	-	-	-

Net income for the year	-	-	-	8,483,000	-	-	8,483,000
Foreign currency translation gain	-	-	-	-	-	541,000	541,000
Comprehensive income	-	-	-	-	-	-	9,024,000

Transfer to appropriated retained earnings	-	-	-	(368,000)	368,000	-	-

Balances at December 31, 2008	24,501,989	$25,000	$11,529,000	$10,424,000	$724,000	$810,000	$23,512,000

The accompanying notes are an integral part of these consolidated financial statements

SINOHUB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,483,000	$3,501,000
Adjustments to reconcile net income to cash provided by (used in) operation:
Depreciation	389,000	383,000
Allowance for doubtful accounts	1,237,000	-
Loss on disposal of property and equipment	5,000	-
Stock compensation expense	53,000	109,000
Stock option compensation amortization	50,000	6,000
Stock issued for services	434,000	50,000
Warrants issued for services	-	9,000
Changes in operating assets and liabilities:
Accounts receivable	(12,934,000)	(3,701,000)
Inventories	468,000	679,000
Prepaid expenses and other	84,000	2,676,000
Accounts payable	(6,367,000)	1,494,000
Accrued expenses and other	(93,000)	(3,895,000)
Income and other taxes payable	1,808,000	815,000
Net cash (used in) provided by operating activities	(6,383,000)	2,126,000

CASH FLOWS FROM INVESTING ACTIVITIES
Release of restricted cash	5,135,000	(5,509,000)
Proceeds from disposal of property and equipment	10,000	-
Purchase of property and equipment	(172,000)	(103,000)
Net cash provided by (used in) investment activities	4,973,000	(5,612,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of costs	6,482,000	-
Proceeds from exercise of warrants issued for service	8,000	-
Advances from investors	-	1,396,000
Due to director repaid	-	(203,000)
Bank borrowing proceeds	2,123,000	6,629,000
Bank borrowing repayments	(7,286,000)	-
Notes payable repayments	(251,000)	(313,000)
Related company proceeds (repayments)	1,568,000	(3,113,000)
Net cash provided by financing activities	2,644,000	4,396,000

EFFECT OF EXCHANGE RATES ON CASH	344,000	372,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,578,000	1,282,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,282,000	3,000,000

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,860,000	$4,282,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$251,000	$146,000
Cash paid for income tax	$409,000	$6,000

The accompanying notes are an integral part of these consolidated financial statements

SINOHUB, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Overview

SinoHub, Inc. (the “Company”) provides products and services to suppliers and purchasers of electronic components in connection with the manufacture and assembly of electronic products in the People’s Republic of China (the “PRC” or “China”).  Approximately 94% of the Company’s revenues are derived from the sale of electronic components and assemblies to contract manufacturers and design houses which are engaged in the manufacture of mobile phones, network equipment and other electronics products in the PRC.  These sales occur either as procurement-fulfillment project or as one-off electronic component sale.

In connection with the supply of such components and products, the Company also provides supply chain management services from which we derive approximately 6% of our revenues.

History and Basis of Reporting

SinoHub, Inc. (formerly known as Liberty Alliance, Inc.) is a Delaware corporation, originally organized in Utah in 1986, and subsequently merged and reorganized as Liberty Alliance, Inc. in Delaware in 1991.  Liberty Alliance, Inc. filed for bankruptcy in 1994 and the filing was closed in 1995.  Liberty Alliance, Inc. remained dormant until 2006 when it began preparing to become a public shell company and seek new business opportunities.  In August 2006 the Company changed its name to Vestige, Inc., and in September 2006 the Company changed its name back to Liberty Alliance, Inc.

In May 2008, Liberty Alliance, Inc., SinoHub Acquisition Corp., known as the Merger Sub, SinoHub, Inc., known as the Acquired Sub, and Steven L. White, the principal stockholder of Liberty Alliance, Inc., entered into an Agreement and Plan of Merger pursuant to which the Merger Sub agreed to merge with and into the Acquired Sub, with the Acquired Sub being the surviving corporation.  In connection with the merger, Liberty Alliance, Inc. issued to the stockholders of the Acquired Sub 18,290,000 shares (as adjusted for reverse stock split) of the Company’s common stock in exchange for all the outstanding shares of the Acquired Sub’s preferred and common stock and the Company assumed options exercisable for additional shares of common stock.  At the closing, Liberty Alliance, Inc. also issued 510,000 shares (as adjusted for reverse stock split) of the Company’s common stock to certain consultants for services rendered in connection with the Merger. Immediately following the merger, the Company had 20,000,000 shares of common stock outstanding and options exercisable for an additional 489,451 shares (as adjusted for reverse stock split) of common stock.  The conclusion of these events was deemed to be a reverse takeover transaction, or RTO, after which the original stockholders of the Company held approximately 6% of the issued and outstanding shares of the Company’s common stock on a fully diluted basis and the Acquired Sub’s stockholders, including the shares issued to consultants, held approximately 94% of the Company’s issued and outstanding shares of common stock.

In June 2008, the Company approved a reverse stock split of 1 share for every 3.5 common stock outstanding whereupon outstanding common stock and stock options were adjusted to account for the effects of the reverse stock split.

In July 2008, the Company changed its name from Liberty Alliance, Inc. to SinoHub, Inc. and the Acquired Sub changed its name from SinoHub, Inc. to SinoHub International, Inc.

For financial reporting purposes, the RTO has been accounted for as a recapitalization of the Company whereby the historical financial statements and operations of the Acquired Sub become the historical financial statements of the Company, with no adjustment to the carrying value of assets and liabilities.  Share and per share amounts reflect the effects of the recapitalization and reverse stock split for all periods presented.  In addition, the presentation for all periods includes equity transactions of the Acquired Sub as adjusted for the effects of the recapitalization and reverse stock split.

Organization Structure

The current operations of the Company include the following subsidiaries:

SinoHub International, Inc. was incorporated in March 1999 as a Delaware C corporation in the United States of America.  This company is the holding company for the Chinese and Hong Kong subsidiaries listed below. SinoHub International, Inc. is wholly owned by SinoHub, Inc.

SinoHub Electronics Shenzhen, Ltd. was incorporated in September 2000 in the People’s Republic of China to provide one-stop SCM services for electronic manufacturers and distributors in southern China.  SinoHub Electronics Shenzhen, Ltd. is wholly owned by SinoHub International, Inc.

SinoHub SCM Shenzhen, Ltd. was incorporated in December 2001 in the PRC to hold an import and export license in the PRC. SinoHub SCM Shenzhen, Ltd. purchases and sells electronic component parts and provides Customs clearance services to our customers. 100% of the equity interest in SinoHub SCM Shenzhen, Ltd. is held on behalf of SinoHub by SinoHub Electronics Shenzhen, Ltd. through a Declaration of Trust with SinoHub Electronics Shenzhen, Ltd. dated January 30, 2008. Through this trust agreement, SinoHub Electronics Shenzhen, Ltd. owns 100% of the beneficial interest in SinoHub SCM Shenzhen, Ltd. and accordingly, SinoHub SCM Shenzhen Ltd is treated as a wholly-owned subsidiary of the Company for accounting purposes.

SinoHub SCM Shanghai, Ltd. was incorporated in March 2005 in the PRC to provide one-stop SCM services for electronic manufacturers and distributors in northern China. SinoHub SCM Shanghai, Ltd. is wholly owned by SinoHub Electronics Shenzhen, Ltd.

SinoHub Electronics Shanghai, Ltd. was incorporated in July 2005 in the PRC to provide one-stop SCM services for electronic manufacturers and distributors in the PRC. SinoHub Electronics Shanghai, Ltd. is wholly owned by SinoHub International, Inc.

B2B Chips, Limited was incorporated in June 2006 in Hong Kong to purchase and sell electronic components. B2B Chips is wholly owned by SinoHub Electronics Shenzhen, Ltd.

SinoHub Technology (Hong Kong) Limited was incorporated in May 2007 in Hong Kong and has not yet commenced business. SinoHub Technology (Hong Kong) Limited is wholly owned by B2B Chips.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Concentrations and Risks

Substantially all of Company's assets are located in the PRC and Hong Kong and substantially all of the Company's revenues were derived from customers located in the PRC.  In addition, financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable.  The Company mitigates credit risk through procedures that include determination of credit limits, credit approvals, and related monitoring procedures to ensure delinquent receivables are collected.

Cash and Cash Equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with a maturity of less than three months.  Cash amounts held as security for the Company’s bank loans is reported as restricted cash and is not included with cash or cash equivalents on the balance sheet until the lien against such funds has been released.

Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and recorded based on managements’ assessment of customer credit history, overall trends in collections and write-offs, and expected exposures based on facts and prior experience.

Inventories

Inventories are stated at cost, cost being determined on a first in first out method.  No allowance is made for excess or obsolete inventories as inventories are held for a short period of time and are substantially related to specific customer order commitments.  Inventory consists of electronic components purchased from suppliers.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.  Depreciation is provided on a straight-line basis, less estimated residual values over the assets’ estimated useful lives.  The estimated useful lives are as follows:

Plant and machinery	5 Years
Motor vehicles	5 Years
Furniture, fixtures and equipment	2 to 5 Years

Long-lived assets held and used by the Company are reviewed for impairment whenever changes in circumstances or events indicate that the carrying amount of an asset may not be recoverable.  For purposes of evaluating the recoverability of long-lived assets, the Company considers various factors, including future cash flows, to determine whether the carrying amount exceeds fair value, and in that case, the asset is written down to fair value.  The Company believes that no impairment of property and equipment exists at December 31, 2008.

Financial Instruments

The Company analyzes all financial instruments that may have features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”  At present, there are no such instruments in the financial statements.  The Company also analyzes registration rights agreements associated with any equity instruments issued to determine if penalties triggered for late filing should be accrued under FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements.”

Fair Value of Financial Instruments

SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments.  Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, bank borrowings, notes payable and other liabilities approximate their fair values because of the short-term nature of these instruments.  Management believes the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company’s operations are primarily based in the PRC, which may give rise to significant foreign currency risks and opportunities from fluctuations and the degree of volatility of foreign exchange rates between the United States dollar (“USD”) and the Chinese Renminbi (“RMB”). In July 2005, the PRC allowed the RMB to fluctuate within a narrow range ending its decade-old valuation peg to the USD.  Since this change in 2005, the RMB has experienced positive trends in valuation against the USD; such trends are reflected in part by the foreign currency translation gains reported in the Company’s financial statements.

Derivative Instruments

The Company does not utilize derivative or hedge instruments in its financing activities.

Stock-Based Compensation

The Company adopted SFAS No. 123R, “Share-Based Payments.”  This Statement requires a public entity to measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost will be recognized over the period during which services are received.  Stock compensation for stock granted to non-employees has been determined in accordance with SFAS 123R and the Emerging Issues Task Force consensus Issue No. 96-18, "Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services" ("EITF 96-18"), as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Revenue Recognition

The Company reports revenue from supply chain management, or SCM, services and electronic components sales. Revenues for supply chain management services are earned from both the SCM and procurement-fulfillment programs and are primarily based on a percentage of inventory value handled for a customer.  The Company recognizes revenue from SCM services when the services are provided.  Revenues from electronic components sales are based on quoted prices and are recognized at the time of shipment to customers. Revenues are recognized on the gross amount billed to customers.  Sales are recorded net of discounts and allowances.  In all cases, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services rendered, the sales price is determinable, and collectability is reasonably assured.

 Income Taxes

The Company accounts for income taxes under the SFAS No. 109, “Accounting for Income Taxes.”  Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Foreign Currency Translation

SinoHub, Inc., SinoHub International, Inc., B2B Chips, Ltd., and SinoHub Technology Hong Kong, Ltd. maintain accounting records using the functional currencies, USD and Hong Kong Dollars (“HKD”) respectively.  SinoHub SCM Shenzhen, Ltd., SinoHub Electronics Shenzhen, Ltd., SinoHub SCM Shanghai, Ltd. and SinoHub Electronics Shanghai, Ltd. maintain accounting records using RMB as the functional currency.

The Company uses United State Dollar (“USD”) as its reporting currency.  The Company accounts for foreign currency translation pursuant to SFAS No. 52, “Foreign Currency Translation” (“SFAS No. 52”).  The subsidiaries of the Company’s functional currencies are the Hong Kong Dollar (“HKD”) and Chinese Renminbi (“RMB”).  Under SFAS No. 52, all assets and liabilities are translated into United States dollars using the current exchange rate at the balance sheet date.  The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the period.  Translation adjustments are included in other comprehensive income (loss) for the period.

Foreign currency transactions during the year are translated to their functional currencies at the approximate rates of exchange on the dates of transactions.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the reporting currency at the approximate rates of exchange at that date.  Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired.  Exchange gains or losses are recorded in the statement of operations.

Comprehensive Income

The foreign currency translation gain or loss resulting from the translation of the financial statements expressed in HKD and RMB to USD is reported as other comprehensive income in the statements of operations and stockholders’ equity.

Earnings Per Share

Earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share."  SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share.  Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period.  Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

Segments

The Company operates in one business segment.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”).  SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired.  SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination.  This statement is effective beginning January 1, 2009.  The Company does not expect the adoption of SFAS 141R to have a material impact on its financial position and results of operations.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited.  The adoption of this statement did not have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.”  This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows.  SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments.  Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures.  SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted.  The adoption of this statement did not have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that presented in conformity with generally accepted accounting principles in the United States of America.  SFA 162 will be effective 60 days following the SEC’s approval of the PCAOB amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  The Company does not believe SFAS 162 will have a significant impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.”  The scope of this Statement is limited to financial guarantee insurance and reinsurance contracts, as described in the Statement, issued by enterprises included within the scope of Statement 60.  Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables).  This Statement also does not apply to financial guarantee contracts that are derivative instruments included within the scope of SFAS No. 133, “Accounting for Derivative instruments and Hedging Activities.”  SFAS 163 is effective prospectively for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years; disclosure requirements in paragraphs 30(g) and 31 are effective for the first period (including interim periods) beginning after May 23, 2008. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, to clarify guidance on determining the fair value of a financial asset under SFAS 157 in a market that is not active.  FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued.  The adoption of this statement effective September 30, 2008 did not have a material impact on the Company’s financial statements.

2.    ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2008 and 2007 consisted of the following:

	2008	2007

Accounts receivable	$23,519,000	$9,748,000
Less: allowance for doubtful accounts	1,237,000	-
Accounts receivable, net of allowance	$22,282,000	$9,748,000

As of December 31, 2008 and 2007, the Company recorded an allowance for doubtful accounts of $1,237,000 and $Nil respectively.

3.            PREPAID EXPENSES AND OTHER

Prepaid expenses and other current assets at December 31, 2008 and 2007 consisted of the following:

	2008	2007

Prepaid expenses	$277,000	$200,000
Other receivables	93,000	226,000
	$370,000	$426,000

4.           PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31, 2008 and 2007:

	2008	2007

Furniture, fixtures and equipment	$1,333,000	$1,084,000
Plant and machinery	767,000	719,000
Motor vehicles	288,000	251,000
	2,388,000	2,054,000
Less: accumulated depreciation	(1,685,000)	(1,208,000)
Property and equipment, net	$703,000	$846,000

Depreciation expenses for the years ended December 31, 2008 and 2007 were $389,000 and $383,000, respectively.  During 2008 the Company recognized a loss on disposal of property and equipment of $5,000.

5.           ACCRUED EXPENSES AND OTHER

Accrued expenses and other liabilities at December 31, 2008 and 2007 and consisted of the following:

	2008	2007

Accrued expenses	$163,000	$156,000
Other liabilities	71,000	151,000
	$234,000	$307,000

6.           BANK BORROWINGS AND FINANCING ARRANGEMENTS

The Company has secured financing facilities (RMB based) with certain PRC banks to support its business operations. The facilities with each bank include:

-
Letter of credit facility with one bank in the amount of $3,200,000 to support its component sales business.  Restricted cash balances are required as security for draws against the facility and an annual commitment fee of 0.1% is assessed.  In addition, the bank requires a third party guarantor. The third-party guarantor required the Company to pay it a fee of $80,000 for providing its guaranty. The facility renews each year and is available through August 2009. The Company also has a $1,460,000 Customs duty import facility and a $2,200,000 Customs export refund facility through this bank to support short term duty collections for its component sales business.  These facilities renew each year and are available through February 2010.

-
Letter of credit facility with another bank in the amount of $3,400,000 to support its component sales business. Restricted cash balances are required as security for draws against the facility and an annual commitment fee of 0.1% is assessed.  In addition, the bank requires a third party guarantor.    The third-party guarantor required the Company to pay it a fee of $70,000 for providing its guaranty. The facility was terminated in December 2008.

-
Letter of credit facility with another bank in the amount of $4,400,000 to support its component sales business. Restricted cash balances are required as security for draws against the facility and the bank requires guarantors from a subsidiary and shareholders and lien on a PRC property owned by a director and his spouse. In addition, the bank requires a third party guarantor.  The third-party guarantor required the Company to pay it a fee of $72,000 for providing its guaranty. The facility is available through September, 2009.

Borrowings against these facilities at December 31, 2008 and 2007 were as follows:

	2008	2007
Note payable to a bank, interes t rate of 7.128%
per annum, due M arch 2008	$-	$273,444

Note payable to a bank, interes t rate of 7.128%
per annum, due February 2008	-	205,083

Note payable to a bank, interes t rate of 7.128%
per annum, due January 2008	-	205,083

Note payable to a bank, interes t rate of 7%
per annum, due September 2008	-	502,854

Note payable to a bank, interes t rate of 7%
per annum, due September 2008	-	513,771

Note payable to a bank, interes t rate of 3.06%
per annum, due June 2008	-	3,059,447

Note payable to a bank, interes t rate of 3.33%
per annum, due July 2008	-	2,144,748

Note payable to a bank, interes t rate of 6.19%
per annum, due February 2009	954,000	-

Note payable to a bank, interes t rate of 6.83%
per annum, due M arch 2009	730,000	-

Note payable to a bank, interes t rate of 5.54%
per annum, due M arch 2009	162,000	-

Note payable to a bank, interes t rate of 5.54%
per annum, due January 2009	121,000

Note payable to a bank, interes t rate of 5.54%
per annum, due January 2009	156,000	-
	2,123,000	6,904,430
Less : current maturities	2,123,000	6,904,430
Long -term portion	$-	$-

Interest expense paid for the years ended December 31, 2008 and 2007 was $251,000 and $111,000 respectively.

7.           NOTES PAYABLE TO THIRD PARTIES

Notes payable to third parties are due on demand or normally within one year.  During 2008, all notes payable were fully repaid and as of December 31, 2008, no amounts were outstanding.

8.           COMMITMENTS AND CONTINGENCIES

Employee Benefits

The full time employees of subsidiaries based in the PRC are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan.  The Company is required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits.  The total provision and contributions made for such employee benefits for the years ended December 31, 2008 and 2007 were $90,000 and $75,000 respectively.  The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

Commitments

The Company leases warehouse and office spaces from third parties under operating leases which expire at various dates from May 2010 through July 2013.  Rent expense for the years ended December 31, 2008 and 2007 was $373,000 and $151,000 respectively.  At December 31, 2008, the Company has outstanding commitments with respect to operating leases, which are due as follows:

2009	$405,000
2010	400,000
2011	266,000
2012	153,000
2013	89,000
$1,313,000

Contingencies

The Company accounts for loss contingencies in accordance with SFAS 5, “Accounting for Loss Contingencies” and other related guidelines. Set forth below is a description of certain loss contingencies as of December 31, 2008 and management’s opinion as to the likelihood of loss in respect of loss contingency.

Pursuant to the Securities Purchase Agreement entered into between the Company and a group of accredited investors (“Securities Purchase Agreement”) on September 10, 2008, the Company was obligated to make efforts to file a registration statement with the SEC for the registration of 6,609, 789 shares of Common Stock offered by selling stockholders to be declared effective by the Securities and Exchange Commission on or before January 9, 2009. The Company has received an extension of this date to February 20, 2009 from the accredited investors.  If the Company does not timely file the registration statement or cause it to be declared effective by the required dates, then each selling shareholder will be entitled to liquidated damages, payable in cash or Common Stock, at the Company’s option, equal to 1% of the aggregate purchase price paid by such selling shareholder for the securities, amounting to approximately $75,000 in the aggregate, and an additional 1% for each month that the Company does not file the registration statement or cause it to be declared effective. As provided by such extension, if the Company does not cause the registration statement to be declared effective by May 12, 2009, the liquidated damages will be calculated as if the deadline for effectiveness were January 9, 2009, the original deadline under the Registration Rights Agreement. Notwithstanding the foregoing, in no event shall liquidated damages exceed 10% of the aggregate gross proceeds of the offering to the selling shareholders, or total liquidated damages of about $750,000.

On February 19, 2009, the Company entered into a Second Waiver and General Release Agreement (the “Waiver”) with respect to the Registration Rights Agreement (the “Registration Rights Agreement”), dated September 10, 2008, among the Company and the investors identified therein.   The Second Waiver extended until May 12, 2009 the deadline to get the registration statement accepted by the SEC, provided that if the Company does not cause the registration statement to be declared effective by May 12, 2009, the liquidated damages will be calculated as if the deadline for effectiveness were January 9, 2009, the original deadline under the Registration Rights Agreement. Accordingly, no provision has been made by the Company to the above liquidated damages as of December 31, 2008.

9.           EARNINGS PER SHARE

The elements for calculation of earnings per share for the years ended December 31, 2008 and 2007 were as follows:

	Years ended December 31,
	2008	2007
Net income for basic and diluted earnings per share	$8,483,000	$3,501,000

Weighted average shares used in basic computation	20,925,000	15,797,000
Effect of dilutive stock options and warrants	535,000	132,000
Weighted average shares used in diluted computation	21,460,000	15,929,000

Earnings per share:
Basic	$0.41	$0.22
Diluted	$0.40	$0.22

10.           STOCKHOLDERS’ EQUITY

 Merger and Reverse Stock Split

The company’s reverse merger transaction has been accounted for as a recapitalization of the Company whereby the historical financial statements and operations of the Acquired Sub become the historical financial statements of the Company, with no adjustment of the carrying value of the assets and liabilities.  In connection with the reverse merger, the principal stockholder of Liberty Alliance, Inc. contributed 5,203,907 shares of common stock (adjusted for reverse stock split) held by him back to the Company for nil consideration.  Following the reverse merger, Liberty Alliance, Inc. issued to the stockholders of the Acquired Sub 18,290,000 shares (as adjusted for one for 3.5 reverse stock split) of the Company’s common stock in exchange for all the outstanding shares of the Acquired Sub’s common stock comprising 10,282,288 shares of common stock and 6,933,334 shares of Acquired Sub’s preferred stock, of which 3,000,000 were designated Series A Convertible Preferred Stock (convertible into 3,000,000 shares of Acquired Sub’s common stock), 2,333,334 shares were designated Series B Convertible Preferred Stock (convertible into 2,333,334 shares of Acquired Sub’s common stock), and 1,600,000 shares are designated Series C Convertible Preferred Stock (convertible into 1,600,000 shares of Acquired Sub’s common stock).  The Company also assumed options outstanding exercisable for additional 489,451 shares (as adjusted for reverse stock split) shares of common stock.  At the closing, Liberty Alliance, Inc. also issued 510,000 shares (as adjusted for reverse stock split) of the Company’s common stock to certain consultants for services rendered in connection with the Merger. Immediately following the merger, the Company had 20,000,000 shares of common stock outstanding and options exercisable for an additional 489,451 shares (as adjusted for reverse stock split) of common stock.

The financial statements have been prepared as if the reverse merger transaction had occurred retroactively at the beginning of the periods presented. Share and per share amounts reflect the effects of the recapitalization and reverse stock split for all periods presented. Accordingly, all of the outstanding shares of the Acquired Sub’s common stock and preferred stock at the completion date of the reverse merger transaction have been exchanged and converted to 18,290,000 shares (as adjusted for reverse stock split) of the Company’s common stock for all periods presented.  In addition, the presentation for all periods includes equity share transactions of the Acquired Sub as adjusted for the effects of the recapitalization and reverse stock split.  All costs associated with the transaction were expensed as incurred.

Equity Share Transactions

In May 2007, the Company issued 956,166 shares to an officer of the Company. The shares were valued at the market price on the date of issuance, at fair value of $109,000.

In March 2007, the Company issued 371,842 shares to the spouse of the Company’s current CEO at fair value of $43,000 for agreeing to let the Company use the condominium in which she holds 50% ownership as collateral for a bank loan.

In November 2007, the Company issued 69,057 shares to third parties for consulting services at fair value of $8,000.

In a series of related equity share transactions in November and December 2007, the Company issued to investors 1,699,852 shares for total cash proceeds of $1,330,000.

In December 2007, warrants granted in 2004 for the purchase of 106,241 shares were exercised for total cash proceeds of $17,000.

In November 2006, warrants to purchase 148,537 shares of common stock were issued for services. The warrants were determined to have a market value of $9,000 using the Black-Scholes option pricing model with a market value per share of common stock of $0.0677, an exercise period of two years, and a volatility of 175%.  The warrants were exercised in December 2007 for cash proceeds of $17,000.

In January 2007, warrants to purchase 130,451 shares of common stock were issued for services. The warrants were determined to have a market value of $9,000 using the Black-Scholes option pricing model with a market value per share of common stock of $0.0765, an exercise period of two years and a volatility of 175%.  The warrants were exercised in December 2007 for cash proceeds of $15,000.

In September 2008, the Company entered into and closed a Securities Purchase Agreement with certain accredited investors in a private offering for shares of common stock and warrants to purchase common stock.  The Company issued 4,406,533 shares of common stock, three-year warrants to purchase 1,101,633 shares of common stock at an exercise price of $2.15 per share, and five-year warrants to purchase 1,101,633 shares of common stock at $3.00 per share in return for gross proceeds of approximately $7.5 million in cash.  During the third quarter of 2008, net offering proceeds of approximately $6.5 million were recorded as an addition to stockholders’ equity, after deducting offering and related closing costs of the transaction.  The Company also issued warrants to the placement agent in connection with services for the private offering.  These included three-year warrants to purchase 154,228 shares of common stock at an exercise price of $2.15 per share, and five-year warrants to purchase 154,229 shares of common stock at $3.00 per share.

In October 2008, the Company issued 22,200 shares for services to employees at fair value of $50,000.

Appropriated Retained Earnings

The Company’s PRC subsidiaries are required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on the after-tax net income determined in accordance with the laws and regulations of the PRC.  Prior to January 1, 2006 the appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the laws and regulations of the PRC until the reserve is equal to 50% of the entities’ registered capital.  Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined by the Board of Directors.  Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10% of net income after tax per annum, such contributions not to exceed 50% of the respective companies’ registered capital.

The statutory reserve funds are restricted for use to set off against prior period losses, expansion of production and operation or for the increase in the registered capital of the Company.  The statutory public welfare fund is restricted for use in capital expenditures for the collective welfare of employees.  These reserves are not transferable to the Company in the form of cash dividends, loans or advances.  These reserves are therefore not available for distribution except in liquidation. During 2008 and 2007, the Company appropriated $368,000 and $343,000 to the reserves funds based on its net income in accordance with the laws and regulations of the PRC.

11.          STOCK OPTIONS

The Company granted qualified stock options under the Company’s 2000 Incentive Stock Option Plan (the “2000 ISOP”) and 2008 Incentive Stock Option Plan (the “2008 ISOP”). At December 31, 2008, stock options to purchase 660,175 shares of common stock at an exercise price ranging from $0.09 to $2.48 per share were outstanding. The exercise prices were determined by the Board at the time of grant.  In each case the exercise price was not less than the fair market value of the common stock as determined by the Board in good faith taking into account such factors as recent issuances of preferred stock with an appropriate discount factored in relative to the common shares.  The exercise prices  for options issued under the 2000 ISOP following the sale of preferred stock by the Company during November and December of 2007 represent a discount to the issuance price of $0.78 for such preferred stock taking into account the added value of the conditions in the preferred stock (for example, it was redeemable with 10% appreciation). The exercise prices for options issued under the 2008 ISOP represent the closing price of the Company’s common stock on the business day preceding the grant date.  The stock options granted become exercisable (“vested”) as to 25% of the original number of shares on the first anniversary of the grant date and as to an additional 6.25% of the original number of shares at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date. Unless earlier terminated, these stock options granted shall expire ten years after the grant date. Following the reverse merger, all preferred stock which were convertible on the basis of one share of preferred stock for one share of common stock issued were exchanged for common stock of Liberty Alliance, Inc. retroactively adjusted for all periods presented.

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Expected	Expected	Dividend	Risk Free	Grant Date
Life	Volatility	Yield	Interest Rate	Fair Value
The 2000 ISOP
5 years	175%	0%	2.5%	$0.09 - $0.19
The 2008 ISOP
1 year	121%	0%	2.5%	$0.47

Expected Volatility: Expected volatility is computed based on the standard deviation of the continuously compounded rate of return of days when the stock price changed over the past five years.

Dividend Yield: The expected dividend yield is zero.  The Company has not paid a dividend and does not anticipate paying dividends in the foreseeable future.

Risk Free Rate: Risk-free interest rate of 2.5% was used.  The risk-free interest rate was based on U.S. Treasury yields with a remaining term that corresponded to the expected term of the option calculated on the granted date.

Expected Life:  Because the Company has no historical share option exercise experience to estimate future exercise patterns, the expected life was determined using the simplified method as these awards meet the definition of "plain-vanilla" options under the rules prescribed by Staff Accounting Bulletin No. 107.

Stock compensation expense was recognized based on awards expected to vest.  There was no estimated forfeiture as the Company has a short history of issuing options. SFAS No. 123R requires forfeiture to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

The Company granted 252,524 and 424,431 stock options during 2008 and 2007 with a total fair value of approximately $299,000. The Company recognized $50,000 and $6,000 in stock compensation expense for the years ended December 31, 2008 and 2007, respectively. At December 31, 2008, unamortized compensation cost related to stock options was $238,000.

The following is a summary of the stock options activity:

	Number of Options Outstanding	Weighted- Average Exercise Price
Balance at December 31, 2006	150,436	$0.09
Granted	424,431	$0.19
Forfeited	(61,711)	-
Exercised	(10,957)	$0.09
Balance at December 31, 2007	502,199	$0.17
Granted	252,524	$1.03
Forfeited	(23,382)	-
Exercised	(71,166)	$0.11
Balance at December 31, 2008	660,175	$0.50

The following is a summary of the status of options outstanding at December 31, 2008:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Weighted Average Exercise Price
$0.09	45,950	6.7 years	$0.09	37,334	$0.09
$0.12	94,086	8.3 years	$0.12	41,163	$0.12
$0.19	267,615	9.0 years	$0.19	66,904	$0.19
$1.02	250,000	9.8 years	$1.02	0	$1.02
$2.48	2,524	10.0 years	$2.48	0	$2.48
Total	660,175			145,401	$0.14

In 2001, the Company granted a director 53,120 non-qualified stock options with an exercise price of $0.05 per share. These options were exercised in 2007. In addition, in 2005 the Company granted a former director 53,120 non-qualified stock options with an exercise price of $0.10 per share. In 2007, the former director exercised 36,520 options.  Previously recognized and accrued stock option expense was credited to additional paid in capital upon exercise of these options.

12.           RELATED PARTY TRANSACTIONS

On January 17, 2007, a director purchased a one year 7.69% Note from SinoHub, Inc. in the amount of RMB 1,658,000 (approximately $213,000) which was repayable on demand. This Note was repaid by SinoHub on March 20, 2007. Interest expense paid on this Note for the year ended December 31, 2007 was $3,500.

On March 20, 2007, SinoHub issued 371,842 shares of its common stock to the spouse of a director for agreeing to let SinoHub use the condominium in which she holds 50% ownership (the director owns the remaining 50%) as collateral for a bank loan.   The shares were valued at $43,000.

On January 17, 2008, SinoHub’s subsidiary SinoHub Electronics Shenzhen, Ltd. acquired direct ownership of SinoHub SCM Shanghai, Ltd.  from Sai Lin Xu.  Prior to that date, SinoHub Electronics Shenzhen was the sole beneficial owner of SinoHub SCM Shanghai and record ownership of SinoHub SCM Shanghai was held in the name of Ms. Xu, the mother-in-law of Lei Xia, the Company’s President, who acted as trustee pursuant to a Declaration of Trust that vested all beneficial rights in the stock to SinoHub Electronics Shenzhen and compelled the trustee to act at the direction of SinoHub Electronics Shenzhen.   In accordance with the terms of the Declaration of Trust, no material monetary payment was associated with this acquisition because through the Declaration of Trust, SinoHub Electronics Shenzhen had borne all costs relating to the formation of SinoHub SCM Shanghai.

On April 10, 2008, B2B Chips acquired SinoHub Technology (Hong Kong) from two directors of the Company for HKD 10,000 ($1,290), which represented the initial capital contributions in the company.   SinoHub Technology never conducted any business and its sole asset at all times was a Hong Kong bank account holding the balance of the capital contributions.

In May 2008, Liberty Alliance, Inc., SinoHub Acquisition Corp., known as the Merger Sub, SinoHub, Inc., known as the Acquired Sub, and Steven L. White, the principal stockholder of Liberty Alliance, Inc., entered into an Agreement and Plan of Merger pursuant to which the Merger Sub agreed to merge with and into the Acquired Sub, with the Acquired Sub being the surviving corporation. In connection with the merger, Liberty Alliance, Inc. issued to the stockholders of the Acquired Sub 18,290,000 shares (as adjusted for reverse stock split) of the Company’s common stock in exchange for all the outstanding shares of the Acquired Sub’s preferred and common stock and the Company assumed options exercisable for an additional 489,451 shares (as adjusted for reverse stock split) of common stock. In connection with the Agreement and Plan of Merger, Steve White, the controlling shareholder of the company while it was a dormant shell and its sole director, surrendered 5,203,907 shares of common stock of Liberty Alliance, Inc. and was granted piggyback registration rights with respect to the remaining 196,093 shares he owned. Mr. White also executed a lock-up agreement with the Company that expires on May 14, 2009.

The Company distributed electronic components to and resold electronic products purchased from a company owned jointly by the Chairman and the President of the Company.  In addition, the related company provided certain warehousing and logistics services to the Company during the development of its Hong Kong operation.  During the year of 2008 and 2007, the Company sold goods totaling approximately $1.5 million and $1.2 million to the related company and purchased goods totaling approximately $3,000,000 and $504,000 from the related company.  The Company paid no service fees to the related company in 2008 and paid service fees totaling $197,000 in 2007.  During 2008, the Company received rental income of $154,000 for the lease of warehouse space to the related company. At December 31, 2007, the related company owed the Company $1,493,000, which was interest free and repayable on demand.  At December 31, 2008, there was no amount outstanding between the Company and the related company.

A PRC property owned by a director and his spouse is pledged to a bank to secure banking facilities for the Company.

A director and his spouse provided guarantees to a bank for banking facilities extended to the Company.

During 2007, the Company repaid $203,000 due to a director.

13.           INCOME TAXES

The Company and its subsidiaries are subject to income taxes on an “entity” basis that is, on income arising in or derived from the tax jurisdiction in which each entity is domiciled.  It is management's intention to reinvest all the income earned by the Company’s subsidiaries outside of the US.  Accordingly, no US federal income taxes have been provided on earnings of foreign based subsidiaries.

The Company and its wholly owned subsidiary, SinoHub International, Inc. are incorporated in the United States and have incurred operating losses since inception.  The Company has operating loss carry forwards (NOLs) for income taxes purposes of approximately $881,000 at December 31, 2008 which may be available to reduce future years’ taxable income.  These NOLs will expire, if not utilized, commencing in 2028.  Management believes the realization of tax benefits from these NOLs is uncertain due to the Company’s current operating history and continuing losses in the US for tax purposes.  Accordingly, a full deferred tax asset valuation allowance has been provided and no deferred tax benefit has been recorded.

The Company’s subsidiaries in Hong Kong are subject to Hong Kong profits tax at a statutory rate of 17.5%.  No provision for Hong Kong profits tax was required as these entities incurred losses during 2008 and 2007.  There are no tax loss carry forward provisions in Hong Kong.

The Company’s subsidiaries in China were subject to China income tax at a statutory rate of 25% in 2008 and 33% in 2007.  However, these subsidiaries are located in special economic regions and/or qualify as “new or high-technology enterprises” that are allowed special tax reductions until 2012. The Company’s subsidiaries in China was subject to special tax rate was 18% and 15% in 2008 and 2007 respectively.

Income tax expense for 2008 and 2007 is summarized as follows:

	2008	2007

Current	$2,151,000	$509,000
Deferred	-	-
	$2,151,000	$509,000

The reconciliation of income taxes computed at the statutory income tax rates to total income taxes for the years ended December 31, 2008 and 2007 is as follows:

	2008		2007

Income before income taxes	$10,634,000	100.0%	$4,010,000	100.0%

China income taxes at statutory rate	$2,658,500	25.0%	$1,323,000	33.0%
China qualified income tax exemptions	(507,500)	(5%)	(815,000)	(20.3%)
Income tax expense	$2,151,000	20.0%	$509,000	12.7%

14.           CONCENTRATIONS AND RISKS

During 2008 and 2007, 99% of the Company’s assets were located in China.

During 2008, 13% of revenues were derived from oversea sales.

Major customer and sales to this customer as a percentage of total sales were as follows:

	Customer A	Customer B
For the year ended
December 31, 2008	12%		10%
December 31, 2007	10%	-

At of December 31, 2008 and 2007, accounts receivable to this customer was $5,508,000 and Nil respectively.

Major suppliers and purchases from those suppliers as a percentage of total purchases were as follows:

	Vendor A	Vendor B	Vendor C
For the year ended
December 31, 2008	6%	5%	3%
December 31, 2007	13%	11%	13%

At of December 31, 2008 and 2007, accounts payable from those vendors were Nil.

15.           SUBSEQUENT EVENT

On February 19, 2009, the Company entered into a Second Waiver and General Release Agreement (the “Waiver”) with respect to the Registration Rights Agreement (the “Registration Rights Agreement”), dated September 10, 2008, among the Company and the investors identified therein.   The Waiver extended until May 12, 2009 the deadline by which the registration statement that was filed by the Company pursuant to the Registration Rights Agreement must become effective before the Company is required to pay to the investors liquidated damages, payable in cash or Common Stock, at the Company’s option, equal to 1% of the aggregate purchase price paid by the investors for the securities purchased in the private placement in connection with which the Registration Rights Agreement was executed, and an additional 1% for each month that the Company does not cause it to be declared effective, with maximum liquidated damages of 10% of the aggregate gross proceeds of the Offering.  If the Company does not cause the registration statement to be declared effective by May 12, 2009, the liquidated damages will be calculated as if the deadline for effectiveness were January 9, 2009, the original deadline under the Registration Rights Agreement.  A prior Waiver and General Release dated December 30, 2008 had extended the January 9, 2009 deadline to February 20, 2009.

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

SinoHub, Inc.

We have audited the accompanying consolidated balance sheets of SinoHub, Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s  internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SinoHub, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Jimmy C.H. Cheung & Co.
JIMMY C.H. CHEUNG & CO

Certified Public Accountants

Hong Kong
Date:  February 25, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$774
Accounting Fees and Expenses	15,000
Legal Fees and Expense	40,000
Printing Expenses	1,000
Miscellaneous	0
3,226
Total	$60,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  The Company’s Bylaws provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of the Company, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company’s Amended and Restated Bylaws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company (and, at the discretion of the Board of Directors of the Company, employees and agents of the Company to the extent that Delaware law permits the Company to provide indemnification to such persons)  in excess of the indemnification and advancement otherwise permitted under Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others. The provision does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and executive officers, that require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys’ fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing, or investigation (collectively, a “Proceeding”), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section.  The Company currently maintains such insurance.

Settlement by the Company. The right of any person to be indemnified is subject always to the right of the Company by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933.  Shares issued to SinoHub’s shareholders were not registered under the Securities Act of 1933, as amended (“Securities Act”) in reliance upon the exemption from the registration requirements provided in Section 4(2) of, or the safe harbor from such registration provided by Regulation S, promulgated under the Securities Act.

Issuances of SinoHub International Securities

The following issuances of securities were made by SinoHub International prior to the Merger:

During April 2006, the Company issued 74,369 shares of common stock for services to third parties at fair value of $7,000.

During May 2006, the Company issued 956,166 shares of common stock to third parties for cash of $100,000.

During June 2006, the Company issued 1,062,407 shares of common stock to the spouse of the President in consideration for the forgiveness of $1,000,000 in outstanding debt.

During March 2007, the Company issued 371,842 shares of common stock to the spouse of the CEO for agreeing to let SinoHub use the condominium in which she holds 50% ownership (and Henry T. Cochran owns the remaining 50%) as collateral for a bank loan at fair value of $43,000.

During May 2007, the Company issued 956,166 shares of common stock to the former Chief Financial Officer. The shares were valued at the market price on the date of issuance yielding an aggregate fair value of $109,000.

During November 2007, the Company issued 69,057 shares of common stock for services to third parties at fair value of $7,865.

On March 20, 2007, a former employee exercised his stock options to purchase 8,301 shares of common stock for $781.

On June 8, 2007, a former employee exercised his stock options to purchase 2,656 shares of common stock for $250.

On November 12, 2007, a warrant to purchase 148,537 shares was exercised for common stock for $17,000. The warrant was initially issued for services on November 12, 2006 and was exercisable at $0.11 per share of the Company’s common stock. The warrant was determined to have a total market value of $9,000 using the Black-Scholes option pricing model.

On November 19, 2007, a former director exercised his non-qualified stock option to purchase 36,520 shares of common stock for $3,438. The option to purchase 53,120 shares of common stock was initially issued on January 19, 2005.  The remaining part of the option to purchase 15,625 shares of common stock expired and was forfeited.

On December 5, 2007, a director exercised his non-qualified stock option to purchase 53,120 shares of common stock for $2,500. The option was initially issued on June 1, 2001.

On December 11, 2007, a stockholder exercised his warrant to purchase 106,241 shares of Series A Convertible Preferred Stock for $17,000.  The warrant was initially issued as partial consideration for a loan made by the stockholder to the Company on June 21, 2004 and was exercisable at $0.16 per share of the Company’s Series A Convertible Preferred Stock.

On December 28, 2007, a stockholder exercised his warrant to purchase 130,451 shares of common stock for $15,000. The warrant was initially issued for services on January 27, 2007 and was exercisable at $0.11 per share of the Company’s common stock.

On November 27, 2007, the Company sold a warrant to purchase 265,602 of the Company’s Series C Convertible Preferred Stock at an exercise price of $0.75 per share to an accredited investor for a purchase price of $50,000.  During November and December 2007, the Company sold 1,699,852 shares of Series C Convertible Preferred Stock for $1,280,000, which shares include 265,602 shares issued upon the exercise of the warrant. The shares were sold to four accredited investors, including the warrant holder.

Issuances of Liberty Alliance, Inc. Securities

The following issuances of securities were made by Liberty Alliance, Inc. prior to its merger with SinoHub:

In June 2006, Liberty Alliance, Inc. issued 5,714,286 shares of restricted common stock to Lorikeet, Inc., a company controlled by Steven L. White, its principal stockholder and sole officer and director prior to the merger with SinoHub, for $20,000.

In June 2006, the Company issued 142,858 shares of restricted common stock to a non-affiliate investor for $2,500 and an additional 142,858 shares to another non-affiliate investor for $2,500.  In September of 2006, all of these shares were re-purchased by the Company.

In February 2007, the Company issued 142,858 shares of restricted common stock to a non-affiliate investor for $2,500 and an additional 142,858 shares to another non-affiliate investor for $2,500.

All of the shares issued by Liberty Alliance, Inc. were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and no commissions were paid relating to any of the securities issued.

Issuances of Company Securities

The following issuances of securities were made by the Company in connection with or subsequent to the Merger:

Pursuant to the Agreement and Plan of Merger, on May 14, 2008, we issued 18,290,000 shares of our common stock to the former stockholders of SinoHub, Inc. (approximately 46 holders).  Such securities were not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, in part pursuant to Regulation S and Regulation D under the Securities Act of 1933 and in part pursuant to Section 4(2) of the Securities Act of 1933.  We made this determination based on the representations of the stockholders of SinoHub, Inc. that such stockholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such stockholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the entities and individuals understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Upon the closing of the Merger, we also issued 510,000 shares of the Company’s common stock to certain consultants for services rendered in connection with the Merger.  The vast majority of these shares were issued to a consultant, JCGlobal Capital Partners LLC, who provided consulting services to help the company engage SEC counsel and investment bankers in the process of the Company’s Chinese operations becoming part of a public entity through a reverse merger and raising a private investment in public equity. In particular, JCGlobal advised SinoHub International directly in consummating a reverse merger involving Liberty Alliance, Inc., a NASD over-the-counter bulletin board shell company.

In July 2008, we issued an aggregate of 190 shares of the Company’s common stock to shareholders who held fractional shares as a result of the 1-3.5 reverse stock split of the Company’s common stock effected in July 2008.  The shares were issued to round up the fractional shares pursuant to the terms of the amendment to the Company’s Certificate of Incorporation effecting the reverse stock split.  As no consideration was paid by the shareholders for such shares the issuance of such shares did not constitute a “sale” under the Securities Act.

Between August 6, 2008 and November 19, 2008, we issued an aggregate of 1,900 shares of the Company’s common stock to odd lot holders in order to bring their holdings up to round lots.  The holders were all holders of the shares of the Company’s common stock prior to the Merger but who otherwise had no relationship with the Company.  The shares were initially offered in reliance on the position that such issuances were not a “sale” as such term is defined in Section 2(a)(3) of the Securities Act as there was no cash consideration paid for such shares.  The sole consideration for the shares was the execution and delivery of lock-up agreements by these stockholders pursuant to which they agreed to lock up their shares until July 18, 2009.  However, as the issuance of the shares was conditioned on the execution of the lock-up agreements, the lock-up agreements may be deemed sufficient consideration to cause such issuance to be deemed a “sale” under the Securities Act.  If this occurred, the Company would have been required to either register the shares under the Securities Act or issue the shares pursuant to a different exemption from registration, and accordingly the holders of the shares may have rescission rights.

On September 10, 2008, the Company entered into and closed a Securities Purchase Agreement with certain accredited investors named therein (“PIPE Investors”) in a private offering (the “Offering”) for an aggregate of (i) 4,406,533 shares of common stock, (ii) three-year warrants to purchase an aggregate of 1,101,628 shares of common stock at an exercise price of $2.15 per share and (iii) five-year warrants to purchase an aggregate of 1,101,628 shares of common stock at an exercise price of $3.00 per share, which resulted in gross proceeds to the Company of $7,491,110.

Global Hunter Securities, LLC (“Global Hunter”) acted as placement agent with respect to the Offering and received a cash fee of $524,378 (equal to 7% of the gross proceeds of the Offering) and warrants to purchase an aggregate of 308,457 shares of common Stock (equal to 7% of the number of shares of common stock issued in the Offering), with 154,228 shares at an exercise price of $2.15 per share and 154,229 shares at an exercise price of $3.00 per share. In addition, through December 10, 2009, Global Hunter is entitled to (i) serve as lead underwriter or exclusive placement agent to the Company for any equity financing and (ii) serve as exclusive financial advisor and may receive fees in the event of an extraordinary transaction with certain entities introduced to the Company by Global Hunter.

The warrants issued in the Offering may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise” (in which case the Company will not receive additional proceeds) if after six months from the date of original issuance a registration statement permitting the PIPE Investors to resell the warrant shares is not then effective or the prospectus is not then available for the resale of the warrant shares. The warrants also provide the holder with anti-dilution price protection.

The common stock and warrants described above were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  In connection with the sale of these securities, the Company relied on each of the Investors' written representations that it was an "accredited investor" as defined in Rule 501(a) of the Securities and Exchange Commission.  In addition, neither the Company nor anyone acting on its behalf offered or sold these securities by any form of general solicitation or general advertising.

On October 29, 2008 certain employees exercised their stock options to purchase an aggregate of 71,166 shares of common stock for an aggregate price of $8,000. These shares were offered and sold in reliance on the exemption from registration afforded by Rule 701 promulgated under the Securities Act.  While Rule 701 is generally unavailable to issuers subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), at the time of such issuances the staff of the Division of Corporation Finance of the Securities and Exchange Commission had issued its Devon Energy Corporation no action letter (available May 12, 1989) based on a situation in which, following a corporate acquisition, the acquired private company’s stock plan and options were assumed by the publicly registered parent company and the options were converted into options to purchase stock of the parent, sales of stock pursuant to the exercise of such options may be made in reliance on Rule 701.  The options exercised by the employees were in all instances issued by SinoHub International in accordance with the terms of Rule 701 prior to the Merger and assumed by the Company pursuant to the terms of the Merger.

On December 16, 2008, the Company issued 22,200 shares of common stock for services to 14 employees at fair value of $50,000 pursuant to the Company’s 2008 Stock Plan.  The shares were offered in reliance on the position that such issuances were not a “sale” as such term is defined in Section 2(a)(3) of the Securities Act.  The issuance involved a limited number of shares and was voluntary on the part of the Company.  The issuance of the shares was not tied to the achievement of specific performance goals, and the employee recipients were not offered the opportunity to choose between cash and the shares.  To the extent that such shares are deemed to have been granted to the employees for consideration, such grants may be deemed to have been sales under the Securities Act, and in the absence of another applicable exemption from registration, the employees may be entitled to rescission rights with respect to such grants.

On January 19, 2009 certain employees exercised their stock options to purchase an aggregate of 76,977 shares of common stock for an aggregate price of $11,575.  These shares were offered and sold in reliance on the exemption from registration afforded by Rule 701 promulgated under the Securities Act.  While Rule 701 is generally unavailable to issuers subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), at the time of such issuances the staff of the Division of Corporation Finance of the Securities and Exchange Commission had issued its Devon Energy Corporation no action letter (available May 12, 1989) based on a situation in which, following a corporate acquisition, the acquired private company’s stock plan and options were assumed by the publicly registered parent company and the options were converted into options to purchase stock of the parent, sales of stock pursuant to the exercise of such options may be made in reliance on Rule 701.  The options exercised by the employees were in all instances issued by SinoHub International in accordance with the terms of Rule 701 prior to the Merger and assumed by the Company pursuant to the terms of the Merger.

On January 26, 2009 an employee exercised stock options to purchase an aggregate of 1,832 shares of common stock for an aggregate price of $225.  These shares were offered and sold in reliance on the exemption from registration afforded by Rule 701 promulgated under the Securities Act.  While Rule 701 is generally unavailable to issuers subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), at the time of such issuances the staff of the Division of Corporation Finance of the Securities and Exchange Commission had issued its Devon Energy Corporation no action letter (available May 12, 1989) based on a situation in which, following a corporate acquisition, the acquired private company’s stock plan and options were assumed by the publicly registered parent company and the options were converted into options to purchase stock of the parent, sales of stock pursuant to the exercise of such options may be made in reliance on Rule 701.  The options exercised by the employees were in all instances issued by SinoHub International in accordance with the terms of Rule 701 prior to the Merger and assumed by the Company pursuant to the terms of the Merger.

Pursuant to a registration rights agreement, the Company has agreed to file a registration statement covering the resale of the shares of Common Stock issued and issuable upon the exercise of the warrants, to the PIPE Investors no later than October 25, 2008, and to have such registration statement declared effective on or before January 9, 2008.  The Company has received an extension of this date to May 12, 2009 from the PIPE Investors.  If the Company does not timely cause the registration statement to be declared effective by May 12, 2009, then each PIPE Investor will be entitled to liquidated damages, payable in cash or Common Stock, at the Company’s option, equal to 1% of the aggregate purchase price paid by such Investor for the securities, and an additional 1% for each month that the Company does not cause the registration statement to be declared effective, with such damages determined as if January 8, 2009 remained the deadline for the effectiveness of the registration statement.  Notwithstanding the foregoing, in no event shall liquidated damages exceed 10% of the aggregate gross proceeds of the Offering.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

2.1
Agreement and Plan of Merger by and among Liberty Alliance, Inc., a Delaware corporation, SinoHub Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, SinoHub, Inc., a Delaware corporation and Steven L. White, the principal stockholder of Liberty Alliance, Inc., dated May 12, 2008 (includes registration rights for the holders of shares subject to a lock-up).  (1)

3.1	Amendment and Amended and Restated Certificate of Incorporation of SinoHub, Inc. **
3.3	Amended and Restated Bylaws of SinoHub, Inc., as amended by Amendment No. 1.*
4.1	Form of Series A and B Common Stock Warrant. (3)
5.1	Opinion of Seyfarth Shaw, LLP. *
10.1	Lease dated June 10, 2008 between San On Investments No. 1 Limited and B2B Chips, Limited***
10.2	Lease Agreement by and between Zhou Dan and SinoHub SCM Shanghai, Ltd. dated March 23, 2006. (2)
10.3	Shanghai Wai Gao Qiao Bonded Zone Tenancy Agreement by and between Shanghai Xin Yong Logistics Ltd. and SinoHub Electronics Shanghai, Ltd., dated June 1, 2008. (2)
10.4	Lease Contract dated August 10, 2008 between China Great Wall Computer Shenzhen Co., Ltd. and SinoHub SCM Shenzhen, Ltd.***
10.5	Securities Purchase Agreement dated September 10, 2008, among SinoHub, Inc. and the investors listed on the Schedule of Buyers on Annex A. (3)
10.6	Registration Rights Agreement dated September 10, 2008, among SinoHub, Inc. and the investors signatory thereto. (3)
10.6.1	Waiver and General Release Agreement dated December 30, 2008 among SinoHub, Inc. and the investors signatory thereto.*****
10.6.2	Second Waiver and General Release Agreement dated February 19, 2009 among SinoHub, Inc. and the investors signatory thereto.*****
10.6.3	Third Waiver Agreement dated March 6, 2009 among SinoHub, Inc. and the investors signatory thereto.*****
10.7	Declaration of Trust dated January 30, 2008 between SinoHub Electronics Shenzhen, Ltd., (as “Beneficial Owner”), and Hantao Cui (as the “Trustee”).***
10.8	Form of Contract of Employment. (2)
10.9	Form of Non-Solicitation, Invention Assignment and Non-Disclosure Agreement. (4)
10.10	Trade Financing Loan between Shenzhen Branch, China Construction Bank and SinoHub SCM Shenzhen, Ltd. commencing on August 22, 2008 *****
10.11	Short Term Loan Contract between CIB Shenzhen Branch and SinoHub SCM Shenzhen, Ltd. for six months commencing on September 25, 2008.*****
10.12	Credit Line Contract between CIB Shenzhen Branch and SinoHub SCM Shenzhen, Ltd. for one year commencing September 25, 2008.*****
10.13	Promissory Note Issued by SinoHub, Inc. to Henry T. Cochran, dated January 17, 2007. (2)
10.14	Promissory Note Issued by SinoHub, Inc. to Peter Schech, dated January 27, 2007***
10.15	Promissory Note Issued by SinoHub, Inc. to Peter Schech, dated January 27, 2008***
10.16	Promissory Note Issued by SinoHub, Inc. to Jan Rejbo, dated June 20, 2007***
10.17	Promissory Note Issued by SinoHub, Inc. to Tracey C. Hutchinson, dated January 26, 2007***
10.18	Contract of Employment dated January 1, 2009 between SinoHub Electronics Shenzhen, Ltd and Henry T. Cochran****
10.19	Employment Contract dated January 1, 2009 between B2B Chips, Ltd. and Henry T. Cochran****
10.20	Contract of Employment dated January 1, 2009 between SinoHub Electronics Shenzhen, Ltd and Lei Xia****
10.21	Employment Contract dated January 1, 2009 between B2B Chips, Ltd. and Lei Xia*****
10.22	Contract of Employment dated January 1, 2009 between SinoHub Electronics Shenzhen, Ltd and De Hai Li****
10.23	Employment Contract dated January 1, 2009 between B2B Chips, Ltd. and De Hai Li*****
10.24	Guaranty Agreement dated June 26, 2007 between SinoHub SCM Shenzhen, Ltd. and Shenzhen Hongfeng Paper Products Co. Limited *****
10.25	Form of Lock-Up Agreement between SinoHub, Inc, and certain shareholders of SinoHub, Inc.*
10.26	SinoHub, Inc. 2008 Stock Plan *
10.26.1	SinoHub, Inc. 2000 Stock Plan.******
10.27	Contract of Mortgage of Maximum Amount dated August 21, 2008 between CIB Shenzhen Nanxin and Linda Marie Hetue*****

10.28	Contract of Guarantee of Maximum Amount dated August 21, 2008 between CIB Shenzhen Nanxin and Lei Xia.*****
10.29	Contract of Guarantee of Maximum Amount dated August 21, 2008 between CIB Shenzhen Nanxin and Hantao Cui*****
10.30	Equity Transferring Agreement dated January 17, 2008 between SinoHub Electronics Shenzhen Ltd. and SinoHub SCM Shanghai Ltd.*****
10.31	Equity Transferring Agreement dated April 10, 2008 between B2B Chips Limited and SinoHub Technology (Hong Kong) Limited*****
10.32	Loan for Export Rebates Custody Account between Shenzhen Branch, China Construction Bank and SinoHub SCM Shenzhen, Ltd. commencing on May 12, 2008 ******
10.33	Loan for Import Duties Custody Account between Shenzhen Branch, China Construction Bank and SinoHub SCM Shenzhen, Ltd. commencing on February 4, 2009 ******
10.34	Contract of Guarantee of Maximum Amount dated September 21, 2008 between CIB Shenzhen Nanxin and SinoHub Electronics Shenzhen, Ltd.******
10.35	Contract of Guarantee of Maximum Amount dated September 21, 2008 between CIB Shenzhen Nanxin and Shenzhen Yin Zhao Co., Ltd.******
10.36	Form of Indemnification Agreement for Officers and Directors.******
10.37	Registration Rights Agreement dated as of April 13, 2009, among SinoHub, Inc. and the stockholders signatory thereto. ******
10.38	Lock-Up Agreement among Global Hunter Securities, LLC, Henry T. Cochran and Lei Xia. *
10.39	Comprehensive Financing Line Contract between Shenzhen Branch, Bank of Hangzhou and SinoHub SCM Shenzhen, Ltd. commencing on April 6, 2009.*
10.40	Financing Guarantee Letter dated April, 2009 between Shenzhen Branch, Bank of Hangzhou and Lei Xia.*
10.41	Financing Guarantee Letter dated April, 2009 between Shenzhen Branch, Bank of Hangzhou and De Hai Li.*
10.42	Financing Guarantee Letter dated April, 2009 between Shenzhen Branch, Bank of Hangzhou and Hantao Cui.*
21.1	List of Subsidiaries.*****
23.1	Consent of Independent Registered Public Accounting Firm. *
23.2	Consent of Seyfarth Shaw, LLP (contained in Exhibit 5.1)*
24	Power of Attorney (included on the signature page of this registration statement).*

(1) Incorporated by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on May 15, 2008.
(2) Incorporated by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on May 20, 2008.
(3) Incorporated by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on September 16, 2008.
(4) Incorporated by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on September 22, 2008.

*Filed herewith.
** Previously filed with the Registration Statement on Form S-1 on October 24, 2008.
*** Previously filed with Amendment No. 1 to the Registration Statement on Form S-1 on December 17, 2008.
**** Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 on January 20, 2009.
***** Previously filed with Amendment No. 3 to the Registration Statement on Form S-1 on March 17, 2009.
****** Previously filed with Amendment No. 4 to the Registration Statement on Form S-1 on April 14, 2009.
******* Previously filed with Amendment No. 5 to the Registration Statement on Form S-1 on May 4, 2009.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes, that for the purpose of determining liability of the registrant under the Securities Act of 1933, to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in Shenzhen, the People’s Republic of China, on May 11 , 2009.

SINOHUB, INC.
By: /s/ Henry T. Cochran
Henry T. Cochran
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry T. Cochran as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Henry T. Cochran	Director and Chief Executive Officer	May 11, 2009
Henry T. Cochran	(Principal Executive Officer)

/s/ De Hai Li*	Chief Financial Officer	May 11, 2009
De Hai Li	(Principal Financial and Accounting Officer)

/s/ Lei Xia*	Director	May 11, 2009
Lei Xia

/s/ Charles T. Kimball*	Director	May 11, 2009
Charles T. Kimball

/s/ Will Wang Graylin*	Director	May 11, 2009
Will Wang Graylin

/s/Richard L. King*	Director	May 11, 2009
Richard L. King

/s/Robert S. Torino*	Director	May 11, 2009
Robert S. Torino

/s/ Afshin Yazdian*	Director	May 11, 2009
Afshin Yazdian

*	by Henry T. Cochran, under Power of Attorney